AS FILED WITH THE COMMISSION ON JULY 20, 1999         REGISTRATION NO. 333-79195

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            FRUIT OF THE LOOM, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2315                  36-3361804
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------

                            FRUIT OF THE LOOM, LTD.

             (Exact name of registrant as specified in its charter)

        CAYMAN ISLANDS                       2315                     NONE
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                           --------------------------

    5000 SEARS TOWER, 233 SOUTH WACKER DRIVE, CHICAGO, ILLINOIS 60606, (312)
                                    876-1724

    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                JOHN J. RAY III

                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

                            FRUIT OF THE LOOM, INC.

                                5000 SEARS TOWER

                             233 SOUTH WACKER DRIVE

                            CHICAGO, ILLINOIS 60606

                                 (312) 876-1724

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                            HOWARD S. LANZNAR, ESQ.

                               MARK D. WOOD, ESQ.

                             KATTEN MUCHIN & ZAVIS

                             525 WEST MONROE STREET

                            CHICAGO, ILLINOIS 60661

                                 (312) 902-5200

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                                                  PRIMARY STANDARD
                                                            JURISDICTION OF    I.R.S. EMPLOYEE       INDUSTRIAL
                                                            INCORPORATION OR    IDENTIFICATION   CLASSIFICATION CODE
NAME                                                          ORGANIZATION           NO.               NUMBER
---------------------------------------------------------  ------------------  ----------------  -------------------
Aliceville Cotton Mill, Inc. ............................       Alabama             63-0398991             2228
The B.V.D. Licensing Corporation.........................       Delaware            13-2873530             2388
Dekalb Knitting Corporation, Inc. .......................       Alabama             61-1218696             2300
Fayette Cotton Mill, Inc. ...............................       Alabama             63-0400244             2228
FOL Caribbean Corporation................................       Delaware            61-1296288             8599
Fruit of the Loom Arkansas, Inc. ........................       Arkansas            61-1167075             2315
Fruit of the Loom Caribbean, Inc. .......................       Delaware            61-1153959             4200
Fruit of the Loom, Inc. .................................       New York            05-0144075             2388
Fruit of the Loom Trading Company........................       Delaware            61-1207878             8980
FTL Regional Sales Company, Inc. ........................       Delaware            61-1278881             2388
FTL Sales Company, Inc., f/k/a Fruit of the Loom Sales
  Co., Inc. .............................................       New York            13-5591934             8980
Fruit of the Loom, Texas, Inc. ..........................        Texas              61-1152526             2315
Gitano Fashions Limited..................................       Delaware            36-3940847             2799
Greenville Manufacturing, Inc. ..........................     Mississippi           61-1221118             2315
Jet Sew Technologies, Inc. ..............................       New York            16-1442737             3500
Leesburg Yarn Mills, Inc. ...............................       Alabama             31-1298216             6749
Martin Mills, Inc. ......................................      Louisiana            72-0688301             2315
Pro-Player, Inc. ........................................       New York            13-3122774             2799
Rabun Apparel, Inc. .....................................       Georgia             58-2012332             2250
Russell Hosiery Mills, Inc. .............................    North Carolina         56-0503626             2250
Salem Sportswear Corporation.............................       Delaware            04-3119649             2228
Salem Sportswear, Inc. ..................................    New Hampshire          02-0359850             2799
Sherman Warehouse Corporation............................     Mississippi           64-0439662             4200
Union Sales, Inc. .......................................       Delaware            61-0909765             6749
Union Underwear Company, Inc. ...........................       New York            61-0505082             2315
Union Yarn Mills, Inc. ..................................       Alabama             63-0360168             2228
Whitmire Manufacturing, Inc. ............................    South Carolina         61-1233121             2250
Winfield Cotton Mill, Inc. ..............................       Alabama             63-0400565             2228

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

                   SUBJECT TO COMPLETION, DATED JULY 20, 1999


PROSPECTUS

                                     [LOGO]

                            FRUIT OF THE LOOM, INC.

                               OFFER TO EXCHANGE

                $250,000,000 OF OUR 8 7/8% SENIOR NOTES DUE 2006

            FOR ALL OF OUR OUTSTANDING 8 7/8% SENIOR NOTES DUE 2006


      THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 22, 1999, UNLESS WE EXTEND THE OFFER.


                      MATERIAL TERMS OF THE EXCHANGE OFFER

    - The terms of the new 8 7/8% senior notes due 2006 that we are offering in this prospectus are substantially identical to the terms of our already outstanding 8 7/8% senior notes. However, certain transfer restrictions and registration and exchange rights relating to the outstanding notes will not apply to the exchange notes.

    - All outstanding notes that are validly tendered and not withdrawn will be exchanged.

    - Tenders of outstanding notes may be withdrawn anytime prior to the expiration of the exchange offer.

    - We do not intend to apply for the listing of the exchange notes on any securities exchange or quotation system.

    INVESTING IN THE EXCHANGE NOTES INVOLVES CERTAIN RISKS. FOR DETAILS, SEE "RISK FACTORS" BEGINNING ON PAGE 7.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is July   , 1999

                                 --------------

                               TABLE OF CONTENTS

                                           Page
                                           -----

Where You Can Find More Information...          ii

Prospectus Summary....................           1

Summary Financial Data................           5

Risk Factors..........................           7

Cautionary Statement Regarding
  Forward-Looking Statements..........           9

Capitalization........................          10

Use Of Proceeds.......................          11

Our Business..........................          12

The Reorganization....................          18

                                           Page
                                           -----

Description Of Our Existing
  Indebtedness........................          20

Description Of The Notes..............          23

The Exchange Offer....................          50

United States Federal Income Tax
  Considerations......................          58

Cayman Islands Taxation...............          62

Plan Of Distribution..................          63

Experts...............................          63

Legal Matters.........................          63

Index To Financial Statements.........         F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ON INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 relating to the exchange notes. This prospectus, which is a part of the registration statement, does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. For additional information, you should refer to the registration statement, including its exhibits. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in the registration statement may not be complete. For a more complete understanding of the contents of any contract, agreement or other document filed as an exhibit to the registration statement or otherwise filed with the SEC, you should refer to the copies of such documents filed with the SEC.

    We and, since the reorganization discussed in this prospectus, FTL-Cayman file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we and FTL-Cayman file with the SEC at:

    - the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

    - the public reference facilities at the SEC's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; or

    - the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    Some of the locations may charge a modest fee for copies. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Also, you may access any documents we file with the SEC on its website at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" certain documents we file with it. This means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

    We incorporate by reference the following documents:

    - Our Annual Report on Form 10-K for the fiscal year ended January 2, 1999;

    - Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 1999;


    - Our Current Reports on Form 8-K dated February 17, 1999, March 4, 1999, March 24, 1999 and June 16, 1999; and


    - The Quarterly Report on Form 10-Q of Fruit of the Loom, Ltd. for the fiscal quarter ended April 3, 1999.


    - The Current Report on Form 8-K of Fruit of the Loom, Ltd. dated June 16, 1999.


    We also incorporate by reference any future filings we and Fruit of the Loom, Ltd. make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the expiration date of the exchange offer.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                            Fruit of the Loom, Inc.
                                5000 Sears Tower
                             233 South Wacker Drive
                            Chicago, Illinois 60606
                         Attention: Investor Relations
                           Telephone: (312) 876-1724


    To obtain timely delivery of any copies of filings requested, please write or telephone us no later than August 17, 1999.

                               PROSPECTUS SUMMARY

    FOR YOUR CONVENIENCE, WE HAVE PROVIDED A BRIEF SUMMARY OF INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE DECIDING TO EXCHANGE YOUR OUTSTANDING NOTES FOR THE EXCHANGE NOTES. YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS," AND THE OTHER DOCUMENTS WE REFER YOU TO. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO MORE COMPLETE DESCRIPTIONS OF THE TOPICS PRESENTED IN THIS SUMMARY.

                                  THE COMPANY

OUR BUSINESS (PAGE 12)

    We are a leading international, vertically integrated basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. We are one of the largest producers of men's and boys' underwear, activewear for the screenprint T-shirt and fleece market, women's and girls' underwear, casualwear, women's jeanswear and childrenswear. We also design, manufacture and market licensed sports apparel bearing the names, tradenames and logos of professional sports teams and leagues, colleges and universities. We believe our primary strengths are our excellent brand recognition, low cost production processes, and strong relationships with major discount chains and mass merchandisers.

    We are a subsidiary of Fruit of the Loom, Ltd., a Cayman Islands company. Our principal executive offices are located at 5000 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 876-1724. We have a website at http://www.fruit.com.

THE REORGANIZATION (PAGE 18)

    On March 4, 1999, we completed a corporate reorganization in which Fruit of the Loom, Ltd., formerly our subsidiary, became our parent holding company. Fruit of the Loom, Ltd. is referred to as "FTL-Cayman" in this prospectus. FTL-Cayman, initially through us, continues to conduct the businesses we were engaged in immediately prior to the reorganization. During the remainder of 1999 and 2000, we will transfer substantially all of our businesses and subsidiaries located outside of the United States to FTL-Cayman.

    FTL-Cayman was registered and incorporated under the laws of the Cayman Islands on January 23, 1998 to become our parent holding company. FTL-Cayman's principal offices are located at P.O. Box 31311 SMB, Safehaven Corporate Center, Grand Cayman, Cayman Islands, BWI, and its telephone number is (345) 949-6690. Prior to the reorganization, FTL-Cayman did not have any significant assets or engage in any business or prior activities other than in connection with the reorganization. As of the date of this prospectus, FTL-Cayman's only significant asset is our common stock.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

NOTES OFFERED (PAGE 23)

    $250,000,000 aggregate principal amount of 8 7/8% senior notes due 2006. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture.

MATURITY DATE (PAGE 23)

    April 15, 2006.

INTEREST PAYMENT DATES (PAGE 23)

    April 15 and October 15 of each year, beginning on October 15, 1999.


FTL-CAYMAN GUARANTEE (PAGE 24)


    The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by FTL-Cayman.

SUBSIDIARY GUARANTEES (PAGE 23)

    The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of our principal domestic subsidiaries, referred to in this prospectus as the "guarantor subsidiaries." The subsidiary guarantees of the exchange notes will be effective only during non-investment grade rating periods, as defined on page 45 of this prospectus.


OPTIONAL REDEMPTION (PAGE 24)

    We may redeem the exchange notes, in whole or in part at any time and from time to time, at a redemption price determined as set forth in this prospectus under the heading "Description of the Notes--Optional Redemption."

RANKING (PAGE 24)

    The exchange notes will be senior unsecured obligations of FTL-Cayman and each of our guarantor subsidiaries. They will not be secured and will rank equal in right of payment with all of our senior unsecured obligations which exist now or which we may incur in the future. The guarantees by FTL-Cayman and our guarantor subsidiaries of the exchange notes will not be secured and will rank equal in right of payment with all other senior unsecured obligations of FTL-Cayman and each of our guarantor subsidiaries.

    We have outstanding secured debt and guarantees. The exchange notes will effectively rank junior to our secured debt and the secured debt of FTL-Cayman and the guarantor subsidiaries to the extent of the assets securing the debt. The exchange notes will also be effectively subordinated to all liabilities of our subsidiaries which are not guaranteeing the exchange notes. Additionally, during investment grade rating periods, as defined on page 44 of this prospectus, the exchange notes will be effectively subordinated to all liabilities of the guarantor subsidiaries. We, FTL-Cayman and the guarantor subsidiaries may issue additional secured indebtedness, subject to some limitations. For more information, see "Description of Our Existing Indebtedness."

CHANGE OF CONTROL (PAGE 25)

    Upon a change of control, as described in this prospectus under the heading "Description of the Notes--Change of Control," we will be required to offer to repurchase all of the exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes tendered, plus accrued and unpaid interest, if any, to the date of the repurchase.

RESTRICTIVE COVENANTS (PAGE 26)

    The indenture under which the exchange notes will be issued contains covenants for your benefit which restrict our ability to incur additional indebtedness and to take or allow our subsidiaries to take other actions.

                   SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

EXCHANGE AND REGISTRATION RIGHTS
AGREEMENT (PAGE 50)

    We issued the outstanding notes on March 23, 1999 to Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Scotia Capital Market (USA), Inc. These initial purchasers subsequently resold the outstanding notes to institutional investors in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. We, FTL-Cayman, our guarantor subsidiaries and the initial purchasers entered into the registration rights agreement that provides for the exchange offer.

THE EXCHANGE OFFER (PAGE 51)

    We are offering the exchange notes in exchange for an equal principal amount of outstanding notes. As of this date, there are $250,000,000 aggregate principal amount of outstanding notes. You may tender outstanding notes only in integral multiples of $1,000.

RESALE OF EXCHANGE NOTES (PAGE 50)

    We believe that the exchange notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - you are acquiring the exchange notes in the ordinary course of your business;

    - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

    - you are not an "affiliate" of ours.

    If any of the above are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

    Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act upon a resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes. For more information, see "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES (PAGE 7)

    If you do not exchange your outstanding notes for exchange notes, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell the outstanding notes unless they are registered under the Securities Act, and we will have no obligation to register them, except for some limited exceptions. This limitation does not apply if you offer or sell them under an exemption from the registration requirements of the Securities Act.

EXPIRATION DATE (PAGE 52)


    The exchange offer will expire at 5:00 p.m., New York City time, on August 22, 1999, unless we extend the expiration date.


INTEREST ON THE EXCHANGE NOTES (PAGE 51)

    The exchange notes will accrue interest at 8 7/8% per year, from either the last date we paid interest on the outstanding notes you exchanged or, if no interest has been paid, from the date of the issuance of the outstanding notes. We will pay interest on the exchange notes on April 15 and October 15 of each year, beginning October 15, 1999.

CONDITIONS TO THE EXCHANGE OFFER (PAGE 55)

    The exchange offer is subject to the following conditions:

    - the exchange offer or the exchange by a holder of an outstanding note must not violate any applicable law or applicable interpretation of law by the staff of the SEC;

    - the outstanding notes must be properly tendered in accordance with the exchange offer; and

    - each holder exchanging outstanding notes for exchange notes must make customary representations.

PROCEDURES FOR TENDERING OUTSTANDING
NOTES (PAGE 52)

    If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal and transmit it together with all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at the address specified on the cover page of the letter of transmittal. Alternatively, you can tender your outstanding notes by following the procedures for book-entry transfer, as described in this prospectus.

GUARANTEED DELIVERY PROCEDURES (PAGE 54)

    If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus.

WITHDRAWAL RIGHTS (PAGE 55)

    You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent by 5:00 p.m., New York City time, on the date the exchange offer expires.

ACCEPTANCE OF OUTSTANDING NOTES AND DELIVERY OF EXCHANGE NOTES (PAGE 51)

    We will accept all outstanding notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, as long as all of the conditions are met. We will deliver the exchange notes promptly after the expiration date.

TAX CONSIDERATIONS (PAGE 58)

    We believe that the exchange of outstanding notes for exchange notes should not be a taxable exchange for federal income tax purposes. However, you should consult your tax adviser about the tax consequences to you of this exchange.

EXCHANGE AGENT (PAGE 56)

    The Bank of New York is serving as exchange agent for the exchange offer. The address of The Bank of New York is 101 Barclay Street -- 21W New York, New York 10286.

FEES AND EXPENSES (PAGE 56)

    We will bear all expenses related to the exchange offer and complying with the registration rights agreement.

ADDITIONAL INTEREST (PAGE 57)

    If we do not complete the exchange offer on or before August 24, 1999, the interest rate on the outstanding notes will increase until we complete the exchange offer.


                              RECENT DEVELOPMENTS



    Effective as of July 20, 1999, we amended our credit agreement to provide for, among other things, modifications to certain of our financial covenants, the granting of liens on substantially all of our assets and the assets of our guarantor subsidiaries and an increase in the rates of interest payable by us on loans and letters of credit. The holders of each of our 7% debentures due 2011, 6 1/2% senior notes due 2003 and 7 3/8% debentures due 2023, together with the lenders under our CSFB Advantage Lease and certain guaranteed debt, also will share equally in such collateral. For more information, see "Description of our Existing Indebtedness." The lenders under the CSFB Advantage Lease, however, only will be secured to the extent of their residual value guarantee.



    As of the date of this Prospectus, we are in compliance with all of our financial covenants. However, we cannot be sure how long we will continue to be in compliance with these covenants. If we fail to comply with the financial covenants in the credit agreement, a default will exist, not only under the credit agreement, but also under all of our other existing debt documents, including the outstanding notes and the exchange notes. If an event of default exists, the lenders are entitled to foreclose upon their collateral. If the lenders foreclose on their collateral, we may not have sufficient funds to pay all of our debts.

                             SUMMARY FINANCIAL DATA
                          (IN MILLIONS, EXCEPT RATIOS)

    In the table below, we present our summary financial data for each of the years in the three-year period ended January 2, 1999. We derived this data from our consolidated financial statements which were audited by Ernst & Young LLP, independent auditors. This data reflects our results at the dates and for the periods indicated. In the table below, we also present our summary financial data for each of the three month periods ended March 28, 1998 and April 3, 1999 and as of April 3, 1999. This data is unaudited, but we believe it reflects all adjustments necessary for a fair presentation of our results at the dates and for the periods indicated. Our results for the three months ended April 3, 1999 are not necessarily indicative of results to be expected for the full year. The unaudited as adjusted data are based upon our historical financial statements. We have prepared the unaudited as adjusted credit data to give effect to the repurchase and the repayment at maturity of our 7 7/8% senior notes, as though the repurchase and the repayment had been completed at the beginning of each of the periods presented. We have prepared the unaudited as adjusted balance sheet data to give effect to the repurchase and the repayment as though they had been completed at April 3, 1999. You should not conclude that the unaudited as adjusted data (1) reflect our actual results that would have occured or our financial position that would have existed or (2) project our results for any future period or our financial position as of any future date. You should read this summary financial data along with "Management Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, included elsewhere or incorporated by reference in this prospectus.

    FTL-Cayman commenced operations on March 4, 1999. For the three months ended April 3, 1999, the summary statement of operations and balance sheet data of FTL-Cayman were identical to ours, except that our net loss for the period indicated was $8.7 and FTL-Cayman's was $9.0. This difference was due to a minority interest in FTL-Cayman's statement of operations.

                                                               YEARS ENDED                    THREE MONTHS ENDED
                                                 ---------------------------------------  --------------------------
                                                 DECEMBER 31,  DECEMBER 31,  JANUARY 2,    MARCH 28,
                                                     1996          1997         1999         1998      APRIL 3, 1999
                                                 ------------  ------------  -----------  -----------  -------------
STATEMENT OF OPERATIONS DATA:
Net sales(1)...................................   $  2,447.4    $  2,139.9    $2,170.30    $   457.2     $   408.7
Gross earnings(2)..............................        722.9         495.5       605.50        147.7          94.4
Operating earnings (loss)(3)...................        318.2        (287.7)      234.90         58.0           6.9
Earnings (loss) from continuing operations
  before extraordinary items and cumulative
  effect of change in account
  principles(3)(4)(5)..........................        146.6        (385.4)      135.90         31.2          (8.7)
OTHER DATA:
Depreciation and amortization..................   $    155.7    $    154.2    $   111.3    $    32.0     $    30.8
EBITDA(6)......................................        470.3         265.4        305.7         84.3          36.5
EBITDA margin(7)...............................         19.2%         12.4%        14.1%        18.4%          8.9%
Capital expenditures...........................   $     44.5    $     55.4    $    41.9    $     6.4     $     6.7

                                                                                             YEAR ENDED     12 MONTHS
                                                                                            DECEMBER 31,      ENDED
                                                                                                1998      APRIL 3, 1999
                                                                                            ------------  -------------
CREDIT DATA (AS ADJUSTED):
Interest expense..........................................................................        100.9          97.2
Ratio of EBITDA to interest expense.......................................................          3.0x          2.7x
Ratio of total debt to EBITDA.............................................................          3.7           4.9

                                                                                            AS OF APRIL 3, 1999
                                                                                          ------------------------
                                                                                          HISTORICAL   AS ADJUSTED
                                                                                          -----------  -----------
BALANCE SHEET DATA:

Total assets............................................................................   $ 2,374.2      2,374.2
Total debt, including current maturities................................................     1,249.5      1,251.6
Common stockholders' equity.............................................................       457.2        455.1

(footnotes begin on page 6)

(1) In November 1996, we sold our hosiery manufacturing operations and related assets for $73.8 in cash. Giving effect to this sale as if it had occurred at the beginning of the prior periods presented, our net sales would have been $2,349.8 in 1996, but our operating and net earnings would not have been materially affected, as the purchaser of the business also entered into a ten year licensing agreement with us which substantially replaced the earnings which we would otherwise have generated.

(2) 1997 data include pretax charges of $49.8 related to inventory valuation write-downs.

(3) 1997 data include pretax charges of $409.3 related to (a) costs associated with the closing or disposal of a number of domestic manufacturing and distribution facilities and attendant personnel reductions, impairment write-downs of a number of domestic and foreign manufacturing and distribution facilities and inventory valuation write-downs and (b) a compensation agreement at Pro Player. 1999 data reflects (a) the reversal of a pretax charge of $22.0 related to a compensation agreement at Pro Player and (b) increases to pretax earnings of $15.3 resulting from finalization of certain estimates recorded in connection with the special charges taken in 1997.

(4) 1996 data include a pretax charge of $35.0 related to our evaluation of exposure under the guarantee of the debt of Acme Boot Company, Inc., an affiliate. 1996 data also include $24.1 related to reversal of excess income tax liabilities for tax years through December 31, 1991, all of which closed for federal income tax purposes effective December 31, 1996.

(5) 1997 data include pretax charges of $32.4 principally from retained liabilities related to former subsidiaries and $32.0 related to our evaluation of exposure under the guarantees of the debt of Acme Boot. 1999 data reflect increases to pretax earnings of $1.5 resulting from finalization of certain estimates recorded in connection with the special charges taken in 1997.

(6) For purposes of this prospectus, EBITDA is defined as:

    - operating earnings (loss) PLUS

    - depreciation and amortization (net of deferred financing fees and original issue discount) PLUS

    - restructuring and special charges which impact operating earnings (loss), net of any reversals of these charges.

We present EBITDA here to provide you with additional information about our ability to meet future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it as an alternative either to net income as an indicator of our performance or to cash flow as a measure of our liquidity. Our calculation of EBITDA may not be comparable to that reported by other companies. The table below sets forth our calculation of EBITDA for the periods referenced:

                                                                   YEAR ENDED                    THREE MONTHS ENDED
                                                    ----------------------------------------  ------------------------
                                                    DECEMBER 31,   DECEMBER 31,  JANUARY 2,    MARCH 28,    APRIL 3,
                                                        1996           1997         1999         1998         1999
                                                    -------------  ------------  -----------  -----------  -----------
Operating earnings (loss).........................    $   318.2     $   (287.7)   $   234.9    $    58.0    $     6.9
Depreciation and amortization.....................        155.7          154.2        111.3         32.0         30.8
Deferred financing fees and OID...................         (3.6)          (2.9)        (3.2)         (.8)        (1.2)
Restructuring and Special Charges.................           --          409.3           --           --           --
Reversal of Restructuring and Special Charges.....           --           (7.5)       (37.3)        (4.9)          --
                                                         ------    ------------  -----------       -----        -----
  EBITDA..........................................    $   470.3     $    265.4    $   305.7    $    84.3    $    36.5
                                                         ------    ------------  -----------       -----        -----
                                                         ------    ------------  -----------       -----        -----

We estimate that, excluding the effects of Hurricane Mitch, which interrupted our assembly operations in Central America, our EBITDA would have been approximately $312.8 for the fiscal year ended January 2, 1999.

(7) EBITDA margin represents EBITDA as a percentage of net sales.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS TOGETHER WITH THE OTHER MATTERS DESCRIBED OR REFERENCED IN THIS PROSPECTUS BEFORE YOU DECIDE WHETHER TO EXCHANGE YOUR OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER.

IF YOU FAIL TO PARTICIPATE IN THE EXCHANGE OFFER, YOUR OPPORTUNITIES TO SELL
  YOUR NOTES IN THE FUTURE WILL BE LIMITED

    We issued the outstanding notes in a private offering exempt from the registration requirements of the Securities Act of 1933. Accordingly, you may not offer, sell or otherwise transfer your outstanding notes except in compliance with the registration requirements of the Securities Act and applicable state securities laws or pursuant to exemptions from, or in transactions not subject to, these registration requirements. If you do not exchange your outstanding notes for exchange notes in this exchange offer, your outstanding notes will continue to be subject to these transfer restrictions after the completion of this exchange offer.

    When we complete this exchange offer, if you have not tendered your outstanding notes in this exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell the outstanding notes unless they are registered under the Securities Act, and we will have no obligation to register them, with some limited exceptions. This limitation does not apply if you offer or sell them under an exemption from the registration requirements of the Securities Act.

WE MAY BE ADVERSELY AFFECTED BY OUR SUBSTANTIAL DEBT

    Our substantial debt creates risks for the holders of the exchange notes, including:

    - a substantial portion of our cash flow will be dedicated to debt service and unavailable for our operations;

    - our ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited;

    - we are more vulnerable to adverse general economic and industry conditions; and

    - we are vulnerable to higher interest rates, because portions of our borrowings are at variable rates of interest.

    Subject to certain restrictions and financial tests, we may incur additional indebtedness in the future.

WE MAY NOT BE ABLE TO SERVICE OUR DEBT

    We may not have sufficient cash flow from operations or future working capital borrowings to service our debt, including the exchange notes, or to make necessary capital expenditures. Our ability to make scheduled payments of principal of, pay interest on, or refinance our debt, including the exchange notes, depends on our future results. In part, our results are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

THE EXCHANGE NOTES AND THE GUARANTEES ARE JUNIOR TO SECURED INDEBTEDNESS AND
  OTHER LIABILITIES, WHICH WOULD LIMIT COLLECTIBILITY OF THE EXCHANGE NOTES IN THE EVENT OF BANKRUPTCY


    Neither the exchange notes nor the guarantees are secured by any of our assets or any assets of FTL-Cayman or the guarantor subsidiaries. Therefore, the exchange notes and the guarantees will effectively rank junior to all the secured obligations of us, FTL-Cayman and the guarantor subsidiaries to the extent of the assets securing those obligations. We have outstanding debt and guarantees which are secured by substantially all of our assets and the assets of our guarantor subsidiaries. If we, FTL-Cayman or one of the guarantor subsidiaries becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, claims of any secured lenders for the assets securing the obligation will take priority over any claim of the holders of the exchange notes for those assets. After the claims of the secured lenders are satisfied, there may not be assets remaining to fully satisfy the obligations under the exchange notes. The exchange notes will also be effectively subordinated to all liabilities of our subsidiaries which are not guaranteeing the exchange notes. Additionally, during investment grade periods, the exchange notes will be effectively subordinated to all liabilities of the guarantor subsidiaries, including trade payables. See "Description of Our Existing Indebtedness" and "Description of the Notes -- Ranking."

THE NOTES AND OUR OTHER DEBT RESTRICTS OUR ACTIVITIES

    The indenture for the notes contains covenants that limit our ability to incur additional indebtedness and to take other actions or to allow our subsidiaries to take other actions. In addition, under our credit agreement, we are required to satisfy specified financial covenants, including a maximum leverage ratio, a minimum interest coverage ratio, and a minimum fixed charge coverage ratio. Our ability to comply with any such covenants may be affected by events beyond our control. If we breach any of the covenants, amounts we have borrowed could become immediately due and payable. See "Description of Our Existing Indebtedness" and "Description of the Notes -- Restrictive Covenants."

A FEDERAL OR STATE COURT MAY VOID OR ALTER OUR OBLIGATIONS UNDER YOUR NOTES OR
  THE GUARANTEES

    Under federal or state fraudulent transfer laws, a court could:

    - void all or part of our obligations, or the obligations of FTL-Cayman or any of the guarantor subsidiaries, to the holders the exchange notes;

    - subordinate our obligations, or the obligations of FTL-Cayman or any of the guarantor subsidiaries, to holders of the exchange notes to other existing and future debt to a greater extent than would otherwise be the case; or

    - order holders of the exchange notes to return any amounts paid to them under the exchange notes to us or to a fund benefitting our creditors,

if the court finds that, at the time we sold the notes, we, FTL-Cayman or the guarantor subsidiaries did not receive consideration of reasonably equivalent value for the notes and:

    - were "insolvent," which means we or it could not pay our debts when they came due or the sum of our debts was greater than the fair value of all of our or its assets, or we or it became insolvent as a result of the obligations under the notes;

    - did not have enough capital to operate our or its business following the sale of the notes;

    - intended to incur, or believed we or it would incur, debts beyond our or its ability to pay them as they become due; or

    - intended to hinder, delay or defraud creditors.

    If the obligations of any guarantor subsidiary were voided, holders of the exchange notes would have to look for payment from our assets or the assets of any remaining guarantor subsidiaries or FTL-Cayman. The standards for insolvency vary. We cannot predict which standard a court would apply or if a court would determine that we, FTL-Cayman or any of the guarantor subsidiaries were insolvent at the time of the sale of the notes or became insolvent as a result of the sale.

YOUR OPPORTUNITIES TO SELL NOTES IN THE FUTURE COULD BE LIMITED

    There currently is no market for the exchange notes. We do not plan to apply for listing of the exchange notes on any securities exchange or any other quotation system. Therefore, there may not be an active trading liquid market for the exchange notes. The market price and liquidity of the exchange notes could be materially adversely affected by the absence of an active trading market.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains, and the documents incorporated by reference in this prospectus contain or will contain, statements which describe or reflect our beliefs concerning future business conditions and the outlook for us and FTL-Cayman. These "forward-looking statements," as defined by the federal securities laws, include statements relating to our and FTL-Cayman's anticipated future operating performance, business prospects and opportunities, and merchandising strategies. Wherever possible, we have identified them by words such as "anticipates," "believes," "estimates," "expects," "projects" and similar expressions. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. They are subject to risks, uncertainties and other factors which could cause our and FTL-Cayman's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include:

    - financial strength of the total industry generally and the mass market channel specifically;

    - the level of consumer spending for apparel;

    - the amount of sales by us and FTL-Cayman of activewear screenprint products;

    - the competitive pricing environment within the basic apparel segment of the apparel industry;

    - our and FTL-Cayman's ability to develop new products;

    - our and FTL-Cayman's effective income tax rate;

    - the success of planned advertising, marketing and promotional campaigns;

    - the resolution of legal proceedings and other contingent liabilities;

    - currency exchange rate fluctuations, compliance with foreign laws and other risks relating to international activities;


    - our and FTL-Cayman's successful planning and execution of production necessary to maintain inventories at levels sufficient to meet product demand; and


    - weather in the locations where we manufacture and sell our products.

    Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

                                 CAPITALIZATION
                                 (IN MILLIONS)

    In the table below, we present our capitalization at April 3, 1999. We present both our actual capitalization on that date and our capitalization as adjusted to give effect to the repurchase and the repayment at maturity of our 7 7/8% senior notes as described under "Use of Proceeds." Our capitalization will not change as a result of the exchange offer. You should read this table along with our consolidated financial statements and the related notes and the other financial data contained or incorporated by reference in this prospectus.

                                                                                            ACTUAL    AS ADJUSTED
                                                                                           ---------  -----------
                                                                                            AS OF APRIL 3, 1999
                                                                                           ----------------------
Total debt (including current maturities):
  Capitalized lease obligations, maturing 1999-2017(1)...................................  $    47.9   $    47.9
  Variable rate credit agreement, maturing 1999-2002(2)..................................      303.5       555.5
  Variable rate Irish Term Loan, maturing 1999(3)........................................       12.1        12.1
  Variable rate Foreign Credit Facility, maturing 2000(3)................................       13.0        13.0
  7 7/8% Senior Notes, maturing 1999(4)..................................................      249.9          --
  6 1/2% Senior Notes, maturing 2003(5)..................................................      149.3       149.3
  8 7/8% Senior Notes, maturing 2006(6)..................................................      248.4       248.4
  7% Debentures, maturing 2011(7)........................................................       77.3        77.3
  7 3/8% Debentures, maturing 2023(8)....................................................      148.1       148.1
                                                                                           ---------  -----------
    Total debt...........................................................................    1,249.5     1,251.6
                                                                                           ---------  -----------
Preferred stock..........................................................................       71.7        71.7
                                                                                           ---------  -----------

Common stockholders' equity:
Common stock.............................................................................      255.5       255.5
Retained earnings........................................................................      267.6       265.5
Currency translation and minimum pension liability.......................................      (65.9)      (65.9)
                                                                                           ---------  -----------
    Total common stockholders' equity....................................................      457.2       455.1
                                                                                           ---------  -----------
    Total capitalization.................................................................  $ 1,778.4   $ 1,778.4
                                                                                           ---------  -----------
                                                                                           ---------  -----------

------------------------

(1) Represents the principal portion of the obligations and includes $30.3 of debt of our subsidiaries which are not guarantors under our credit agreement. The capitalized leases are secured by the related property under lease.

(2) Actual data includes $70.0 outstanding under the term facility and $233.5 outstanding under the revolving credit facility.

(3) Represents indebtedness of our subsidiaries which are not guarantors under our credit agreement.

(4) Net of unamortized discount of $0.1.

(5) Net of unamortized discount of $0.7.

(6) Net of unamortized discount of $1.6.

(7) Net of unamortized discount of $47.7.

(8) Net of unamortized discount of $1.9.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our ratios of earnings to fixed charges for the periods indicated below were as follows:

                                     YEARS ENDED                                        THREE MONTHS
-------------------------------------------------------------------------------------       ENDED
 DECEMBER 31,                        DECEMBER 31,                        JANUARY 2,       APRIL 3,
     1994        DECEMBER 31, 1995       1996        DECEMBER 31, 1997      1999            1999
---------------  -----------------  ---------------  -----------------  -------------  ---------------
        2.6x                --              2.5x                --             2.3x            0.7x

    We calculate our ratios of earnings to fixed charges by dividing (1) our fixed charges plus our pretax earnings from continuing operations by (2) our fixed charges. Our fixed charges consist of interest expense, the interest component of rent expense and amortization of deferred financing costs. We had deficiencies in earnings to cover fixed charges of $218,000,000 for the year ended December 31, 1995 and $450,600,000 for the year ended December 31, 1997.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the exchange offer. For issuing the exchange notes, we will receive the outstanding notes in the same principal amount. We will retire and cancel the outstanding notes we receive in exchange for the exchange notes. Therefore, our outstanding debt will not increase.


    We received proceeds from the sale of the outstanding notes, after deducting purchasers' discounts and expenses, of approximately $242,200,000. We used these net proceeds initially to repay outstanding borrowings under our credit agreement. We expect to use the availability under our credit agreement created through this repayment to satisfy our repurchase obligations under our 7 7/8% senior notes or to repay the 7 7/8% senior notes at maturity. As required by the indenture for the 7 7/8% senior notes, on April 5, 1999, following the completion of our corporate reorganization, we commenced a change of control offer to repurchase the 7 7/8% senior notes at a price equal to 101% of the principal amount of these notes. This offer expired on May 20, 1999. Holders of $204,228,000 of aggregate principal amount of the 7 7/8% senior notes tendered their notes. On June 4, 1999, we paid these tendering holders an aggregate purchase price of $206,270,280 plus accrued interest. The remaining $45,772,000 principal amount of the 7 7/8% senior notes will mature by the terms of the indenture for these notes on October 15, 1999. See "Description of Our Existing Indebtedness."

                                  OUR BUSINESS

    We are a leading international, vertically integrated basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens. We are one of the largest producers of men's and boys' underwear, activewear for the screenprint T-shirt and fleece market, women's and girls' underwear, casualwear, women's jeanswear and childrenswear. We sell products principally under the FRUIT OF THE LOOM-REGISTERED TRADEMARK-,
BVD-REGISTERED TRADEMARK-, SCREEN STARS-REGISTERED TRADEMARK-, BEST-TM-, MUNSINGWEAR-REGISTERED TRADEMARK-, WILSON-REGISTERED TRADEMARK-, GITANO-REGISTERED TRADEMARK- AND CUMBERLAND BAY-TM- brand names. In addition to undecorated products, we offer underwear, sportswear and T-shirts decorated with licensed characters, including STAR WARS-TM-, BATMAN-TM-, SUPERMAN-TM-, SPIDERMAN-TM-, LOONEY TUNES-TM-, SESAME STREET-TM-, SCOOBY-DOO-TM-, WOODY WOODPECKER-TM-, CURIOUS GEORGE-TM- AND TELETUBBIES-TM-. Under the PRO PLAYER-REGISTERED TRADEMARK- and FANS GEAR-REGISTERED TRADEMARK- brands, we also design, manufacture and market licensed sports apparel bearing the names, tradenames and logos of the National Football League, the National Basketball Association, Major League Baseball and the National Hockey League, professional sports teams and many colleges and universities, as well as the likenesses of popular professional athletes.

    We are a fully integrated manufacturer and perform most of our own yarn spinning, knitting, cloth finishing, cutting, sewing and packaging. We consider our primary strengths to be our excellent brand recognition, low cost production resulting primarily from the offshore location of substantially all of our labor-intensive manufacturing operations, and strong relationships with major discount chains and mass merchandisers. We believe that consumer awareness of our value, quality and competitive prices will benefit us in any retail environment where consumers are value conscious.

ORGANIZATION

    We have organized our business into four areas:

(1) RETAIL PRODUCTS, representing 50% of our 1998 net sales. We generally sell our retail products to major discount chains and mass merchandisers. These products consist of:

       - men's and boys' underwear;

       - women's and girls' underwear;

       - undecorated domestic casualwear, T-shirts and fleecewear;

       - international casualwear T-shirts, 70% of which are sold in Canada, 16% in Mexico and 14% in Japan;

       - women's and girls' jeanswear; and

       - childrenswear;

(2) ACTIVEWEAR, representing 28% of our 1998 net sales. We sell our activewear products to large wholesale distributors. These distributors break down bulk purchases for resale to the screenprint market and specialty retailers. Our activewear products consist primarily of T-shirts and fleecewear;

(3) LICENSED SPORTSWEAR, representing 9% of our 1998 net sales. We distribute our licensed sportswear products in the mass merchant channel and to sports specialty and department stores; and

(4) EUROPEAN BUSINESS, representing 13% of our 1998 net sales. We sell our European apparel product offering to the retail market (37%) and to wholesale distributors for resale to the imprint market (63%). Our European apparel product offerings generally consist of T-shirts, fleecewear and polo shirts. These products are sold primarily in Western European countries.

PRODUCTS

    Within our four business areas, we produce a wide range of basic apparel products. We believe that price, product quality, customer service and responsive delivery are important factors in the sale of our products. We divide our products into seven categories:

(1) MEN'S AND BOYS' UNDERWEAR. We offer a broad array of men's and boys' underwear including briefs, boxer shorts, T-shirts and A-shirts, and colored and "fashion" underwear. We sell these products primarily to major discount chains and mass merchandisers. A recent survey found that the FRUIT OF THE LOOM brand was the most recognized of 90 men's apparel brands, with 97% brand awareness. We sell all-cotton and cotton-blend underwear under our FRUIT OF THE LOOM and BVD brand names. We generally design our products sold under the BVD brand name to appeal to a more premium market. We price these products higher than those we sell under the FRUIT OF THE LOOM brand name. Under our licensing arrangements, we manufacture and market men's and boys' underwear bearing the MUNSINGWEAR and KANGAROO-REGISTERED TRADEMARK-trademarks in the United States and overseas markets. We are one of the market leaders in men's and boys' underwear, with a 1998 domestic market share of approximately 32%.

    The following table illustrates our 1998 domestic market share position in the men's and boys' underwear market.

                           MEN'S AND BOYS' UNDERWEAR

                                                                                TOTAL MASS
                                                            TOTAL MARKET    MERCHANDISER MARKET
                                                            -------------  ---------------------
Fruit of the Loom.........................................          32%                46%
Hanes (Sara Lee)..........................................          37%                42%
Private Label.............................................          15%                 6%
Jockey....................................................           6%             --
Other.....................................................          10%                 6%
                                                                  -----              -----
                                                                   100%               100%
                                                                  -----              -----
                                                                  -----              -----


(2) ACTIVEWEAR. We produce and sell undecorated T-shirts and fleecewear under the SCREEN STARS brand name and premium fleecewear and T-shirts under the FRUIT OF THE LOOM, LOFTEEZ and BEST BY FRUIT OF THE LOOM labels. We manufacture these products in a variety of styles and colors. We sell them to distributors, screenprinters and specialty retailers. We believe that we are the largest domestic activewear manufacturer and supplier for screenprinters, with a domestic market share of the screenprint T-shirt market of approximately 30% for 1998.

    The following table illustrates our 1998 domestic market share position in the screenprint T-shirt market and screenprint fleece market.


                                  SCREENPRINT


                                                       TOTAL T-SHIRT MARKET   TOTAL FLEECE MARKET
                                                       ---------------------  -------------------
Fruit of the Loom....................................              30%                   18%
Jerzees..............................................               8%                   28%
Hanes (Sara Lee).....................................              15%                    8%
Lee..................................................               --                    8%
Gildan...............................................               8%                    --
Anvil................................................               5%                    --
Tultex...............................................               --                    4%
Delta................................................               5%                    --
Other................................................              29%                   34%
                                                                 -----                 -----
                                                                  100%                  100%
                                                                 -----                 -----
                                                                 -----                 -----


(3) WOMEN'S AND GIRLS' UNDERWEAR. We offer a variety of women's and girls' underwear under the FRUIT OF THE LOOM brand name, including cotton, nylon and lycra panties. We sell these products primarily to major discount chains and mass merchandisers. In addition, we have granted a license to Warnaco Inc. for the manufacture and sale of bras, slips, camisoles and other products under the FRUIT OF THE LOOM brand name in North America. We also license the use of the FRUIT OF THE LOOM brand name to a manufacturer of sheer hosiery. We are one of the branded market leaders in the fragmented women's and girls' underwear market, with a 1998 domestic market share of approximately 15%.

    The following table illustrates our 1998 domestic market share position in the women's and girls' underwear market.

                          WOMEN'S AND GIRLS' UNDERWEAR

                                                                                TOTAL MASS
                                                            TOTAL MARKET    MERCHANDISER MARKET
                                                            -------------  ---------------------
Fruit of the Loom.........................................          15%                24%
Hanes (Sara Lee)..........................................          37%                48%
Private Label.............................................          21%                12%
Other.....................................................          27%                16%
                                                                  -----              -----
                                                                   100%               100%
                                                                  -----              -----
                                                                  -----              -----

(4) CASUALWEAR. We market undecorated T-shirts and fleece tops, shorts and bottoms to mass merchandisers as casualwear under the FRUIT OF THE LOOM, BVD and MUNSINGWEAR brands. We produce casualwear in separate Spring and Fall lines, with updated color selections for each of the men's, women's, boys' and girls' categories. Our national marketing program includes national advertising and local cooperative advertising promotions and in-store merchandising. The casualwear market is fragmented and has no dominant brands.

(5) WOMEN'S JEANSWEAR. We design, manufacture and market women's jeanswear and jeans related sportswear to mass merchandisers under GITANO and other trademarks. In addition to our core GITANOapparel products, we license the production and sale of a variety of accessories and other products bearing the GITANO trademark.

    The following table illustrates our 1998 domestic market share position in the total mass merchandiser women's and girls' jeans market.

                            WOMEN'S AND GIRLS' JEANS

                                                                               TOTAL MASS
                                                                           MERCHANDISER MARKET
                                                                          ---------------------
Fruit of the Loom.......................................................              10%
VF Corp (Lee, Riders, Wrangler).........................................              15%
Chic....................................................................              11%
Private Label...........................................................              41%
Other...................................................................              23%
                                                                                    -----
                                                                                     100%
                                                                                    -----
                                                                                    -----

(6) LICENSED SPORTSWEAR. We design, manufacture and market sports apparel under licenses granted by major professional sports leagues, professional players and many colleges and universities in the United States. We also have licenses from The Walt Disney Company for its ESPN and X-Games properties. We sell a wide variety of quality sportswear, including T-shirts, sweatshirts, shorts and outerwear, primarily under the PRO PLAYER and FANS GEAR brands and the WILSON trademark. We manufacture and market a wide variety of decorated sportswear to retail stores and mass merchants. Under our PRO PLAYER brand, we design and market heavyweight jackets, lightweight jackets, headwear and other outerwear and T-shirts and fleecewear bearing the logos or insignia of professional sports and college teams and leagues.

(7) CHILDRENSWEAR. We offer a broad array of childrenswear, including decorated underwear, under the FUNPALS-REGISTERED TRADEMARK-,
    FUNGALS-REGISTERED TRADEMARK- and UNDEROOS-REGISTERED TRADEMARK- brand names. The decorated underwear generally has pictures of licensed movie or cartoon characters.

BUSINESS STRATEGY

    LOW COST MANUFACTURING. Our strategy is to use our automated textile manufacturing facilities in the United States for yarn spinning, knitting, bleaching and dyeing, together with low cost offshore operations for labor-intensive cutting, sewing and finishing activities. This combination allows us to optimize our cost structure and offer continued value to our customers. As part of this strategy, over the last three years we transferred substantially all of our sewing operations to locations in Mexico, the Caribbean and Central America. In 1998, over 95% of our garments were sewn offshore, as compared to approximately 12% at the beginning of 1995. We estimate that, as a result of our moving sewing operations offshore, we have reduced our assembly costs by more than $150 million annually. Based on our selling price points and operating margins on our various products, we believe that we are one of the lowest cost producers in the markets we serve.

    UTILIZING CONTRACT MANUFACTURERS. Contract manufacturers assembled approximately half of our garments sewn offshore in 1998. We assembled the remaining half, consisting primarily of large volume styles, at our owned and operated facilities. While we believe we have the greatest cost reduction potential at our owned facilities, we use contract manufacturers for the following reasons:

    - to balance internal capacity requirements;

    - to manufacture low volume specialty garments;

    - to accommodate seasonal or one-time programs; and

    - to bridge capacity in our move from domestic plant to offshore plant sewing.

We have increased our sewing capacity in Mexico and Central America and expect to continue to reduce our reliance on contract manufacturing, resulting in further cost reductions.

    DEVELOPING PRODUCT LINE EXTENSIONS AND NEW PRODUCTS. We continue to expand our existing product lines with variations designed to enhance product demand and increase revenues. Specifically, we have responded to the popularity of boxers in the men's and boys' underwear product category by expanding our offerings of boxers and boxer briefs in various patterns and silhouettes. In the women's and girls' underwear category, we are introducing new products through our FTL Sport and Close Comfort programs, which feature styles for improved fit and more comfortable feeling fashions. In the childrenswear category, we are introducing an updated line of our Underoos brand costume underwear sets in a variety of popular character prints, including new licensing properties such as Star Wars, Superman, Spiderman and Teletubbies. In addition, we are introducing new product variations in our activewear and licensed sportswear categories, including our authentic program with the National Hockey League for team jerseys and uniforms.

    EXPANDING MARKETING PROGRAMS. Our marketing programs emphasize the quality and consistency of the brands we own and those we license from others. We are increasing our emphasis on marketing programs, with an enhanced commitment to advertising and promotional programs. In 1996, we signed a ten-year agreement to rename Joe Robbie Stadium, home of the Miami Dolphins, Florida Marlins and the 1999 Super Bowl, as Pro Player Stadium. In addition, we have launched a new advertising campaign focusing on Fruit of the Loom, BVD and Pro Player products.

    ENHANCING INFORMATION SYSTEMS. We have committed additional resources to enhance our information systems. Through these efforts we have developed a new order entry system enabling activewear retailers to order from wholesalers through the Internet and have implemented electronic data interchange with our major retail customers. In addition, we have implemented our vendor managed inventory, or "VMI" program, enabling us to partner with our customers and allowing these customers to maintain optimal inventory levels. The VMI program and other enhancements of information systems enable us to improve use of our own inventories by matching production more closely with customer point of sale information. We plan to continue our efforts in the information systems area in 1999 and future years to improve our efficiency and customer service.

MARKETING AND DISTRIBUTION

    We sell our products to over 10,000 accounts, including all major discount chains and mass merchandisers, wholesale clubs and screenprinters. We also sell to many department, specialty, drug and variety stores, national chains, supermarkets and sports specialty stores. In 1998, approximately 83% of the domestic products we sold through retail channels were sold to major discount chains and mass merchandisers, approximately 10% were sold to specialty stores, and approximately 7% were sold to department stores. We believe that if we were to lose any one customer, a large percentage of these sales would shift to other outlets due to the high degree of brand awareness and consumer loyalty to our products. Sales to our largest customer represented approximately 17% of our net sales in 1998. Additionally, sales to our second largest customer represented approximately 12% of our net sales in 1998. We primarily sell our products through a nationally organized direct sales force of full-time employees. We also sell some of our products through independent sales representatives. We ship our products from five primary distribution centers.

    We believe that our primary strengths include our long-standing excellent relationships with major discount chains and mass merchandisers. These retailers accounted for approximately 64% of the men's and boys' underwear and approximately 61% of the women's and girls' underwear sold in the United States in 1998, up from approximately 59% and 54% in 1993. In these U.S. channels, we supplied approximately 46% of the men's and boys' underwear, compared to 42% for our principal competitor, and approximately 24% of the women's and girls' underwear, compared to 48% for our principal competitor. During the last several years, many of our principal customers have revamped their inventory and distribution systems, requiring their suppliers to offer more flexible product deliveries. In response to these demands and to enable us to better monitor and control our own inventory levels, we have made substantial investments in information systems and in upgrading our warehousing and distribution capabilities.

    We extensively market our activewear and, to a lesser extent, our other products outside the United States, principally in Europe, Canada, Japan and Mexico. In order to serve these markets, we have manufacturing plants in Canada, the Republic of Ireland and Northern Ireland. We also have manufacturing operations in Morocco, where we sew cut fabrics from the Republic of Ireland and return them to Europe for sale.

LICENSING AND TRADEMARKS

    We own the FRUIT OF THE LOOM, BVD, SCREEN STARS, BEST, LOFTEEZ, CUMBERLAND BAY and other trademarks, which are registered or protected by common law in the United States and in many foreign countries. We use these trademarks on our men's, women's and children's underwear and activewear. We own the GITANO trademark, which is registered in the United States and in many foreign countries for use principally in connection with our women's jeanswear, sportswear and other apparel and accessory items.

    We license properties from different companies for our lines of decorated underwear, sportswear and T-shirts. Among the characters we license are STAR WARS, BATMAN, SUPERMAN, SPIDERMAN, LOONEY TUNES, POWER RANGERS-TM-, SCOOBY-DOO, SESAME STREET, ANASTASIA-TM-, WOODY WOODPECKER, CURIOUS GEORGE and TELETUBBIES. We also have a license to use the MUNSINGWEAR and KANGAROO trademarks on our men's and boys' underwear and certain activewear. We have a license to use the WILSON brand on our sweatshirts and sweatpants, T-shirts, shorts and other athletic activewear.

    In addition, we own the PRO PLAYER and FANS GEAR trademarks for our licensed sportswear business. We license properties, including team insignia, images of professional athletes and college logos from the National Football League, the National Basketball Association, Major League Baseball, the National Hockey League, professional players' associations and individual players and many colleges and universities in the United States. We use these owned and licensed trademarks on our sports apparel, principally T-shirts, shorts, sweatshirts, jerseys, and lightweight and heavyweight jackets.

                               THE REORGANIZATION

GENERAL

    On March 4, 1999, we completed a corporate reorganization pursuant to which FTL-Cayman, a Cayman Islands company and formerly our subsidiary, became our parent holding company. FTL-Cayman, initially through us, continues to conduct the businesses in which we were engaged immediately prior to the reorganization. During the remainder of 1999 and 2000, we will transfer substantially all of our businesses and subsidiaries located outside of the United States to FTL-Cayman, or direct or indirect foreign subsidiaries of FTL-Cayman, other than certain interests of ours in Canada and Mexico and our beneficial ownership of certain trademarks. The shareholders of FTL-Cayman have the same relative voting rights as our stockholders prior to the reorganization. A holder of FTL-Cayman Class A ordinary shares owns an interest in a parent holding company with subsidiaries that together are engaged in the same business as we and our subsidiaries were engaged in before the reorganization. In connection with the reorganization, FTL-Cayman filed with the SEC a registration statement on Form S-4, Registration no. 333-46007, which became effective on September 16, 1998.

BACKGROUND AND REASONS FOR THE REORGANIZATION

    Our international activities and those of our subsidiaries are a significant part of our business activities. As part of our growth strategy, we have globally expanded the marketing and manufacturing of our apparel to target markets outside of the United States. In addition, to reduce costs and improve production efficiencies, we have much of our manufacturing operations outside of the United States. We currently derive, and expect to continue to derive, a substantial portion of our income from activities outside of the United States. For these reasons, our board determined it would be appropriate to effect a reorganization of Fruit of the Loom to create a more efficient worldwide structure.

THE MERGER AGREEMENT

    We completed the reorganization pursuant to an agreement and plan of merger. Pursuant to the merger agreement:

    - FTL Merger Corp., a Delaware subsidiary of FTL-Cayman we organized specifically for the reorganization, merged into us, and we were the surviving corporation;

    - each outstanding share of our Class A common stock, other than shares held in our treasury, automatically converted into one Class A ordinary share of FTL-Cayman. Each outstanding share of our Class B common stock automatically converted into one share of our exchangeable participating preferred stock;

    - the outstanding shares of common stock of FTL Merger Corp. automatically converted into that number of shares of our common stock which was equal to the number of shares of our Class A common stock outstanding on the date of the merger; and

    - all of the shares of FTL-Cayman we owned were repurchased by FTL-Cayman and canceled. The $100 subscription price we paid for these shares was returned to us.

    As a result, we became a subsidiary of FTL-Cayman, and all the FTL-Cayman Class A shares outstanding immediately after the merger were owned by former holders of our Class A common stock. William Farley and his affiliates also own four Class B redeemable ordinary shares of FTL-Cayman. They acquired these shares immediately prior to the reorganization.

    The shares of our exchangeable participating preferred stock issued to William Farley in exchange for his Shares of our Class B common stock, in the aggregate:

    - have a liquidation value equal to $71,700,000, the fair market value of our Class B common stock based upon the average closing price of our Class A common stock on the New York Stock Exchange for the 20 trading days prior to the date of the merger of $13.71;

    - are entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly;

    - are exchangeable at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 FTL-Cayman Class A ordinary shares;

    - are convertible at the option of the holder, in whole or from time to time in part, at any time into 4,981,000 shares of our Class A or Class B common stock;

    - participate with the holders of our Class A or Class B common stock in all dividends and liquidation payments in addition to its preference payments as if they had converted into our Class A or Class B common stock;

    - are redeemable by us, at our option, on or after March 4, 2002 at a redemption price equal to the then fair market value of our exchangeable participating preferred stock as determined by a nationally recognized investment banking firm; and

    - have the right to vote on all matters put to a vote of the holders of our common Class A or Class B common stock, voting together with those holders as a single class, and are entitled to the number of votes which the holder would have as if they had converted into our Class A or Class B common stock.

    The four FTL-Cayman Class B ordinary shares purchased by William Farley immediately prior to the reorganization have been designed to maintain the relative voting rights that existed immediately prior to the merger between our Class A common stock and our Class B common stock. The four FTL-Cayman Class B shares:

    - participate equally, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class A ordinary shares, upon the liquidation of FTL-Cayman and with respect to any dividends declared by the board of directors of FTL-Cayman;

    - vote together with the FTL-Cayman Class A ordinary shares on all matters, other than as required by Cayman Islands law with respect to certain extraordinary transactions, having the number of votes equal to the aggregate number of votes previously held by Fruit of the Loom Class B common stock (a total of approximately 29% of the aggregate voting power);

    - are redeemable proportionately upon the exchange, transfer to a non-affiliate of William Farley or redemption of our exchangeable participating preferred stock; and

    - are not transferable except to affiliates of William Farley.

EFFECTIVE TIME

    The reorganization became effective at the close of business on March 4, 1999, the date that we filed the certificate of merger with the Delaware Secretary of State.

    For additional financial and other information regarding the reorganization, you should review the pro forma financial statements of Fruit of the Loom and FTL-Cayman and the related notes included in this prospectus.

                    DESCRIPTION OF OUR EXISTING INDEBTEDNESS

    In addition to the outstanding notes, we are a party to various public and private debt instruments. The following is a description of the instruments which have an original principal amount in excess of $25,000,000:


    CREDIT AGREEMENT. We are party to a credit agreement among us, as borrower, certain of our subsidiaries and FTL-Cayman, as guarantors, and NationsBank, N.A., as administrative agent. Under our credit agreement, we have available a revolving credit facility with a maximum principal amount of $600,000,000 and a term facility with a maximum principal amount of $100,000,000. The revolving credit facility matures in September 2002. We must repay amounts outstanding under the term facility in $5,000,000 quarterly installments through September 2002. We may not reborrow amounts we repay under the term facility. As of July 3, 1999, there was $466,500,000 outstanding under the revolving credit facility and $65,000,000 outstanding under the term facility. Amounts outstanding under our credit agreement bear interest at (1) LIBOR PLUS a specified number of basis points (ranging from 87.5 to 275) or (2) the prime rate PLUS a specified number of basis points (ranging from 0 to 125), based upon our senior unsecured debt rating and leverage ratio. As of July 3, 1999, the borrowings under our credit agreement bore interest at a weighted average rate of 6.1%. Our credit agreement provides that our obligations under our credit agreement will be secured by a pledge of substantially all of our assets and the assets of our guarantor subsidiaries. Our obligations under our credit agreement also are guaranteed, jointly and severally, by FTL-Cayman and our guarantor subsidiaries.


    Our credit agreement contains affirmative and negative covenants, including:

    - certain reporting requirements;

    - maintenance of corporate existence, properties and insurance; and

    - restrictions on sales of assets, mergers and acquisitions, dividend payments, indebtedness, investments, guarantees, liens and transactions with affiliates.

    Our credit agreement also requires that we comply with specific financial covenants and ratios, including (1) a leverage ratio, (2) an interest coverage ratio and (3) a fixed charge coverage ratio. Events of default under our credit agreement include:

    - failure within a specific number of days to pay principal or interest when due;

    - breaches of covenants and failure to cure within a specified number of days;

    - breaches of representations and warranties;

    - cross defaults with other indebtedness;

    - certain events of bankruptcy;

    - violations of ERISA; and

    - certain events resulting in a change of control.


    7% DEBENTURES. We, as successor to Northwest Industries, Inc., are a party to an indenture, dated as of March 15, 1981, relating to $125,000,000 aggregate principal amount of 7% debentures due March 15, 2011. The amount reflected as outstanding on our balance sheet as of July 3, 1999 for the 7% debentures is $77,700,000, due to original issue discount. The indenture for the 7% debentures restricts the issuance of debt by certain of our subsidiaries, restricts transactions which constitute sale and leaseback transactions and limits our ability to incur secured debt. As long as our obligations under our credit agreement continue to be secured by substantially all of our assets and the assets of our guarantor subsidiaries, our obligations on the 7% debentures will be secured equally and ratably. During non-investment grade rating periods, as defined on page 45 of this prospectus, the 7% debentures will be guaranteed, jointly and severally, by our guarantor subsidiaries.


    7 7/8% SENIOR NOTES. We are also party to an indenture, dated as of October 15, 1992, relating to $250,000,000 aggregate principal amount of 7 7/8% senior notes due 1999. The amount reflected as outstanding on our balance sheet as of July 3, 1999 with respect to the 7 7/8% senior notes is $45,772,000. The indenture for the 7 7/8% senior notes contains covenants and events of default substantially similar to those set forth in the indenture for the exchange notes described in this prospectus. The 7 7/8% senior notes are not guaranteed by our guarantor subsidiaries and are not secured by the pledge of substantially all of our assets or the assets of our guarantor subsidiaries. As required by the indenture for the 7 7/8% senior notes, on April 5, 1999, following the completion of our corporate reorganization, we commenced an offer to repurchase the 7 7/8% senior notes at a price equal to 101% of the principal amount of these notes. This offer expired on May 20, 1999. Holders of approximately $204,228,000 principal amount of the 7 7/8% senior notes tendered their notes. On June 4, 1999, we paid these tendering holders an aggregate purchase price of $206,270,280 plus accrued interest. The remaining $45,772,000 principal amount of the 7 7/8% senior notes will mature by the terms of the indenture for these notes on October 15, 1999.



    6 1/2% SENIOR NOTES. We also are party to an indenture, dated as of November 30, 1993, relating to $150,000,000 aggregate principal amount of 6 1/2% senior notes due November 15, 2003. The amount reflected as outstanding on our balance sheet as of July 3, 1999 for the 6 1/2% senior notes is $149,400,000. The indenture for the 6 1/2% senior notes restricts the issuance of debt and preferred stock by certain of our subsidiaries, restricts transactions which constitute sale and leaseback transactions and limits our ability to incur secured debt. As long as our obligations under our credit agreement are secured by a pledge of substantially all of our assets and the assets of our guarantor subsidiaries, our obligations on the 6 1/2% senior notes must be equally and ratably secured. During non-investment grade rating periods, the 6 1/2% senior notes will be guaranteed, jointly and severally, by our guarantor subsidiaries.



    7 3/8% DEBENTURES. We also are party to an indenture dated as of November 30, 1993 relating to $150,000,000 aggregate principal amount of 7 3/8% debentures due November 15, 2023. The amount reflected as outstanding on our balance sheet as of July 3, 1999 for the 7 3/8% debentures is $148,100,000. Except for the maturity date and interest rate, our obligations on the 7 3/8% debentures, including the pledge of substantially all of our assets and the assets of our guarantor subsidiaries, are identical to those of the 6 1/2% senior notes. During non-investment grade rating periods, the 7 3/8% debentures will be guaranteed, jointly and severally, by our guarantor subsidiaries.



    OPERATING LEASE. Some of our subsidiaries are parties to a CSFB Advantage Lease dated September 30, 1994, as amended. We, our guarantor subsidiaries and FTL-Cayman have guaranteed the obligations of the subsidiary lessees under the CSFB operating lease. Pursuant to the CSFB operating lease and related documents, an owner-trustee purchases equipment at the request of the subsidiary lessees, and then leases the equipment back to the subsidiary lessees. A related credit agreement provides funds to the owner trustee to make the purchases. Amounts outstanding under the lease bear interest at either LIBOR or the prime rate, PLUS a specified number of basis points based upon our senior debt rating and leverage ratio. Payments of rent made by the subsidiary lessees under the CSFB operating lease mirror the payments of principal and interest made by the owner-trustee under the credit agreement. The CSFB operating lease contains covenants and events of default substantially similar to those set forth in our credit agreement. Our obligations and those of the subsidiary lessees under the CSFB operating lease are secured by a lien on the leased equipment. Our obligations and those of the subsidiary lessees also are subject to a residual value guarantee equal to approximately 87% of the original purchase price of the leased equipment, this residual value guarantee is also secured by a pledge of substantially all of our assets and the assets of our guarantor subsidiaries. As of July 3, 1999, approximately $91,600,000 was outstanding under the equipment lease agreement, of which approximately $74,800,000 represented the residual value guarantee. Pursuant to the lease credit agreement, each draw under the lease converted to a term loan. All of these term loans are due and payable on September 30, 1999. We have a unilateral option to extend the payment date to September 30, 2000.



    RECEIVABLES PURCHASE AGREEMENT. FTL Receivables Company, our wholly-owned subsidiary, Union Underwear Company, Inc., our wholly-owned subsidiary, as servicer, Barton Capital Corporation, as purchaser, and Societe Generale, as agent, are parties to a receivables purchase agreement, dated as of December 18, 1996, as amended. Pursuant to the receivables purchase agreement, Barton Capital agrees to purchase from FTL Receivables the accounts receivable purchased by FTL Receivables from our subsidiaries, in an amount not to exceed $250,000,000. Amounts outstanding under the receivables purchase agreement bear interest at the commercial paper rate. The maturity date of the transaction represented by the receivables purchase agreement is December 31, 2001. Other than compliance with financial covenants and ratios, the receivables purchase agreement and its ancillary documents contain covenants and events of default substantially similar to those set forth in our credit agreement. Obligations under the receivables purchase agreement are not secured by any of our assets or the assets of our subsidiaries other than the receivables. If our senior debt rating were to fall below BB- by S&P and Ba3 by Moody's, a "liquidity event" would occur, unless the receivables purchase agreement were amended. Upon a liquidity event, the receivables purchase agreement would terminate, and Societe Generale could liquidate the receivables which had been sold pursuant to the agreement. We have guaranteed the performance by certain of our subsidiaries of their servicing obligations under the receivables purchase agreement and the ancillary documents to which the subsidiaries are a party.



    CERTAIN GUARANTEED DEBT. Pursuant to authorization from our board of directors and the boards of FTL-Cayman and each of our domestic subsidiaries, we, FTL-Cayman and our domestic subsidiaries have guaranteed a loan in an amount up to $65,000,000 to William Farley from two banks affiliated with the initial purchasers of the outstanding notes. In exchange for these guarantees, we receive an annual fee from William Farley equal to 2% of the amount of the loan guarantee. To secure his obligation to reimburse us for any payment we, our domestic subsidiaries or FTL-Cayman may make under the guarantee, William Farley has granted us a lien on substantially all of his assets. To secure payment of our obligations under the guarantees, we and our domestic subsidiaries granted the banks a lien on substantially all of our and their assets, equal to the lien that currently secures our obligations under our credit agreement and other outstanding debt. We have received an opinion from an unrelated third party as to the reasonableness of the loan guarantee fee for this transaction.

                            DESCRIPTION OF THE NOTES

    The outstanding notes were issued under an indenture, dated as of March 25, 1999, among Fruit of the Loom, FTL-Cayman, our guarantor subsidiaries and The Bank of New York, as trustee. The exchange notes will be issued under the same indenture and will have the same form and terms as the outstanding notes, with two exceptions. First, the exchange notes will not bear legends restricting their transfer because the issuance of the exchange notes has been registered under the Securities Act. Second, the holders of exchange notes will not be entitled to rights under the registration rights agreement, since the primary provision of that agreement will terminate when the exchange offer is consummated. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description of the particular terms of the exchange notes, the indenture and the registration rights agreements may not be complete. This description is qualified in its entirety by reference to all of the provisions of the indenture, including the form of note, and the registration rights agreement. These documents have been filed with the SEC, and you can review them as described under "Where You Can Find More Information.". You can find definitions of key terms used in this section of the prospectus under "-- Certain Definitions" set forth below. When we refer to the "notes" we are referring to both the outstanding notes and the exchange notes.

GENERAL

    The exchange notes will mature on April 15, 2006 and will bear interest at a rate of 8 7/8% per year from the date of issuance. We will pay interest on the exchange notes semiannually on April 15 and October 15 of each year, beginning October 15, 1999, to everyone who is a registered holder at the close of business on the April l or October 1 immediately preceding the interest payment date. The outstanding notes and the exchange notes are limited to $250,000,000 aggregate principal amount.

    As discussed under "The Exchange Offer," Fruit of the Loom, FTL-Cayman and our guarantor subsidiaries have agreed to file with the SEC the registration statement of which this prospectus is a part and to offer to the holders of outstanding notes who make certain representations the opportunity to exchange their outstanding notes for the exchange notes. If we fail to comply with this agreement, the interest rate on the outstanding notes may increase.

    Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at a rate of one percentage point in excess of the stated annual rate.

    We will issue the exchange notes only in registered form, without coupons. We will issue them only in integral multiples of $1,000.

SUBSIDIARY GUARANTEES

    The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of the guarantor subsidiaries. These subsidiary guarantees will be effective during Non-Investment Grade Rating Periods. The obligation of each guarantor subsidiary under its guarantee will be limited in a manner intended to cause the obligation not to be deemed a fraudulent conveyance under applicable law. The guarantor subsidiaries are all of our principal domestic subsidiaries. See "Notes to Condensed Consolidated Financial Statements" in this prospectus for financial information regarding the guarantor subsidiaries.

FTL-CAYMAN GUARANTEE

    The notes will be fully and unconditionally guaranteed on a senior unsecured basis by FTL-Cayman. Prior to the merger, FTL-Cayman had no significant assets. In the reorganization, we became a subsidiary of FTL-Cayman. See "The Reorganization."

OPTIONAL REDEMPTION

    We may redeem the exchange notes, in whole or in part, at any time, at our option at 100% of the principal amount, plus the Make-Whole Premium, together with all accrued and unpaid interest, if any, to the date of redemption. We may not redeem the exchange notes through the operation of a sinking fund.

    If we redeem less than all of the exchange notes at any time, the trustee will select the exchange notes for redemption on a PRO RATA basis, by lot or by another method the trustee considers fair and appropriate. The trustee will send a notice of redemption to each holder of the exchange notes to be redeemed at its registered address by first-class mail at least 30, but not more than 60, days prior to the date of redemption. If we are to redeem any exchange note in part only, the notice of redemption that relates to that exchange note will state the portion to be redeemed. We will issue a new exchange note in a principal amount equal to the unredeemed portion in the name of the holder upon cancellation of the original exchange note. On and after the date of redemption, interest will no longer accrue on the exchange notes or portions called for redemption.

RANKING


    When issued, the exchange notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The subsidiary guarantees will be senior unsecured obligations of each of our guarantor subsidiaries and will rank equally with all other senior unsecured obligations of each of the guarantor subsidiaries. Borrowings under our credit agreement are secured by a pledge of substantially all of our assets and the assets of our guarantor subsidiaries. As a result, the exchange notes will be effectively subordinated to all of our obligations under our credit agreement and approximately $425,000,000 principal amount of additional outstanding debt. The exchange notes will also be effectively subordinated to all liabilities, including trade payables, of our non-guarantor subsidiaries. Additionally, during Investment Grade Rating Periods, they will be effectively subordinated to all liabilities of our guarantor subsidiaries, including trade payables and guarantees of our obligations under our credit agreement and certain lease obligations. As of July 3, 1999, (1) we, excluding our non-guarantor subsidiaries, had approximately $1,218,500,000 of debt outstanding, including $531,500,000 under our credit agreement and $375,200,000 principal amount of additional outstanding debt guaranteed by the guarantor subsidiaries, and (2) our non-guarantor subsidiaries would have had approximately $42,000,000 of additional outstanding debt and approximately $36,000,000 of outstanding accrued liabilities. See "Description of Our Existing Indebtedness."


    The FTL-Cayman guarantee on the exchange notes will be a senior unsecured obligation of FTL-Cayman and will rank equally with all other senior unsecured obligations of FTL-Cayman. FTL-Cayman also guarantees our obligations under our credit agreement. Because this credit agreement guarantee is secured by a pledge of our capital stock, the FTL-Cayman guarantee on the exchange notes will be effectively subordinated to FTL-Cayman's guarantee of our obligations under our credit agreement. The FTL-Cayman guarantee on the exchange note will also be effectively subordinated to all liabilities of any subsidiaries of FTL-Cayman. The indenture does not restrict the incurrence of indebtedness by the subsidiaries of FTL-Cayman other than ourself and our subsidiaries.

    Although the indenture contains limitations on the amount of additional Debt that we and FTL-Cayman may incur, under certain circumstances the amount of the additional Debt could be substantial. See "-- Restrictive Covenants -- Limitation on Debt" below. Our operations are conducted through our subsidiaries. Although the indenture limits the incurrence of Debt by our subsidiaries, this

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limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by our subsidiaries of liabilities that are not considered debt under the indenture. See "-- Restrictive Covenants -- Limitation on Subsidiary Debt and Preferred Stock."

CHANGE OF CONTROL

    If any of the following events occur we will be required to offer to repurchase all of the exchange notes at a price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of repurchase:

    - any person other than William Farley and his affiliates becomes the beneficial owner, directly or indirectly, of more than 50% of the voting power of FTL-Cayman;

    - during any period of two consecutive years, individuals who at the beginning of the period constituted the board of directors of FTL-Cayman, together with any new directors whose election by the board of directors or whose nomination for election by the shareholders of FTL-Cayman was approved by a vote of 66 2/3% of the directors of FTL-Cayman still in office who were either directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, no longer constitute a majority of the board of directors of FTL-Cayman then in office;

    - FTL-Cayman consolidates with or merges with or into another person or conveys, transfers or leases all or substantially all of its assets to any person, or any person consolidates with or merges into FTL-Cayman, in either event in a transaction in which the outstanding voting stock of FTL-Cayman is changed into or exchanged for cash, securities or other property. This does not include any transaction where the outstanding voting stock of FTL-Cayman is changed into or exchanged for voting stock of the surviving or transferee corporation which is neither Redeemable Stock nor Exchangeable Stock and in which no person, other than William Farley and his affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the surviving or transferee corporation; or

    - FTL-Cayman no longer owns at least 90% of our voting stock.

    Subject to the limitations discussed below, we or FTL-Cayman could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at that time or otherwise affect FTL-Cayman's or our capital structure or credit rating.

    The occurrence of certain of the events which would constitute a change of control could cause a default under FTL-Cayman's or our other existing or future debt. In addition, the exercise by holders of the exchange notes of their right to require us to repurchase their exchange notes could cause a default under such debt, even if the change of control itself is not, due to the financial effect of the repurchase on us. Finally, our ability to pay cash to the holders of the exercise notes upon a repurchase may be limited by our then-existing financial resources.

    Within 30 days following any change of control, we will mail a notice to each holder of the exchange notes stating:

    - that a change of control has occurred and that the holder has the right to require us to repurchase all or any part of his or her exchange notes at a repurchase price in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase;

    - the circumstances and relevant facts regarding the change of control, including our pro forma historical income, cash flow and capitalization after giving effect to the change of control;

    - the repurchase date, which will be between 30 days and 60 days after the date we mail the notice; and

    - the instructions that the holder must follow in order to have its exchange notes repurchased.

    The change of control purchase feature of the exchange notes may in certain circumstances make more difficult or discourage a takeover of FTL-Cayman, and thus, the removal of incumbent management.

    We will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer we are required to make to repurchase the exchange notes as a result of a change of control.

    The provisions relative to our obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

RESTRICTIVE COVENANTS

    The following restrictive covenants are contained in the indenture:

    LIMITATION ON DEBT. Neither we nor FTL-Cayman may issue, directly or indirectly, any Debt, unless the Consolidated EBITDA Coverage Ratio of FTL-Cayman and its consolidated subsidiaries for the reference period exceeds the ratio of 2.0 to 1.0 through the third anniversary of the issue date of the outstanding notes and exceeds the ratio of 2.5 to 1.0 after that third anniversary, taking into account the following:

    - the issuance of such Debt and, if applicable, the application of the net proceeds to refinance other Debt, as if the Debt was issued and the application of the proceeds occurred at the beginning of the reference period;

    - the issuance and retirement of any other Debt since the last day of the most recent fiscal quarter covered by our income statement as if the Debt was issued or retired at the beginning of the reference period;

    - the acquisition or disposition of any company or business acquired or disposed of since the first day of the reference period, including any acquisition or disposition which will be consummated at substantially the same time as the issuance of such Debt, as if the acquisition or disposition occurred at the beginning of the reference period; and

    - the discontinuance of any operations since the first day of the reference period, as if such discontinuance occurred on the first day of the reference period.

    For purposes of the indenture, the guarantee by FTL-Cayman of any of our Debt or of any Debt of our subsidiaries outstanding on the date of issuance of the outstanding notes will not be deemed the issuance of Debt by FTL-Cayman.

    However, in addition to the Debt we or FTL-Cayman issues at the time our Consolidated EBITDA Coverage Ratio exceeds the applicable ratio set forth above, we or FTL-Cayman may issue the following debt:

    (1) Debt borrowed under our credit agreement in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $675,000,000 LESS the amount, not to exceed $75,000,000, of all repayments of the term facility under our credit agreement and LESS the amount of any other Debt under our credit agreement permanently retired with the Net Available Cash of Asset Sales under the covenant entitled "-- Disposition of Proceeds of Asset Sales" or (y) the sum of (A) 50% of the book value of the inventory of FTL-Cayman and its subsidiaries and
       (B) 90% of the book value of the accounts receivable of FTL-Cayman and its subsidiaries, but excluding any accounts receivable owned by an Accounts Receivable Subsidiary, or which FTL-Cayman or any of its subsidiaries has agreed to transfer to an Accounts Receivable Subsidiary in connection with a Qualified Receivables Transaction, in each case as determined in accordance with generally accepted accounting principles;

    (2) Debt owed to and held by a wholly-owned subsidiary of FTL-Cayman; PROVIDED, HOWEVER, that, if we or FTL-Cayman are the obligor on the Debt, the Debt will be expressly subordinated to the prior payment in full in cash of all obligations on the notes or the FTL-Cayman guarantee, as the case may be, and that any subsequent issuance or transfer of any capital stock which results in any such wholly-owned subsidiary ceasing to be a wholly-owned subsidiary of FTL-Cayman or any transfer of such Debt will be considered the issuance of Debt by FTL-Cayman;

    (3) the notes and the FTL-Cayman guarantee on the notes;

    (4) Debt outstanding on the date on which the outstanding notes were originally issued;

    (5) Debt created, incurred or assumed in connection with industrial development bond financings for the acquisition, construction and equipping of manufacturing facilities which (A) are to be used for a business related to our current business, (B) are located in the United States and (C) are owned or to be owned by either us or one or more governmental authorities or subdivisions and, in each case, leased to us. However, the principal amount of such Debt cannot exceed the principal amount of the related industrial development bonds;

    (6) Permitted Refinancing Debt issued in exchange for, or the proceeds of which are used to refund or refinance, any Debt permitted by clauses (3),
       (4) or this clause (6); and

    (7) Debt in an aggregate principal amount at any time outstanding not to exceed $150,000,000.

    LIMITATION ON SUBSIDIARY DEBT AND PREFERRED STOCK. We may not permit any subsidiary of ours to issue, directly or indirectly, any debt or preferred stock except the following:

    (1) Debt of an Accounts Receivable Subsidiary in a Qualified Receivables Transaction that is without recourse to us or to any other of our subsidiaries or its assets (other than the Accounts Receivable Subsidiary and its assets and, as to ourself or any of our subsidiaries, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such person except in the manner contemplated in the definition of the term "Accounts Receivable Subsidiary;"

    (2) Debt or preferred stock issued to and held by us or one of our wholly owned subsidiaries. However, if a guarantor subsidiary is the obligor on the Debt, the Debt will be expressly subordinated to the prior payment in full in cash of all obligations with respect to the subsidiary guarantee on the notes of the guarantor subsidiary and that any subsequent issuance or transfer of any capital stock which results in any such wholly owned subsidiary ceasing to be one of our wholly owned subsidiaries or subsequent transfer of the Debt or preferred stock will be considered, in each case, the issuance of the Debt or preferred stock by the issuer;

    (3) Debt or preferred stock of one of our subsidiaries issued and outstanding on or prior to the date on which the subsidiary was acquired by us;

    (4) Debt or preferred stock issued and outstanding on or prior to the date on which the outstanding notes were originally issued;

    (5) the guarantees of our subsidiaries on the notes and approximately $425,000,000 principal amount of additional outstanding debt and the guarantee of any other Debt permitted to be issued under "-- Limitation on Debt" above by ourself or FTL-Cayman; PROVIDED THAT, if such Debt is subordinated in right of payment to the notes or the FTL-Cayman guarantee on the notes, the guarantee will be subordinated to the subsidiary guarantees on the notes to the same extent;

    (6) Debt created, incurred or assumed in connection with industrial development bond financings for the acquisition, construction and equipping of manufacturing facilities which (A) are to be used for a business related to our current business, (B) are located in the United States and (C) are owned or to be owned by either one of our subsidiaries or one or more governmental authorities or subdivisions and, in each case, leased to the subsidiary that created, incurred or assumed the Debt. The principal amount of the Debt may not, however, exceed the principal amount of the related industrial development bonds;

    (7) Permitted Refinancing Debt issued in exchange for, or the proceeds of which are used to refund or refinance, Debt or preferred stock referred to in clause (3), (4) or this clause (7); and

    (8) Debt in an aggregate principal amount or preferred stock having an aggregate liquidation value at any time outstanding not to exceed $75,000,000. However, no more than $50,000,000 of such outstanding Debt may be Debt of subsidiaries that are not guarantor subsidiaries.

    LIMITATION ON RESTRICTED PAYMENTS. FTL-Cayman will not, and will not permit any subsidiary of FTL-Cayman, directly or indirectly, to make any of the following restricted payments:

    - declare or pay any dividend or make any distribution on or in respect of its capital stock or to the direct or indirect holders of its capital stock (except dividends or distributions payable solely in its non-convertible capital stock or in options, warrants or other rights to purchase its non-convertible capital stock, dividends or distributions payable to FTL-Cayman or a subsidiary of FTL-Cayman and dividends payable on preferred stock of Fruit of the Loom issued to William Farley or his affiliates in the reorganization in an amount not to exceed an aggregate of $5,000,000 per year);

    - purchase, redeem or otherwise acquire or retire for value any of our capital stock not owned by FTL-Cayman or any capital stock of FTL-Cayman or of any direct or indirect parent of FTL-Cayman;

    - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity in each case due within one year of the date of acquisition); or

    - make any investment in any affiliate of FTL-Cayman, other than an investment in a subsidiary of FTL-Cayman or in a person which will become a subsidiary of FTL-Cayman as a result of the investment, if at the time FTL-Cayman or the subsidiary makes the restricted payment:

    - a Default has occurred and is continuing or would result from the restricted payment,

    - FTL-Cayman is not able to issue $1.00 of additional Debt in accordance with the provisions of the first paragraph under "-- Limitation on Debt" above, or

    - the aggregate amount of the restricted payment and all other restricted payments since the date on which the outstanding notes were originally issued would exceed the greater of $50,000,000 and the sum of:

           - 50% of the Consolidated Net Income accrued during the period from January 3, 1999 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment MINUS 100% of the amount of any write-downs, write-offs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period and MINUS 100% of the amount of any dividends paid on our preferred stock, excluding, for all purposes of this clause, items treated as balance sheet adjustments in respect to foreign currency translations;

           - the aggregate Net Cash Proceeds which are received by FTL-Cayman from the issue or sale of its capital stock, other than redeemable stock or exchangeable stock, subsequent to the date on which the outstanding notes were originally issued and which are contributed as capital to us, other than an issuance or sale to a subsidiary of FTL-Cayman or an employee stock ownership plan;

           - the aggregate Net Cash Proceeds received by FTL-Cayman from the issue or sale of its capital stock, other than Redeemable Stock or Exchangeable Stock, to an employee stock ownership plan subsequent to January 2, 1999 and contributed as capital to us, but, if such employee stock ownership plan incurs any debt, only to the extent that any such proceeds are equal to any increase in the consolidated net worth of FTL-Cayman resulting from principal repayments made by the employee stock ownership plan with respect to debt incurred by it to finance the purchase of the capital stock;

           - the amount by which debt of FTL-Cayman is reduced on FTL-Cayman's balance sheet upon the conversion or exchange subsequent to the date on which the outstanding notes were originally issued of any Debt of FTL-Cayman convertible or exchangeable for capital stock, other than redeemable stock or exchangeable stock of FTL-Cayman, less the amount of any cash or other property distributed by FTL-Cayman upon such conversion or exchange; and

           - $50,000,000.

However, the following are not prohibited:

    - any purchase or redemption of capital stock or subordinated obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock of FTL-Cayman, other than redeemable stock or exchangeable stock and other than capital stock issued or sold to a subsidiary of FTL-Cayman or an employee stock ownership plan; PROVIDED, HOWEVER that such a purchase or redemption will be excluded in the calculation of the amount of restricted payments;

    - any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Obligations, PROVIDED, HOWEVER, that these new Subordinated Obligations will (1) not exceed the principal amount so refinanced, (2) have an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the notes, (3) have a Stated Maturity the same as or later than the Stated Maturity of the exchange notes, and (4) be expressly subordinated in right of payment to the notes at least to the same extent as the Subordinated Obligations to be refinanced. The purchase or redemption will be excluded in the calculation of the amount of restricted payments;

    - dividends paid within 60 days after the date they are declared if at the date of declaration the dividend would have complied with this covenant. At the time of payment of the dividend, no other default may have occurred and be continuing, or result from the payment. The dividend shall be included, without duplication, in the calculation of the amount of restricted payments;

    - any acquisition of our preferred stock through an exchange by us of FTL-Cayman class A ordinary shares for the preferred stock; or

    - any redemption of not more than four FTL-Cayman class B ordinary shares in accordance with the terms of the Articles of Association of FTL-Cayman, provided that the amount paid in the redemption does not exceed $1,000.

    DISPOSITION OF PROCEEDS OF ASSET SALES. FTL-Cayman will not, and will not cause or permit any subsidiary of FTL-Cayman to, directly or indirectly, make any Asset Sale, unless:

(1) FTL-Cayman or the subsidiary, as the case may be, receives consideration at the time of the sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) at least 75% of that consideration consists of cash or cash equivalents or capital stock in any person which becomes a wholly owned subsidiary of FTL-Cayman whose assets consist primarily of properties and capital assets used in the same line of business being conducted by FTL-Cayman or any subsidiary of FTL-Cayman at that time.

    Instead of the consideration described in clause (2) above, FTL-Cayman or any subsidiary of FTL-Cayman may receive consideration from an Asset Sale consisting of obligations payable to the sellers of the asset in an aggregate amount not to exceed $50,000,000 at any time outstanding; PROVIDED, HOWEVER, that all consideration received from an Asset Sale in excess of such $50,000,000 will be subject to clause (2) above. The amount of any debt of a subsidiary of FTL-Cayman that is actually assumed by the transferee in the Asset Sale and from which FTL-Cayman and the subsidiaries of FTL-Cayman are fully released will be considered cash for purposes of determining the percentage of cash consideration received by FTL-Cayman or the subsidiaries of FTL-Cayman, and excluding any liabilities that are incurred in connection with or in anticipation of the Asset Sale. The amount of any notes or other similar obligations received by FTL-Cayman or any subsidiary of FTL-Cayman from the transferee that are either immediately or within 60 days of the Asset Sale converted, sold or exchanged by FTL-Cayman or the subsidiaries of FTL-Cayman into cash will be considered cash, in an amount equal to the net cash proceeds realized upon the conversion, sale or exchange for purposes of determining the percentage of cash consideration received by FTL-Cayman or the subsidiaries of FTL-Cayman.

    FTL-Cayman or the subsidiary of FTL-Cayman, as the case may be, may apply the Net Available Cash of any Asset Sale within 365 days of receipt thereof to
(1) repay debt of FTL-Cayman or any subsidiary of FTL-Cayman, other than Subordinated Obligations, and permanently reduce any related commitment, or (2) make asset acquisitions or acquire, construct or improve properties or capital assets, in each case, to be used in the same line of business being conducted by FTL-Cayman or any subsidiary of FTL-Cayman at that time.

    To the extent we do not apply all or part of the Net Available Cash of any Asset Sale within 365 days of such Asset Sale as described above, we will, within 20 days after such 365th day, make an offer to purchase all notes up to a maximum principal amount (expressed as a multiple of $1,000) of notes equal to such unutilized Net Available Cash, at a price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the purchase date. However, we may defer the offer until we have aggregate unutilized Net Available Cash equal to or in excess of $25,000,000, at which time the entire amount of the unutilized Net Available Cash, and not just the amount in excess of $25,000,000, will be applied as required by this paragraph.

    With respect to any offer effected pursuant to this covenant, to the extent the aggregate principal amount of notes tendered pursuant to the offer exceeds our unutilized Net Available Cash to be applied to the repurchase of the notes, we will purchase the notes pro rata based on the aggregate principal amount of the notes tendered by each holder. To the extent the unutilized Net Available Cash exceeds the aggregate amount of notes tendered by the holders of the notes pursuant to the offer, we may retain and utilize any portion of the unutilized Net Available Cash not applied to repurchase the notes for any purpose consistent with the other terms of the indenture.

    We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to an offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the indenture by so complying.

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
    LIMITATION ON TRANSACTIONS WITH AFFILIATES. FTL-Cayman will not, and will not permit any of its subsidiaries to, conduct any business or enter into any transaction or series of similar transactions (including the purchase sale, lease or exchange of any property or the rendering of any service) with any affiliate of FTL-Cayman or any legal or beneficial owner of 5% or more of any class of capital stock of FTL-Cayman or with any affiliate of such owner, other than a wholly owned subsidiary of FTL-Cayman or an employee stock ownership plan for the benefit of FTL-Cayman's or its subsidiary's employees, unless:

    - the terms of transaction or series of transactions are as favorable to FTL-Cayman or the subsidiary as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person or,

    - if the transaction or series of transactions is not one which by its nature could be obtained from the person, is on fair and reasonable terms and is in the ordinary course of business. If the transaction is not in the ordinary course of business, the terms must be set forth in writing and the board of directors of FTL-Cayman must, by resolution, determine in good faith that the transaction or series of transactions meets the applicable criteria set forth above. FTL-Cayman will be entitled to rely upon the good faith determination by its board of directors.

The following are not transactions subject to the provisions of this paragraph:

    - Qualified Receivables Transactions between or among FTL-Cayman or any of its subsidiaries and any Accounts Receivable Subsidiary; and

    - contracts or other arrangements or commitments in existence on the date of issuance of the outstanding notes or any extensions or renewals of any such contracts or other arrangements or commitments, if such extensions or renewals are on terms substantially the same as those in effect on that date.

    RESTRICTIONS ON SECURED DEBT. FTL-Cayman will not, and will not permit any restricted subsidiary of FTL-Cayman to, issue any Debt secured after the date of the indenture, by pledge of, or mortgage or lien on, any property of FTL-Cayman or any restricted subsidiary of FTL-Cayman or any shares of capital stock or Debt of any restricted subsidiary of FTL-Cayman without effectively providing that the notes will be secured equally and ratably with such secured Debt and any other Debt entitled to share in the security, so long as such secured Debt is so secured. However, after giving effect to that Debt, if the aggregate amount of all such secured Debt plus all Attributable Debt of FTL-Cayman and its restricted subsidiaries with respect to sale and leaseback transactions to which the covenant entitled "-- Restrictions on Sale and Leaseback Transactions" described below is applicable would not exceed 5% of Consolidated Net Tangible Assets, then FTL-Cayman may issue the Debt.

This restriction does not apply to Debt secured by mortgages, pledges or liens:

    (1) on property of, or on any shares of capital stock or Debt of, any corporation existing at the time such corporation becomes a restricted subsidiary of FTL-Cayman;

    (2) in favor of the FTL-Cayman or any restricted subsidiary of FTL-Cayman;

    (3) on property, shares of capital stock or Debt existing at the time of their or its acquisition, including acquisition through merger or consolidation or to secure the payment of all or any part of the purchase price or construction or to secure any Debt incurred prior to, at the time of, or within 180 days after the later of the acquisition of the property, shares of capital stock or debt or the completion of construction for the purpose of financing all or any part of the purchase price of or construction on such property, shares or debt;

    (4) existing on the date of the indenture (or which we or any restricted subsidiary has an obligation to create under Debt outstanding on the date of the indenture), but only in an amount equal to the amount of the Debt which is secured by such mortgages, liens or pledges, and which is outstanding on the date of the indenture;

                                       31
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    (5) which FTL-Cayman or any restricted subsidiary has an obligation to create under our credit agreement, securing the maximum amount permitted to be outstanding under our credit agreement pursuant to clause (1) under the second paragraph of the restriction entitled "-- Limitation on Debt" or for which FTL-Cayman or a Restricted Subsidiary of FTL-Cayman has outstanding commitments under our credit agreement on the date of the indenture;

    (6) on assets of FTL-Cayman or any of its subsidiaries, including an Accounts Receivable Subsidiary, incurred in connection with a Qualified Receivables Transaction;

    (7) securing the notes;

    (8) which are Permitted Mortgages; or

    (9) securing Permitted Refinancing Debt.

This restriction also does not apply to any extension, renewal or replacement, as a whole or in part, of any mortgage, pledge or lien referred to in clauses
(1) through (7) or this clause (9). However, the aggregate Debt secured by an extension, renewal or replacement mortgage may not exceed the amount of the Permitted Refinancing Debt or the Debt secured by the original mortgage, pledge or lien, as the case may be, and any extension, renewal or replacement mortgage will be limited to all or a part of the same property, shares of capital stock or Debt (and substitutions for and accretions to such property, shares or Debt) that secured the original mortgage, pledge or lien. If a mortgage, pledge or lien is excluded from this restriction, it will also be excluded from Secured Debt in any computation.


    As described under "Description of Our Existing Indebtedness -- Credit Agreement," we are required to secure borrowings under our credit agreement. As of July 3, 1999, we had approximately $531,500,000 of outstanding debt under our credit agreement. All of the borrowings, together with approximately $375,200,000 of outstanding additional Debt guaranteed by our guarantor subsidiaries, are secured by a pledge of substantially all of our assets and the assets of our guarantor subsidiaries. Under the indenture we may incur additional borrowings under our credit agreement, up to the maximum of $665,000,000 for which we currently have outstanding commitments, without securing the notes. See "Description of Our Existing Indebtedness."


    RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS. FTL-Cayman will not, and will not permit any Restricted Subsidiary of FTL-Cayman to, enter into any transaction after the date of the indenture, with any bank, insurance company or other lender or investor providing for the leasing by FTL-Cayman or a Restricted Subsidiary of FTL-Cayman of any property which has been or is to be sold or transferred by FTL-Cayman or such Restricted Subsidiary to the lender, or any person to whom funds have been or are to be advanced by the Lender on the security of the property unless, after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to all such transactions plus all Secured Debt to which the covenant entitled "-- Restrictions on Secured Debt" described above is applicable would not exceed 5% of our Consolidated Net Tangible Assets.

    This restriction does not apply to Attributable Debt with respect to such a sale if:

    - the lease is for a period, including renewal rights, of less than three years;

    - FTL-Cayman or a Restricted Subsidiary of FTL-Cayman, within 180 days after the sale or transfer by FTL-Cayman or by a Restricted Subsidiary of FTL-Cayman, applies an amount equal to the net cash proceeds of the sale of the property leased pursuant to such arrangement to (1) the retirement of the notes or other Debt of FTL-Cayman ranking equally with or senior to the notes, or the retirement of such Debt of a Restricted Subsidiary of FTL-Cayman, or (2) the purchase of other property having a fair market value, in the opinion of the board of directors of FTL-Cayman, at least equal to the fair market value of the property leased in the sale and leaseback transaction. However, no retirement referred to in clause (1) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision;

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    - the sale is entered into prior to, at the time of, or within 180 days after the later of the acquisition of the property or the completion of construction on the property; or

    - the sale is entered into between FTL-Cayman and a Restricted Subsidiary of FTL-Cayman or between restricted subsidiaries of FTL-Cayman.

If a transaction is excluded from this restriction, it will also be excluded from Attributable Debt in any computation under this covenant.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM SUBSIDIARIES OF FTL-CAYMAN. FTL-Cayman will not, and will not permit any subsidiary of FTL-Cayman to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary of FTL-Cayman to do any of the following:

    - pay dividends or make any other distributions on its capital stock or pay any Debt or other obligation owed to us or FTL-Cayman;

    - make any loans or advances to us or FTL-Cayman; or

    - transfer any of its property or assets to us or FTL-Cayman.

However, FTL-Cayman may, and may permit any subsidiary of FTL-Cayman to, create or otherwise convey or permit to exist or become effective:

    (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date on which the outstanding notes were originally issued;

    (2) any encumbrance or restriction with respect to a subsidiary of FTL-Cayman pursuant to an agreement relating to any Debt issued by the subsidiary on or prior to the date on which such subsidiary became a subsidiary of FTL-Cayman or was acquired by us or FTL-Cayman (other than debt issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such subsidiary became a subsidiary of FTL-Cayman or was acquired by us or FTL-Cayman) and outstanding on that date;

    (3) any encumbrance or restriction pursuant to an agreement effecting a refinancing of debt issued, assumed or incurred pursuant to an agreement referred to in clause (1), (2) or this clause (3) or contained in any amendment to any agreement referred to in clause (1), (2) or (3); PROVIDED, HOWEVER, that the encumbrances and restrictions contained in any such refinancing agreement or amendment will be no less favorable to the holders of the notes than encumbrances and restrictions contained in such agreements;

    (4) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent the provisions restrict the transfer of the applicable lease;

    (5) in the case of clause (3) above, restrictions contained in security agreements securing Debt of a subsidiary of FTL-Cayman to the extent the restrictions restrict the transfer of the property subject to such security agreements; and

    (6) any encumbrances or restrictions with respect to Debt or other contractual requirements of an Accounts Receivable Subsidiary in connection with a Qualified Receivables Transaction, PROVIDED that the encumbrances and restrictions apply only to the Accounts Receivable Subsidiary.

    ADDITIONAL SUBSIDIARY GUARANTEES AND RELEASES. If at any time during Non-Investment Grade Rating Periods, a subsidiary of FTL-Cayman enters into a guarantee pursuant to our credit agreement or any other Debt of us or FTL-Cayman, or any renewal or replacement of any such Debt, FTL-Cayman will cause the subsidiary to execute a guarantee of the notes in form and substance satisfactory to the trustee. If at any time during Non-Investment Grade Rating Periods, a guarantor subsidiary is released from all of its

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guarantees under our credit agreement and any such other guaranteed Debt, or any renewal or replacement of such Debt, that guarantor subsidiary shall be released from its guarantee on the notes.

    SECURITIES AND EXCHANGE COMMISSION REPORTS. We and FTL-Cayman will each file with the trustee and, within 15 days after filing them with the SEC, provide the holders of the exchange notes copies of the annual report and of the information, documents and other reports, or copies of such portions of any of these reports as the SEC may require, which we or FTL-Cayman are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Even if we or FTL-Cayman are not required to remain subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, FTL-Cayman will continue to file with the SEC and provide the trustee and holders of notes with the annual reports and information, documents and other reports, or copies of such portions of any of these reports as the SEC may require, which are specified in Sections 13 and 15(d) of the Exchange Act.

COVENANTS IN EFFECT PRIOR TO INVESTMENT GRADE RATING DATE

    Our obligations and the obligations of FTL-Cayman under the following covenants will no longer be effective upon an Investment Grade Rating Date: "-- Limitation on Debt," "-- Limitation on Subsidiary Debt and Preferred Stock," "-- Limitation on Restricted Payments," "-- Disposition of Proceeds of Asset Sales," "-- Limitation on Transactions with Affiliates" and "-- Limitation on Restrictions on Distributions from Subsidiaries of FTL-Cayman." These obligations will be reinstated during Non-Investment Grade Rating Periods. For purposes of these covenants, no action taken during any Investment Grade Rating Period will result in a violation of any obligation solely as a result of the reinstatement of the obligation. However, such actions will be taken into account when determining availability under, and compliance with, such obligations.

SUCCESSOR COMPANIES

    Neither we nor FTL-Cayman will consolidate with or merge with or into, or convey, transfer or lease all or substantially all our assets or its assets to, any person unless the following requirements are met:

    (1) the resulting, surviving or transferee person, if not us or FTL-Cayman, is organized and existing under the laws of the United States of America, any state or the District of Columbia (in the case of a transaction involving us), and such person must expressly assume by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of our or FTL-Cayman's obligations under the notes, the FTL-Cayman guarantee and the indenture;

    (2) immediately prior to and after giving effect to the transaction, and treating any Debt which becomes an obligation of the resulting, surviving or transferee person or any subsidiary of such person as a result of the transaction as having been issued by such person or such subsidiary at the time of the transaction, no default has occurred and is continuing;

    (3) immediately after giving effect to the transaction, the resulting, surviving or transferee person is able to issue at least $1.00 of debt pursuant to the provisions of the first paragraph under "-- Limitation on Debt" above; PROVIDED, HOWEVER, that the Consolidated EBITDA Coverage Ratio of the resulting, surviving or transferee person for the reference period will be calculated on a pro forma basis as if the transaction occurred at the beginning of the reference period;

    (4) immediately after giving effect to the transaction, the resulting, surviving or transferee person has consolidated net worth in an amount which is not less than the consolidated net worth of us or FTL-Cayman, as the case may be, prior to the transaction; and

    (5) we or FTL-Cayman, as the case may be, deliver to the trustee an officer's certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture.

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
    The resulting, surviving or transferee person will be the successor company or the successor guarantor and will succeed to, and be substituted for, and may exercise every right and power of, us or FTL-Cayman, as the case may be, under the indenture. However, the predecessor company or the predecessor guarantor, as the case may be, in the case of a conveyance, transfer or lease will not be released from the obligation to pay the principal of and interest on the notes (in the case of us) or the obligation to guarantee such payment (in the case of FTL-Cayman).

    During Non-Investment Grade Rating Periods, no guarantor subsidiary will consolidate with or merge with or convey, transfer or lease all or substantially all its assets to, any person unless:

    - the resulting, surviving or transferee person, if not the guarantor subsidiary, is organized and existing under the laws of the United States of America, any state or the District of Columbia and such person expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to it, all the obligations of the guarantor subsidiary under its guarantee of the notes and the indenture;

    - immediately prior to and after giving effect to the transaction (and treating any debt which becomes an obligation of the resulting, surviving or transferee person or any subsidiary of the person as a result of the transaction as having been issued by the person or such subsidiary at the time of the transaction), no default has occurred and is continuing; and

    - we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture. The resulting, surviving or transferee person will be the successor guarantor and will succeed to, and be substituted for, and may exercise every right and power of a guarantor subsidiary under the indenture.

DEFAULTS

    An event of default is defined in the indenture as any of the following:

    (1) a default in the payment of interest on any note when it becomes due and payable and the default continues for a period of 30 days;

    (2) a default in the payment of principal of any note when it becomes due and payable or upon notice of optional redemption, upon required repurchase, upon declaration or otherwise;

    (3) the failure by Fruit of the Loom, FTL-Cayman or any guarantor subsidiary to comply with its obligations under "-- Successor Companies" above;

    (4) the failure by Fruit of the Loom or FTL-Cayman to comply for 30 days after notice with any of its obligations under the covenants described above under "-- Change of Control," "-- Limitation on Debt," "-- Limitation on Subsidiary Debt and Preferred Stock," "-- Limitation on Restricted Payments," "-- Disposition of Proceeds of Asset Sales," "-- Limitation on Transactions with Affiliates," "-- Restrictions on Secured Debt," "-- Restrictions on Sale and Leaseback Transactions," "-- Limitations on Restrictions on Distributions from subsidiaries of FTL-Cayman," "-- Additional Subsidiary Guarantees and Releases" and "-- Securities and Exchange Commission Reports;"

    (5) the failure by Fruit of the Loom or FTL-Cayman to comply for 60 days after notice with its other agreements contained in the indenture;

    (6) Debt of FTL-Cayman or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders of the Debt because of a default, the total amount of the debt unpaid or accelerated exceeds $25,000,000 or its foreign currency equivalent and such failure continues for 10 days after notice;

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
    (7) certain events of bankruptcy, insolvency or reorganization of FTL-Cayman or a significant subsidiary;

    (8) any judgment or decree for the payment of money in excess of $25,000,000 is rendered against FTL-Cayman or a significant subsidiary and is not discharged, and either (A) an enforcement proceeding has been commenced by any creditor upon the judgment or decree or (B) there is a period of 60 days following such judgment or decree during which such judgment or decree is not discharged or waived or its execution stayed and, in the case of (B), the default continues for 10 days after notice;

    (9) the FTL-Cayman guarantee of the notes ceases to be in full force and effect or FTL-Cayman or any person acting by or on behalf of FTL-Cayman denies or disaffirms FTL-Cayman's obligations under the FTL-Cayman guarantee; or

    (10) during Non-Investment Grade Rating Periods, any subsidiary guarantee ceases to be in full force and effect or any guarantor subsidiary or any person acting by or on behalf of such guarantor subsidiary denies or disaffirms such guarantor subsidiary's obligations under its guarantee of the notes, except as permitted under "-- Restrictive Covenants -- Additional Subsidiary Guarantees and Releases." However, a default under clauses (5), (6) and (8) above will not constitute an event of default under the indenture until the trustee or the holders of at least 25% in principal amount of the outstanding notes notify us in writing of the default and we do not cure the default within the time specified after we receive the notice.

    If an event of default occurs and is continuing with respect to the notes, other than a default described in clause (7) above, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued but unpaid interest on all of the notes to be due and payable. Upon such a declaration, the principal and interest will be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs and is continuing, the principal and interest on all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless those holders have offered the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

    - the holder has previously given the trustee notice that an event of default is continuing;

    - holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    - the holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

    - the trustee has not complied with the request by the holders within 60 days after receipt of the request and the offer of security and indemnity; and

    - the holders of a majority in principal amount of the notes have not given the trustee a direction inconsistent with the request within the 60-day period.

    Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

    The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium (if any) or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that doing so is in the interest of the holders of the notes. In addition, we and FTL-Cayman are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate as to their compliance with all conditions and covenants under the indenture. We and FTL-Cayman also are required to deliver to the trustee within 30 days after their occurrence, written notice of events which would constitute certain defaults under the indenture, their status and what action we and FTL-Cayman are taking or propose to take in respect of the events.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, we may amend or supplement the indenture with the consent of the holders of a majority in principal amount of the notes then outstanding. Also, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an affected outstanding note, no amendment may:

    - reduce the amount of notes whose holders must consent to an amendment;

    - reduce the rate of or extend the time for payment of interest on any note;

    - reduce the principal of or extend the fixed maturity of any note;

    - reduce the premium payable upon the repurchase or redemption of any note or change the time at which any such note must be repurchased or may be redeemed;

    - make any note payable in money other than that stated in the note;

    - impair the right of any holder of the notes to receive payment of principal of and interest on the holder's note on or after the due dates or to institute suit for the enforcement of any payment on or with respect to the holder's note;

    - make any change in the amendment provisions which require each holder's consent; or

    - make any change in the waiver provisions.

    Without the consent of any holder of the notes affected thereby, we, FTL-Cayman and the trustee may amend or supplement the indenture:

    - to cure any ambiguity, omission, defect or inconsistency;

    - to provide for the assumption by a successor corporation of our obligations or those of FTL-Cayman under the indenture;

    - to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code, or in a manner so that the uncertificated notes are described in
      Section 163(f)(2)(B) of the Internal Revenue Code);

    - to add guarantees of the notes;

    - to add to our covenants or those of FTL-Cayman for the benefit of the holders of the notes;

    - to surrender any right or power conferred upon us or FTL-Cayman;

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
    - to make any change that does not adversely affect the rights of any holder of the notes; or

    - to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture of 1939.

    The holders of the notes do not need to approve the particular form of any proposed amendment. They only have to approve the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing the amendment. However, our failure to give notice to all holders of the notes, or any defect in the notice, will not impair or affect the validity of the amendment.

TRANSFER

    We will issue the exchange notes in registered form. The exchange notes will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with transfers and exchanges.

DEFEASANCE

    The indenture provides that we and FTL-Cayman may, at any time, terminate all of the obligations under the notes and the indenture, except for certain obligations, including those respecting the defeasance trust, to replace mutilated, destroyed, lost or stolen notes, and to maintain a registrar and paying agent for the notes (this is referred to as "legal defeasance"). We and FTL-Cayman may, at any time, terminate our obligations under the covenants described under "-- Restrictive Covenants" and "-- Change of Control," the operation of the cross acceleration provision, certain of the bankruptcy provisions and the judgment default provision described under "-- Defaults" above and limitations contained in clauses (3) and (4) of the first paragraph under "-- Successor Companies" above (this is referred to as "covenant defeasance").

    We and FTL-Cayman may exercise the legal defeasance option even if we have previously exercised our covenant defeasance option. If we and FTL-Cayman exercise the legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect to the notes. If we and FTL-Cayman exercise the covenant defeasance option, payment of the notes may not be accelerated because of an event of default specified in clause (4), (6), (7), with respect to any significant subsidiary other us, or (8) under "-- Defaults" above or because of the failure Fruit of the Loom or FTL-Cayman to comply with clause (3) or (4) of the first paragraph under "-- Successor Companies" above.

    To exercise either option, we and FTL-Cayman must irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on the notes to redemption or maturity, as the case may be, and must comply with other conditions, including delivering to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law.

PAYMENT OF ADDITIONAL AMOUNTS

    We will pay the holder of any exchange note additional amounts as may be necessary so that every net payment of the principal of and interest on the note, after deduction or other withholding for or on account of any present or future tax, assessment or other governmental charge of any nature whatsoever imposed, levied or collected by or on behalf of the country in which FTL-Cayman is organized, or any political subdivision or taxing authority in such country having power to tax, will not be less than the amount provided for in the exchange note to be then due and payable. However, our obligation to pay additional amounts will not apply on account of any tax, assessment, or other governmental charge which is payable:

    - other than by deduction or withholding from payments of principal of or interest on the note;

    - by reason of the holder, or a person on behalf of the holder, having, or having had, some personal or business connection with the country in which FTL-Cayman is organized other than the mere receipt of the payment or the ownership or holding of a note;

    - to, or to a person on behalf of, a holder who presents a note where presentation is required for payment more than 30 days after the relevant date for payment of principal or interest in respect of the note except to the extent that the holder would have been entitled to such additional amounts on presenting such note for payment on the last day of such period of 30 days;

    - by reason of any estate, excise, inheritance, gift, sales, transfer, wealth or personal property tax or any similar assessment or governmental charge;

    - as a result of the failure of the holder, or a person on behalf of the holder, to satisfy any statutory requirements or make a declaration of nonresidence or other similar claim for exemption to the relevant tax authority; or

    - owing to any combination of all of these clauses.

    We will not pay any additional amounts as provided above with respect to any payment of principal of or interest on any exchange note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of any such payment to the extent that the beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of any note.

INDEMNIFICATION OF JUDGMENT CURRENCY

    We will indemnify a holder of an exchange note against any loss incurred by the holder as a result of any judgment or order being given or made for any amount due under the exchange note and the judgment or order being expressed and paid in a currency other than U.S. dollars and as a result of any variation as between the rate of exchange at which the U.S. dollar amount is converted for the purpose of the judgment or order and the spot rate of exchange in the city of New York at which the holder on the date of payment of the judgment or order is able to purchase U.S. dollars with the amount of the judgment actually received by the holder.

CONSENT TO SERVICE

    FTL-Cayman has designated and appointed CT Corporation System, in the Borough of Manhattan, the City of New York, New York, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the notes or the indenture which may be instituted in any state or federal court located in the city of New York, New York and has submitted, for the purposes of any such suit or proceeding, to the nonexclusive jurisdiction of any such court in which such suit or proceeding is so instituted. FTL-Cayman has agreed, to the fullest extent that it lawfully may do so, that final judgment in any such suit, action or proceeding brought in such a court will be conclusive and binding upon it and may be enforced in the courts of the Cayman Islands or any other courts to the jurisdiction of which it is subject.

    However, any actions arising out of or relating to the notes or the indenture may be instituted by the trustee or the holder of any notes in any competent court in the Cayman Islands, or such other competent jurisdiction, as the case may be.

CONCERNING THE TRUSTEE

    The Bank of New York is the trustee under the indenture. We have appointed the Bank of New York as registrar and paying agent for the notes.

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the state of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required by such principles of conflicts.

CERTAIN DEFINITIONS

    "ACCOUNTS RECEIVABLE SUBSIDIARY" means FTL Receivables Company and any other present or future subsidiary of FTL-Cayman:

    - which engages in no activities other than in connection with the financing of accounts receivable;

    - which is designated by the board of directors of FTL-Cayman as an Accounts Receivable Subsidiary;

    - for which no portion of the Debt or any other obligation, contingent or otherwise, of which (1) is guaranteed by FTL-Cayman or any subsidiary of FTL-Cayman, excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (2) is recourse to or obligates FTL-Cayman or any subsidiary of FTL-Cayman in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of FTL-Cayman or any subsidiary of FTL-Cayman (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction of such obligation, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction:

    - with which neither FTL-Cayman nor any subsidiary of FTL-Cayman has any material contract, agreement, arrangement or understanding other than on terms no less favorable to FTL-Cayman or such subsidiary than those that might be obtained at the time from persons who are not affiliates of FTL-Cayman, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

    - with which neither FTL-Cayman nor any subsidiary of FTL-Cayman has any obligation to maintain or preserve such subsidiary's financial condition or cause such subsidiary to achieve certain levels of operating results.

    "ASSET SALE" means any direct or indirect sale, issuance, conveyance or transfer or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any person other than to FTL-Cayman or to a Subsidiary of FTL-Cayman, in one or a series of related transactions, of:

    - any capital stock of any subsidiary of FTL-Cayman;

    - all or substantially all of the assets of any division or line of business of FTL-Cayman or any subsidiary of FTL-Cayman; or

    - any other properties or assets of FTL-Cayman or any subsidiary of FTL-Cayman other than in the ordinary course of business.

For the purposes of this definition, the term "Asset Sale" will not include:

    - any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "-- Successor Companies;"

    - sales of surplus and other property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of FTL-Cayman or any subsidiary of FTL-Cayman, as the case may be;

    - any transaction consummated in compliance with "-- Limitation on Restricted Payments;" or

    - any sale, conveyance, transfer, lease or other disposition of any aircraft owned by FTL-Cayman or any subsidiary of FTL-Cayman as of the date of the indenture.

For purposes of the covenant described under "-- Disposition of Proceeds of Asset Sales," the term "Asset Sale" will not include:

    - any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions
      (1) constituting a capital lease obligation or a transfer consisting solely of a grant of a security interest permitted by the Indenture or (2) involving assets with a fair market value not in excess of $10,000,000;

    - sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to an Accounts Receivable Subsidiary for its fair market value, including cash in an amount at least equal to 75% of their book value as determined in accordance with generally accepted accounting principles, it being understood that, for the purposes of this clause, notes (including subordinated notes) received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Accounts Receivable Subsidiary or other payor is required to repay the notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of FTL-Cayman entered into as part of a Qualified Receivables Transaction; and

    - transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction," or a fractional undivided interest therein, by an Accounts Receivable Subsidiary in a Qualified Receivables Transaction.

    "ATTRIBUTABLE DEBT" means, as to any particular lease under which any person is at the time liable and at any date as of which its amount is to be determined, the total net amount of rent required to be paid by the person under such lease during its remaining primary term, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates to such date at the rate of interest implicit in the terms of the lease. The net amount of rent required to be paid under the lease for the period will be the aggregate amount of the rent payable by the lessee with respect to the period after excluding amounts required to be paid for maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Debt or preferred stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of the Debt or redemption payment on the preferred stock multiplied by the amount of the payment by (2) the sum of all such payments.

    "CONSOLIDATED EBITDA" means, with respect to any person for any period, the Consolidated Net Income of the person for the period PLUS:

    - an amount equal to any extraordinary loss PLUS any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing the Consolidated Net Income; PLUS

    - provision for taxes based on income or profits of such person and its subsidiaries for the period, to the extent that such provision for taxes was deducted in computing the Consolidated Net Income; PLUS

    - Consolidated Interest Expense of the person and its subsidiaries for the period; PLUS

    - depreciation, amortization, including amortization of goodwill and other intangibles, and other non-cash expenses, excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the person and its subsidiaries for the period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing the Consolidated Net Income; and MINUS

    - non-cash items increasing the Consolidated Net Income for the period, other than items that were accrued in the ordinary course of business, in each case on a consolidated basis and determined in accordance with generally accepted accounting principles.

    "CONSOLIDATED EBITDA COVERAGE RATIO" with respect to any period means the ratio of (1) the aggregate amount of Consolidated EBITDA for the period to (2) the aggregate amount of Consolidated Interest Expense for the period.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of FTL-Cayman and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, plus the amount of all dividends paid by FTL-Cayman or any subsidiary of FTL-Cayman with respect to (1) any preferred stock of any subsidiary of FTL-Cayman or (2) preferred stock which is convertible into debt of FTL-Cayman or any subsidiary of FTL-Cayman, as applicable.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of FTL-Cayman and its consolidated subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles. However, Consolidated Net Income will not include:

        (1) any net income of any person if the person is not a subsidiary of FTL-Cayman, except that (A) FTL-Cayman's equity in the net income of the person for the period will be included in the Consolidated Net Income for purposes of determining whether an investment in an affiliate of FTL-Cayman will constitute a restricted payment under the indenture, up to the aggregate amount of cash actually distributed by the person during such period to FTL-Cayman or a subsidiary of FTL-Cayman as a dividend or other distribution (subject, in the case of a dividend or other distribution to a subsidiary of FTL-Cayman, to the limitations contained in clause (3) below) and (B) FTL-Cayman's equity in a net loss of the person for the period will be included in determining the Consolidated Net Income;

        (2) any net income of any person acquired by FTL-Cayman or a subsidiary of FTL-Cayman in a pooling of interests transaction for any period prior to the date of the acquisition;

        (3) any income of any subsidiary of FTL-Cayman if the subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by the subsidiary, directly or indirectly, to FTL-Cayman, except that (A) FTL-Cayman's equity in the net income of any such subsidiary for the period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by the subsidiary during such period to FTL-Cayman or another subsidiary of FTL-Cayman as a dividend or other distribution (subject, in the case of a dividend or other distribution to another subsidiary of FTL-Cayman, to the limitation contained in this clause), (B) FTL-Cayman's equity in a net loss of any such subsidiary for such period will be included in determining the Consolidated Net Income and (C) FTL-Cayman's equity in our net income or net loss for the period will be included in the Consolidated Net Income whether or not we are subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions to FTL-Cayman;

        (4) any gain, but not loss, realized upon the sale or other disposition of any property, plant or equipment of FTL-Cayman or its consolidated subsidiaries, including pursuant to any sale-and-leaseback arrangement, which is not sold or otherwise disposed of in the ordinary course of business and any gain, but not loss, realized upon the sale or other disposition of any capital stock of any person;

        (5) the cumulative effect of a change in accounting principles; or

        (6) any write-downs, write-offs, other negative revaluations and other negative extraordinary charges incurred prior to March 25, 1999.

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total assets shown on the balance sheet of FTL-Cayman and its consolidated subsidiaries, determined on a consolidated basis using generally accepted accounting principles, as of any date selected by FTL-Cayman not more than 90 days prior to the taking of any action for the purpose of which the determination is being made, less (1) all current liabilities and minority interests and (2) goodwill and other intangibles.

    "CONSOLIDATED NET WORTH" of any person means the total amounts shown on the balance sheet of such person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recent fiscal quarter of such person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (1) the par or stated value of all outstanding capital stock of the person PLUS (2) paid-in capital or capital surplus relating to such capital stock PLUS (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and
(C) any amounts attributable to Exchangeable Stock.

    "DEBT" of any person means, without duplication,

        (1) the principal of and premium (if any) on (A) indebtedness of the person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

        (2) all capital lease obligations of such person;

        (3) all obligations of the person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the person and all obligations of the person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

        (4) all obligations of the person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1) through (3) above) entered into in the ordinary course of business of the person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third business day following receipt by the person of a demand for reimbursement following payment on the letter of credit);

        (5) the amount of all obligations of the person with respect to the redemption, repayment or other repurchase of any Redeemable Stock or Exchangeable Stock, but excluding any accrued dividends;

        (6) all obligations of the type referred to in clauses (1) through (5) of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise; PROVIDED, HOWEVER, that to the extent such person is responsible or liable for the obligation of another person to pay interest on Debt, then a designated percentage of the interest or the amount of the underlying Debt, as the case may be, will be deemed Debt of the referent person and the amount of the deemed Debt of the referent person will be equal to the lesser of (A) the aggregate principal amount of the underlying Debt or (B) the aggregate amount of interest due or payable over the term of the Debt, or the term of the notes, if shorter, determined based upon the rate of interest in effect as of the date of such determination, together with the maximum prepayment premium or penalty which could become due or payable with respect to such Debt if such Debt was prepaid prior to the maturity of the notes;

        (7) all fees and expenses incurred by such person in connection with the incurrence of any of the obligations described in this definition; and

        (8) all obligations of the type referred to in clauses (1) through (7) of other persons secured by any Lien on any property or asset of the person, whether or not such obligation is assumed by such person, the amount of such obligation being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

    "EXCHANGEABLE STOCK" means any capital stock of us or FTL-Cayman which is exchangeable or convertible into another security (other than our capital stock or that of FTL-Cayman which is neither Exchangeable Stock nor Redeemable Stock).

    "INVESTMENT GRADE" means in one of the four highest categories (without regard to subcategories within such rating categories) by a Rating Agency.

    "INVESTMENT GRADE RATING DATE" means the date on which the Company receives written certification from any two Rating Agencies that the notes are rated Investment Grade.

    "INVESTMENT GRADE RATING PERIOD" means any period from an Investment Grade Rating Date until the date immediately preceding a subsequent Non-Investment Grade Rating Date.

    "MAKE-WHOLE PREMIUM" means, with respect to any note at any Redemption Date, the excess, if any, of (1) the aggregate present value of the sum of the principal amount of the note and the amount of interest, exclusive of interest accrued to the Redemption Date, that would have been payable in respect of the principal amount if the redemption had not been made, discounted on a semi-annual bond equivalent basis to the Redemption Date from the respective dates on which such principal and interest would have been payable at an annual interest rate equal to the sum of the Treasury Yield (determined on the business day immediately preceding the Redemption Date), PLUS 62.5 basis points, over (2) the principal amount of the note being redeemed.

    "NET AVAILABLE CASH" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents, including payments for deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that the obligations are financed or sold with recourse to FTL-Cayman or any subsidiary of FTL-Cayman) net of (1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes payable as a result of such Asset Sale, (3) amounts required to be paid to any person (other than FTL-Cayman or any subsidiary of FTL-Cayman) owning a beneficial interest in the assets subject to the Asset Sale and (4) appropriate amounts to be provided by FTL-Cayman or any subsidiary of FTL-Cayman, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with the Asset Sale and retained by FTL-Cayman or any subsidiary of FTL-Cayman, as the case may be, after the Asset Sale, including, without limitation, pension and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale, provided that the amount of any the reserves will be deemed to constitute Net Available Cash at the time such reserves have been released or are not otherwise required to be retained as a reserve.

    "NET CASH PROCEEDS" means cash payments received (including any cash payments received as deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received) from any sale, lease, transfer or other disposition of capital stock of FTL-Cayman or a subsidiary of FTL-Cayman or property or other assets of FTL-Cayman or a subsidiary of FTL-Cayman, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and any taxes payable and reasonably estimated income taxes, as a consequence of the sale, lease, transfer or other disposition.

    "NON-INVESTMENT GRADE" means any rating by a Rating Agency which does not constitute an Investment Grade Rating.

    "NON-INVESTMENT GRADE RATING DATE" means each date on which the notes are rated Non-Investment Grade by two Rating Agencies.

    "NON-INVESTMENT GRADE RATING PERIOD" means any period of time which is not an Investment Grade Rating Period.

    "PERMITTED MORTGAGES" means:

    - mortgages, pledges or liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves are maintained on the books of FTL-Cayman or the applicable subsidiary in accordance with generally accepted accounting principles;

    - statutory mortgages of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like mortgages arising by operation of law in the ordinary course of business;

    - mortgages, pledges or liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

    - mortgages, pledges or liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an event of default with respect thereto; and

    - pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation.

    "PERMITTED REFINANCING DEBT" means any Debt of FTL-Cayman or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Debt of FTL-Cayman or any of FTL-Cayman's subsidiaries (other than intercompany Debt); PROVIDED that:

    - the principal amount (or accreted value, if applicable) of the Permitted Refinancing Debt does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the premium, if any, together with all reasonable fees, charges and expenses incurred in connection with the refinancing of the Debt so extended, refinanced, renewed, replaced, defeased or refunded;

    - such Permitted Refinancing Debt has a Stated Maturity that is the same as or later than its Stated Maturity and has an Average Life equal to or greater than the Average Life of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

    - if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the FTL-Cayman Guarantee or the Subsidiary Guarantees, the Permitted Refinancing Debt is subordinated in right of payment to the notes, the FTL-Cayman Guarantee or the Subsidiary Guarantees, as the case may be, to the same extent as the Debt being extended, refinanced, renewed, replaced, defeased or refunded; and

    - the Debt either is incurred by us, FTL-Cayman or any of the guarantor subsidiaries or is incurred by the subsidiary that is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

    "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions entered into by FTL-Cayman or any of its subsidiaries pursuant to which FTL-Cayman or any of its subsidiaries sells, conveys or otherwise transfers to (1) an Accounts Receivable Subsidiary, in the case of a transfer by FTL-Cayman or any of its subsidiaries or (2) any other person, in the case of a transfer by an accounts receivable subsidiary, or grants a security interest in, any accounts receivable, whether now existing or arising in the future, of FTL-Cayman or any of its subsidiaries, and any assets, including all collateral securing the accounts receivable, property sold giving rise to the accounts receivable (including returned goods), all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

    "RATING AGENCY" means each of Standard & Poor's, Duff & Phelps Credit Rating Co. and Moody's Investors Service or, if such person ceases to rate the notes for reasons outside of our control, any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-1(c)(2)(vi) under the Exchange Act) we select as a replacement rating agency).

    "REDEEMABLE STOCK" means any capital stock that by its terms or otherwise is required to be redeemed on or prior to April 15, 2007 or is redeemable at the option of the holder thereof at any time on or prior to April 15, 2007.

    "REDEMPTION DATE" means the date we fix for the redemption of the notes pursuant to the indenture.

    "SIGNIFICANT SUBSIDIARY" means (1) any subsidiary of FTL-Cayman which at the time of determination either (A) had assets which, as of the date of FTL-Cayman's most recent quarterly consolidated balance sheet, constituted at least 5% of FTL-Cayman's total assets on a consolidated basis as of such date or
(B) had revenues for the 12-month period ending on the date of FTL-Cayman's most recent quarterly consolidated statement of income which constituted at least 5% of FTL-Cayman's total revenues on a consolidated basis for such period or (2) any subsidiary of FTL-Cayman which, if merged with all defaulting subsidiaries of FTL-Cayman, would at the time of determination either (A) have had assets which, as of the date of FTL-Cayman's most recent quarterly consolidated balance sheet, would have constituted at least 10% of FTL-Cayman's total assets on a consolidated basis as of that date or (B) have had revenues for the 12-month period ending on the date of FTL-Cayman's most recent quarterly consolidated statement of income which would have constituted at least 10% of FTL-Cayman's total revenues on a consolidated basis for that period. A "defaulting subsidiary" is any subsidiary of FTL-Cayman with respect to which an event described under clause (6), (7) or (8) of the first paragraph under "Defaults" has occurred and is continuing.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision.

    "SUBORDINATED OBLIGATION" means any of our Debt which is subordinate or junior in right of payment to the notes, any Debt of any guarantor subsidiary which is subordinate or junior in right of payment to the guarantee of such guarantor subsidiary and any Debt of FTL-Cayman which is subordinate or junior in right of payment to the FTL-Cayman Guarantee, in each case whether currently outstanding or incurred in the future.

    "TREASURY YIELD" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity, as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data) most nearly equal to the then remaining Average Life of the notes; provided, that if the Average Life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield will be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Average Life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

BOOK-ENTRY, DELIVERY AND FORM

    We will initially issue the exchange notes in the form of one or more registered, global notes without interest coupons. We will deposit these global notes upon issuance with the trustee, as custodian for Depository Trust Company (commonly referred to as "DTC") and will be registered in the name of DTC or its nominee.

    Except as discussed below, these global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Notes for Certificated Notes."

    Initially, the trustee will act as paying agent and registrar. The exchange notes may be presented for registration of transfer and exchange at the offices of the registrar.

    DEPOSITARY PROCEDURES

    We are providing you the following description of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it from time to time. We, FTL-Cayman and the guarantor subsidiaries take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters.

    DTC has advised us, FTL-Cayman and the guarantor subsidiaries that DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, including the initial purchasers of the outstanding notes; banks; trust companies; and clearing corporations. Other entities, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's system. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through a participant. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants.

    DTC has also advised us, FTL-Cayman and the guarantor subsidiaries that, pursuant to procedures established by it, (1) upon deposit of the global notes, DTC will credit the accounts of participants represented by the global notes with portions of the principal amount of the global notes, and (2) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the participants, or by the participants, with respect to other owners of beneficial interest in the global notes.

    Investors in the global notes may hold their interests directly through DTC, if they are participants in the system, or indirectly through organizations, including Euroclear, which are participants in the system. All interests in a global note, including those held through Euroclear, may be subject to the procedures and requirements of the DTC. Those interests held through Euroclear may also be subject to the procedures and requirements of that system. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge those interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

    Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" of the notes under the indenture for any purpose.

    We will make payments in respect of the principal of, and premium, if any, and interest on a global note registered in the name of the DTC or its nominee to the DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, FTL-Cayman, the guarantor subsidiaries and the trustee will treat the persons in whose names the exchange notes, including the global notes, are registered as the owners of the exchange notes for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we, FTL-Cayman, the guarantor subsidiaries, nor the trustee nor any agent of us, FTL-Cayman, the guarantor subsidiaries or the trustee has or will have any responsibility or liability for (1) any aspect of the DTC's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of the DTC's records or any participant's records relating to the beneficial ownership interests in the global notes, or (2) any other matter relating to the actions and practices of the DTC or any of its participants. The DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of the DTC unless it has reason to believe it will not receive payment on the payment date. Payments by the participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants. They will not be the responsibility of the DTC, the trustee, us, FTL-Cayman or the guarantor subsidiaries. None of us, FTL-Cayman, the guarantor subsidiaries or the trustee will be liable for any delay by the DTC or any of its participants in identifying the beneficial owners of the notes. We, FTL-Cayman, the guarantor subsidiaries and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Transfers between participants in the DTC will be made in accordance with the DTC's procedures and will be settled in same day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in the DTC, on the one hand, and Euroclear participants, on the other hand, will be effected through the DTC in accordance with the DTC's rules on behalf of Euroclear by its respective depositary. However, these cross-market transactions will require delivery of instructions to Euroclear by the counterparty in the DTC system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in the DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the DTC. Euroclear participants may not deliver instructions directly to the depositories for Euroclear.

    The DTC has advised us, FTL-Cayman and the guarantor subsidiaries that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, the DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

    EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

    A global note is exchangeable for definitive notes in certificated form if:

    - DTC notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 120 days or the DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

    - we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

    - upon the request of the trustee or holders of a majority of the aggregate principal amount of outstanding notes if there shall have occurred and be continuing a default or event of default with respect to the notes.

    In addition, beneficial interests in a global note may be exchanged for certificated notes upon request but only in accordance with the procedures specified in the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in the global note will be registered with us in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

    SAME DAY SETTLEMENT AND PAYMENT

    The indenture requires that we make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to exchange notes in certificated form, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the note holders or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the global notes are expected to be eligible to trade in PORTAL and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the exchange notes will, therefore, be required by the DTC to be settled in immediately available funds. We expect that secondary trading in any exchange notes in certificated form will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear participant purchasing an interest in a global note from a participant in the DTC will be credited, and any such crediting will be reported to the relevant Euroclear participant, during the securities settlement processing day, which must be a business day for Euroclear, immediately following the settlement date of the DTC. The DTC has advised us that cash received in Euroclear as a result of sales of interests in a global note by or through a Euroclear participant to a participant in DTC will be received with value on the settlement date of the DTC but will be available in the relevant Euroclear cash account only as of the business day for Euroclear following the DTC's settlement date.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    Upon the issuance of the outstanding notes under the purchase agreement dated as of March 18, 1999, by and among us, FTL-Cayman, the guarantor subsidiaries and the initial purchasers, the initial purchasers and their assignees became entitled to the benefits of the registration rights agreement.

    Under the registration rights agreement, we, FTL-Cayman and the guarantor subsidiaries were required to file, not later than 60 days following the date the outstanding notes were originally issued, the registration statement of which this prospectus is a part, providing for an offer to exchange the outstanding notes for exchange notes with terms substantially identical to those of the outstanding notes. We and the guarantors agreed to use our best efforts to:


    - cause the registration statement to be declared effective not later than 120 days after the date the outstanding notes were issued;


    - keep the exchange offer open for not less than 30 calendar days, or longer if required by applicable law, after we notified holders of the outstanding notes of the exchange offer; and

    - cause the exchange offer to be consummated within 150 days of the original issue date of the outstanding notes.

    We, FTL-Cayman and the guarantor subsidiaries also agreed that, promptly after this registration statement was declared effective, we would offer to exchange the exchange notes for the outstanding notes. We will keep the exchange offer open until the expiration date. For each outstanding note validly tendered to us in the exchange offer, we will issue to its holder an exchange note of equal principal amount.

    The exchange offer being made by this prospectus is intended to satisfy our obligation rights under the registration rights agreement. If we fail to fulfill these registration obligations, you, as a holder of outstanding notes, will be entitled to receive additional interest until we have fulfilled these obligations. We must pay this additional interest at an initial rate of 0.25% per year. This initial rate will increase if we continue to fail to fulfill these obligations, up to a maximum of 1% per year. We will pay additional interest in cash on the same interest payment dates as the notes.

RESALE OF EXCHANGE NOTES

    Based on interpretations by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes issued to you pursuant to the exchange offer in exchange for your outstanding notes without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, if you can represent that:

    - you are acquiring the exchange notes in the ordinary course of your business;

    - you are not participants, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

    - you are not an "affiliate," as defined in Rule 405 of the Securities Act of us, FTL-Cayman or any guarantor subsidiary.

    If you are not able to make these representations, you are referred to in this prospectus as a restricted holder. As a restricted holder, you will not be able to participate in the exchange offer and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act, or under an exemption from the registration requirement of the Securities Act.

    In addition, each broker-dealer, other than a restricted holder, that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the staff of the SEC, we believe that a broker-dealer who acquired the notes as a result of market-making or other trading activities may offer for resale, resell and otherwise transfer exchange notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as we may amend or supplement it from time to time, may be used by these broker-dealers for their resales. We have agreed that we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. By acceptance of the exchange offer, each broker-dealer that receives exchange notes under the exchange offer agrees to notify us and FTL-Cayman prior to using this prospectus in a sale or transfer of exchange notes. See "Plan of Distribution."

    To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease, with a resulting decrease in the liquidity in the market for the outstanding notes. Outstanding notes that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. As of the date of this prospectus, an aggregate of $250,000,000 principal amount of the outstanding notes is outstanding. We will issue $1,000 principal amount at maturity of exchange notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, you may tender outstanding notes only in integral multiples of $1,000.

    The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture under which the outstanding notes were issued and the exchange notes will be issued. The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that:

    - the offering of the exchange notes has been registered under the Securities Act, and, therefore, the exchange notes will not be subject to transfer restrictions, and

    - the exchange notes will be issued free of any covenants regarding exchange and registration rights and will not provide for additional interest.

    You do not have any appraisal or dissenters' rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act.

    We will be deemed to have accepted validly tendered outstanding notes when we have given oral notice, promptly confirmed in writing, or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

    If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or another reason, we will return certificates for the unaccepted outstanding notes to you, without expense, as promptly as practicable after the expiration date.

    If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, as part of the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


    The term "expiration date" means 5:00 p.m., New York City time, on August 22, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which we extend the exchange offer.


    In order to extend the exchange offer, we will notify the exchange agent of any extension by oral notice, promptly confirmed in writing, or written notice and will make a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless otherwise required by applicable law or regulation.

PROCEDURES FOR TENDERING


    Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of it; have the signatures guaranteed if required by the letter of transmittal; and mail or otherwise deliver the letter of transmittal or facsimile, together with the outstanding notes, or a confirmation of an appropriate book-entry transfer into the exchange agent's account at The Depository Trust Company, and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The Depository Trust Company is commonly referred to as the DTC. To be tendered effectively, the outstanding notes, or a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent's account at the DTC as described below, letter of transmittal and other required documents must be received by the exchange agent at the address listed below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.


    The tender by a holder will constitute an agreement between the holder and ourself in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.


    Any financial institution which is a participant in the DTC may make book-entry delivery of the outstanding notes by causing the DTC to transfer the outstanding notes into the exchange agent's account and to deliver an Agent's Message on or prior to the expiration date in accordance with the DTC's procedure for such transfer. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the DTC, the letter of transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at one of its addresses listed below under "-- Exchange Agent," or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO THE DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this prospectus to deposit or delivery of outstanding notes will include the DTC's book-entry delivery method.



    Your method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent, including delivery through the DTC, is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. If you send outstanding notes by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or outstanding notes to us.


    You may request that your broker, dealer, commercial bank, trust company or nominee effect the transactions for you.

    If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. You should be aware that the transfer of registered ownership may take considerable time.


    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes are tendered (1) by a registered holder of those outstanding notes (or by a participant in the DTC whose name appears on a security position listing as the owner of those outstanding notes) who has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution. If the signature on a letter of transmittal or a notice of withdrawal needs to be guaranteed, the guarantee must be by an eligible institution. An eligible institution includes a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.


    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless we waive the requirement, they must submit proper evidence satisfactory to us of their authority to so act with the letter of transmittal.


    We will determine questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes in our sole discretion, our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent nor any other person will be liable for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. The exchange agent will return to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within the DTC, will credit them to the account maintained in the DTC by the participant in the DTC which delivered them) unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


    In addition, we reserve the right in our sole discretion (1) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date, (2) as set forth below under "-- Conditions," to terminate the exchange offer and (3) to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

    By tendering, each holder will represent to us that, among other things, the holder is not a restricted holder. In addition, each broker-dealer who acquired the notes as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus as part of any resale of exchange notes.

BOOK-ENTRY TRANSFER


    The exchange agent will establish a new account or use an existing account for the outstanding notes at the DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC and whose name appears on a security position listing as the owner of outstanding notes may make a book-entry tender of outstanding notes by causing the DTC to transfer the outstanding notes into the exchange agent's account in accordance with the DTC's procedures for the transfer. Tender of outstanding notes may be effected through book-entry transfer at the DTC. However, an original or facsimile copy of the letter of transmittal, properly completed and validly executed, with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal, and any other required documents, must be received by the exchange agent at its address listed below under the caption "-- Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. The confirmation of book-entry transfer of outstanding notes into the exchange agent's account at the DTC as described above is referred to in this prospectus as a "Book-Entry Confirmation." Delivery of documents to the DTC in accordance with the DTC's procedures does not constitute delivery to the exchange agent.



    The term "Agent's Message" means a message transmitted by the DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that the DTC has received an express acknowledgment from the participant in the DTC tendering outstanding notes stating:


    - the aggregate principal amount of outstanding notes which have been tendered by such participant;

    - that the participant has received and agrees to be bound by the terms of the letter of transmittal; and

    - that we may enforce the agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your outstanding notes and:

    - your outstanding notes are not immediately available; or


    - you cannot deliver your outstanding notes (or a confirmation of book-entry transfer of outstanding notes into the exchange agent's account at the
      DTC), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or


    - you cannot complete the procedure for book-entry transfer on a timely basis,

you may effect a tender if:

     - the tender is made by or through an eligible institution;


     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) listing the name and address of the holder of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made by the notice and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, a duly executed letter of transmittal (or facsimile thereof) together with the outstanding notes (or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at the DTC), and any other documents required by the letter of transmittal and the related instructions, will be deposited by the eligible institution with the exchange agent; and



     - the properly completed and executed letter of transmittal (or facsimile thereof), and all tendered outstanding notes in proper form for transfer, or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at the DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

    Upon request, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, you may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

    - specify the name of the person having deposited the outstanding notes to be withdrawn;

    - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

    - specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the notes to be withdrawn.


    If the outstanding notes have been delivered under the book-entry procedure set forth above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at the DTC to be credited with the withdrawn outstanding notes. We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of the notices. Our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. No exchange notes will be issued with respect to these outstanding notes unless these outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.


    Any outstanding notes which are tendered but which are not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with the book-entry transfer facility for the outstanding notes).

CONDITIONS

    The exchange offer is subject to the following conditions:

    - the exchange offer, or the exchange by a holder of an outstanding note must not violate any applicable law or applicable interpretation of law by the staff of the SEC,

    - the outstanding notes must be properly tendered in accordance with the exchange offer, and

    - each holder exchanging outstanding notes for exchange notes in the exchange must make customary representations. See "-- Resale of Exchange Notes."

EXCHANGE AGENT

    We have appointed The Bank of New York, the trustee under the indenture, as exchange agent for the exchange offer. You should direct any questions and requests for assistance and inquiries for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

                              THE BANK OF NEW YORK


       By Mail, Hand or Overnight Delivery:                  By Facsimile:
               The Bank of New York                         (212) 815-6339
            101 Barclay Street, 7 East                   Confirm by Telephone:
                New York, NY 10286                          (212) 815-3738
   Attention: Carolle Montreuil, Reorganization
                       Section
 (If by mail we recommend registered or certified
                        mail)


    Delivery of the letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

FEES AND EXPENSES

    We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

    We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer and will pay the reasonable fees and expenses of one firm acting as counsel for the holders of outstanding notes should the holders deem it advisable to appoint counsel.

    We will pay the cash expenses to be incurred under the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If, however, exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be registered, or are to be issued in the name of, or delivered to, any person other than the registered holder, or if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in the exchange offer, then the tendering holder must pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons. If satisfactory evidence of payment of the taxes or an exemption from the taxes not submitted with the letter of transmittal, we will bill the amount of the transfer taxes directly to the tendering holder.

SHELF REGISTRATION

    The registration rights agreement sets forth various circumstances under which we are required to file a shelf registration statement with the SEC instead of a registration statement.

    We will, in the event we file a shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the outstanding notes has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes. A holder of outstanding notes who sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations.

ADDITIONAL INTEREST

    If we do not complete the exchange offer on or prior to the 150th calendar day following the date of original issue of the outstanding notes or a shelf registration statement is not declared effective on or prior to the 150th calendar day following the date of original issue of the outstanding notes (or, if a shelf registration statement is required to be filed because of the request by any purchaser of outstanding notes made later than 60 days after the issue date, 90 days following the request by the purchaser of outstanding notes that we, FTL-Cayman and the guarantor subsidiaries file the shelf registration statement), the interest rate on the outstanding notes will increase by 0.25% per year and this rate will increase by an additional 0.25% per year each 90-day period that additional interest continues to accrue under any such circumstance. However, the interest rate may not increase by more than 1.0% per year.

    Following the cure of all registration defaults, additional interest will no longer accrue, and the interest rate will revert to the original rate.

ACCOUNTING TREATMENT

    The exchange notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Therefore, we will recognize no gain or loss for accounting purposes. We will amortize the expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes over the term of the exchange notes.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes United States federal income tax consequences to holders of the outstanding notes who exchange their notes for the exchange notes in the exchange offer. This summary is based on the existing provisions of the Internal Revenue Code, existing, temporary and proposed regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions now in effect or different interpretations, all of which are subject to change, possibly with retroactive effect. This summary does not cover all aspects of federal income taxation that may be relevant to particular investors such as dealers in securities, insurance companies, financial institutions, tax-exempt entities, regulated investment companies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose "functional currency" is not the United States dollar. These persons may be subject to special treatment under federal income tax laws. In addition, this discussion is limited to investors who will hold the notes as capital assets, within the meaning of Section 1221 of the Internal Revenue Code. This summary does not discuss any aspect of state, local or foreign tax laws.

INDEBTEDNESS

    The exchange notes should be treated as our indebtedness, and we should be able to deduct interest on the notes. In the foreseeable future, we do not anticipate any disallowance under Section 163(j) of the Internal Revenue Code. In the unlikely event the exchange notes would be treated as equity, the amount treated as a distribution on any exchange note would first be taxable to the holder as dividend income to the extent of our current and accumulated earnings and profits and would next be treated as a return of capital to the extent of the holder's tax basis in the exchange notes. Any remaining amount would be treated as a gain from the sale of an exchange note. In addition, in the event of equity treatment, we could not deduct interest on the exchange notes. The remainder of this discussion assumes that the exchange notes will constitute indebtedness.

    Section 163(j) of the Internal Revenue Code generally disallows the deductibility of a portion of the interest expense of a corporate payor with a debt to equity ratio exceeding 1.5 to 1 where the debt has been guaranteed by a foreign person, as the notes have been guaranteed by FTL-Cayman. The amount of the disallowance is generally the excess of the interest expense over: (1) interest income plus (2) 50% of the adjusted taxable income of the payor. Because the tests would be made for the periods for which the interest deduction is claimed, we cannot currently determine the extent of any potential interest expense disallowance.

EXCHANGE OFFER

    The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be treated as an "exchange" or other taxable event. As a result, there should be no adverse federal income tax consequences to holders who exchange outstanding notes for exchange notes pursuant to the exchange offer. The exchange notes received by a holder of the outstanding notes should be treated as a continuation of the notes in the hands of that holder.

U.S. HOLDERS

    As used in this prospectus, the term "U.S. Holder" means the beneficial owner of an exchange note that for U.S. federal income tax purposes is:

    - a citizen or resident (as defined in Section 7701(b) of the Internal Revenue Code) of the U.S.;

    - a corporation, partnership or other entity formed under the laws of the U.S. or any political subdivision of the U.S.;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source;

    - in general, a trust subject to the primary supervision of a U.S. court and the control of a U.S. person as described in Section 7701(a) (30) of the Internal Revenue Code; and

    - any other person whose income or gain with respect to a note is effectively connected with the conduct of a U.S. trade or business.

A "Non-U.S. Holder" is any beneficial owner other than a U.S. Holder. The payments of interest made under the exchange notes should be U.S. source income for U.S. federal income tax purposes.

    INTEREST. A holder of an exchange note will be required to report interest on the note as interest income in accordance with the holder's method of accounting at the time the interest is accrued or received. We expect that the exchange notes will not be considered to be issued with original issue discount for tax purposes.

    TAX BASIS IN NOTES. The tax basis of the exchange note immediately after the exchange should equal the holder's tax basis in the outstanding note immediately prior to the exchange.

    DISPOSITION OF NOTES. The sale, exchange, or other disposition of an exchange note generally will be a taxable event. A holder generally will recognize gain or loss equal to the difference between: (1) the amount of cash plus the fair market value of any property received upon the sale, exchange or other taxable disposition of the exchange note (except to the extent attributable to accrued interest) and (2) the holder's adjusted tax basis in the exchange note. The gain or loss will be capital gain or loss. The maximum tax rate for individual taxpayers on net long-term capital gains (the excess of net long-term capital gain over net short-term capital loss) is 20% for most assets held for more than 12 months at the time of disposition. A lower rate of 18% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate for assets held for more than 12 months is reduced to 10%, and the 18% rate for assets held for more than 5 years is reduced to 8%.

    PURCHASERS OF NOTES AT OTHER THAN ORIGINAL ISSUANCE PRICE OR DATE. In the discussion above, we do not address special rules which may affect the treatment of purchasers that acquire notes other than at par, including those provisions of the Internal Revenue Code relating to the treatment of "market discount" and "amortizable bond premium." If you are such a purchaser, you should consult your tax advisor as to the consequences of the acquisition, ownership and disposition of notes.

    BACKUP WITHHOLDING. Unless a holder provides us with its correct taxpayer identification number (employer identification number or social security number) and certifies that the number is correct, we must withhold and remit to the U.S. Treasury 31% of (1) the interest paid on the exchange note and (2) the proceeds of any sale or other disposition of the exchange notes. Therefore, each holder should complete and sign Internal Revenue Service Form W-9 to provide the information and certification necessary to avoid backup withholding. However, certain holders, including certain foreign persons, are not subject to these backup withholding and reporting requirements. To qualify as an exempt foreign recipient, that holder should complete and sign Internal Revenue Service Form W-8BEN (for payments made before 2001, Form W-8 may be provided), attesting to that individual's exempt foreign status. The statements can be obtained from us. For further information concerning backup withholding and instructions for completing Internal Revenue Service Form W-8BEN (for payments made before 2001, Form W-8 may be provided) and Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete Internal Revenue Service Form W-8 and Form W-9 if the notes are held in more than one name), contact us.

    Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

NON-U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. holder.

    For purposes of withholding tax on interest discussed below, a Non-U.S. Holder includes a non-resident fiduciary of an estate or trust. Interest and gain on the sale, exchange or other disposition of a note will generally be considered to be "U.S. trade or business income" if the income or gain is (1) effectively connected with the conduct of a U.S. trade or business and (2) in the case of most treaty residents, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the U.S.

    STATED INTEREST. Generally, any interest paid to a Non-U.S. Holder of an exchange note that is not U.S. trade or business income will not be subject to U.S. federal tax if the interest qualifies as "portfolio interest." Generally, interest on the exchange notes will qualify as portfolio interest if the following four qualifications are met:

    - the Non-U.S. holder does not own 10% or more of our voting power and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code;

    - the beneficial owner, under penalties of perjury, certifies that it is not a U.S. person and provides its name and address;

    - the Non-U.S. holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement that was made in the ordinary course of its trade or business; and

    - the notes are in registered form.

    The notes should be treated as issued in registered form. An obligation is considered in registered form if: (1) the obligation is registered as to both principal and any stated interest with the issuer or its agent, and the obligation may be transferred only by surrender of the old instrument and either the reissuance by the issuer of the old instrument to the new holder or the issuance by the issuer of a new instrument to the new holder, or (2) the right to receive principal and interest may only be transferred through a book-entry system maintained by the issuer or its agent. The exchange notes and beneficial interests in the exchange notes which have been certificated may only be transferred by surrender of the old instrument and reissuance by us to a new holder or issuance by us of a new instrument. Beneficial interests in any notes which have not been certificated may only be transferred through the book-entry system of DTC or its participants.

    A withholding agent that has determined that the payee is a foreign person must determine whether the payee is entitled to a reduced rate of withholding before the payment is made. Portfolio interest is exempt from such withholding. A withholding agent may only rely on the beneficial owner's claim of foreign status absent actual knowledge or reason to know otherwise. The withholding agent must hold the documentation prior to payment and must not have been notified by the Internal Revenue Service that any of the information on the withholding certificate is incorrect or unreliable. For payments made after 2000, a withholding certificate is generally only valid if it is provided on Internal Revenue Service Form W-8BEN (for payments before 2001, a substitute form may be provided). A Form W-8BEN is valid only if its validity period has not expired, it is signed under penalties of perjury by the beneficial owner and it contains all of the information required on the form. The following information must be provided: the beneficial owner's name, permanent resident address and tax identification number; the country in which the beneficial owner was created, incorporated or governed; the classification of the entity; and other information as may be required by the regulations. As long as these certification requirements and the other qualifications mentioned in the preceding paragraph discussed above are satisfied, interest paid to Non-U.S. Holders of the notes should not be subject to U.S. federal income tax.

    The payments of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. tax rates. In the case of a Non-U.S. holder that is a corporation, the U.S. trade or business income may also be subject to the branch profits tax at a 30% rate. The branch profits tax may not apply, or may apply at a reduced rate, if a recipient is a qualified resident of certain countries with which the U.S. has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI (for payments made before 2001, Forms 1001 and 4224 may be used), as applicable, prior to the payment of interest. These forms must be periodically updated.

    New withholding regulations will apply to payments made after 2000. Under these new regulations, the required Forms 1001 and 4224 will be replaced by a new Forms W-8BEN and W-8ECI. Under the new regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the new regulations for payments through qualified intermediaries. You should consult your tax advisor regarding the effect on you of the new regulations.

    SALE, EXCHANGE OR REDEMPTION OF NOTES. Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale or exchange of a note generally will not be subject to U.S. federal income tax, unless:

    - the gain is U.S. trade or business income;

    - subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the U.S. for 183 days or more in the taxable year of the disposition; or

    - the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, including certain former citizens or residents of the U.S.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. We must report annually to the Internal Revenue Service and each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.

    The payment of the proceeds from the disposition of notes to or through the U.S. office of any broker, U.S. or foreign, will ordinarily be subject to information reporting and possible backup withholding. However, if the owner certifies as to its Non-U.S. Holder status under penalties of perjury or otherwise establishes an exemption and the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not satisfied, the payment will not be subject to information or backup withholding. The payment of the proceeds from the disposition of an exchange note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is:

    - a "controlled foreign corporation" for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

    - with respect to payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. In the case of the payment of proceeds from the disposition of exchange notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting is required on the payment unless the broker has documentary evidence in the files that the owner is a Non-U.S. holder and the broker has no knowledge to the contrary.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

    The preceding discussion of certain U.S. federal income tax consequences is for general information only. Therefore, you should consult your own tax advisor as to particular consequences of the exchange offer and the exchange to you.

                            CAYMAN ISLANDS TAXATION

    In the opinion of Truman Bodden & Company, Cayman Islands counsel for FTL-Cayman, under current Cayman Islands law, payment of interest on and principal of the exchange notes will not be subject to taxation in the Cayman Islands and no withholding will be required in the Cayman Islands on these payments to any holder of a note. Gains derived from the sale of the exchange notes will not be subject to Cayman Islands income or corporation tax. There will be no Cayman Islands tax consequences to holders of the outstanding notes who exchange them for exchange notes pursuant to the exchange offer. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance or gift tax.

    FTL-Cayman has received an undertaking from the Governor-in-Council of the Cayman Islands to the effect that, for a period of 20 years from the date of the granting of the undertaking, no law which is enacted after that date in the Cayman Islands imposing any tax to be levied on any profits, income, gains or appreciation will apply to FTL-Cayman or its operations and that no such tax or any tax in the nature of estate duty or inheritance tax will be payable on or in respect of the notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus as part of any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer as part of resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use upon any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Broker-dealers may sell exchange notes received by them for their own account in the exchange from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. They may make those resales at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. They may make those resales directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on the resale of exchange notes and any commissions or concessions received by the broker-dealers may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at January 2, 1999 and December 31, 1997, and for each of the three years in the period ended January 2, 1999, and have audited the balance sheet of Fruit of the Loom, Ltd. at January 2, 1999 and January 31, 1998. We have included and incorporated by reference our financial statements, and incorporated by reference our schedule and have included Fruit of the Loom, Ltd.'s balance sheet, in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    John J. Ray III, our Vice President, General Counsel and Secretary, will pass upon the validity of the securities offered by this prospectus and Katten Muchin & Zavis, Chicago, Illinois, and Truman Bodden & Company, Cayman Islands, will pass upon income tax matters relating to the exchange offer and the exchange notes. Mr. Ray holds options to purchase a total of 107,000 shares of our common stock.

                         INDEX TO FINANCIAL STATEMENTS

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Condensed Consolidated Balance Sheet (Unaudited) -- April 3, 1999..........................................     F-3

Condensed Consolidated Statement of Operations (Unaudited) for the Three Months Ended April 3, 1999 and
  March 28, 1998...........................................................................................     F-4

Condensed Consolidated Statement of Common Stockholders' Equity (Unaudited) for the Three Months Ended
  April 3, 1999 and March 28, 1998.........................................................................     F-5

Condensed Consolidated Statement of Cash Flows (Unaudited) for the Three Months Ended April 3, 1999 and
  March 28, 1998...........................................................................................     F-6

Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................     F-7

Report of Ernst & Young LLP, Independent Auditors..........................................................    F-17

Consolidated Balance Sheet -- January 2, 1999 and December 31, 1997........................................    F-18

Consolidated Statement of Operations for the Years Ended January 2, 1999, December 31, 1997 and December
  31, 1996.................................................................................................    F-19

Consolidated Statement of Stockholders' Equity for the Years Ended January 2, 1999, December 31, 1997 and
  December 31, 1996........................................................................................    F-20

Consolidated Statement of Cash Flows for the Years Ended January 2, 1999, December 31, 1997 and December
  31, 1996.................................................................................................    F-21

Notes to Consolidated Financial Statements.................................................................    F-22

                                       FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                          CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet (Unaudited) -- April 3, 1999 and January 2, 1999......................    F-73

Condensed Consolidated Statement of Operations (Unaudited) for the Three Months Ended April 3, 1999 and
  March 28, 1998...........................................................................................    F-74

Condensed Consolidated Statement of Common Stockholders' Equity (Unaudited) for the Three Months Ended
  April 3, 1999 and March 28, 1999.........................................................................    F-75

Condensed Consolidated Statement of Cash Flows (Unaudited) for the Three Months Ended April 3, 1999 and
  March 28, 1998...........................................................................................    F-76

Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................    F-77

                                               FRUIT OF THE LOOM, LTD.

                                                 FINANCIAL STATEMENTS

Report of Independent Auditors.............................................................................    F-84

Balance Sheet -- January 2, 1999 and January 31, 1998......................................................    F-85

Notes to Balance Sheet -- January 2, 1999 and January 31, 1998.............................................    F-86

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES
                   PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation.................................................................        P-1

Pro Forma Condensed Consolidated Balance Sheet -- April 3, 1999.......................        P-2

Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended
  April 3, 1999.......................................................................        P-3

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended January 2,
  1999................................................................................        P-4

Notes to Pro Forma Condensed Consolidated Financial Statements........................        P-5

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES
                   PRO FORMA FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation.................................................................        P-8

Pro Forma Condensed Consolidated Balance Sheet -- April 3, 1999.......................        P-9

Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended
  April 3, 1999.......................................................................       P-10

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended January 2,
  1999................................................................................       P-11

Notes to Pro Forma Condensed Consolidated Financial Statements........................       P-12

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                           (IN THOUSANDS OF DOLLARS)

                                                                                                        APRIL 3,
                                                                                                          1999
                                                                                                      ------------
                                                                                                      (UNAUDITED)
ASSETS
Current Assets
  Cash and cash equivalents (including restricted cash).............................................  $     20,400
  Notes and accounts receivable (less allowance for possible losses of $10,000).....................       107,100
  Inventories
    Finished goods..................................................................................       533,900
    Work in process.................................................................................       209,800
    Materials and supplies..........................................................................        73,800
                                                                                                      ------------
      Total inventories.............................................................................       817,500
  Other.............................................................................................        52,200
                                                                                                      ------------
      Total current assets..........................................................................       997,200
                                                                                                      ------------
Property, Plant and Equipment.......................................................................     1,260,100
  Less accumulated depreciation.....................................................................       766,600
                                                                                                      ------------
      Net property, plant and equipment.............................................................       493,500
                                                                                                      ------------
Other Assets
  Goodwill (less accumulated amortization of $342,800)..............................................       679,600
  Deferred income taxes.............................................................................        35,000
  Other.............................................................................................       168,900
                                                                                                      ------------
      Total other assets............................................................................       883,500
                                                                                                      ------------
                                                                                                      $  2,374,200
                                                                                                      ------------
                                                                                                      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt..............................................................  $    270,500
  Trade accounts payable............................................................................        66,800
  Other accounts payable and accrued expenses.......................................................       261,500
                                                                                                      ------------
      Total current liabilities.....................................................................       598,800
                                                                                                      ------------
Noncurrent Liabilities
  Long-term debt....................................................................................       979,000
  Other.............................................................................................       267,500
                                                                                                      ------------
      Total noncurrent liabilities..................................................................     1,246,500
                                                                                                      ------------
Preferred Stock.....................................................................................        71,700
                                                                                                      ------------
Common Stockholders' Equity.........................................................................       457,200
                                                                                                      ------------
                                                                                                      $  2,374,200
                                                                                                      ------------
                                                                                                      ------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THREE MONTHS ENDED
                                                                                            ----------------------
                                                                                             APRIL 3,   MARCH 28,
                                                                                               1999        1998
                                                                                            ----------  ----------
Net sales.................................................................................  $  408,700  $  457,200
Cost of sales.............................................................................     314,300     309,500
                                                                                            ----------  ----------
  Gross earnings..........................................................................      94,400     147,700
Selling, general and administrative expenses..............................................      80,900      83,100
Goodwill amortization.....................................................................       6,600       6,600
                                                                                            ----------  ----------
  Operating earnings......................................................................       6,900      58,000
Interest expense..........................................................................     (21,600)    (24,700)
Other income -- net.......................................................................       5,500       4,300
                                                                                            ----------  ----------
  Earnings (loss) before income tax provision.............................................      (9,200)     37,600
Income tax provision......................................................................        (500)      6,400
                                                                                            ----------  ----------
  Net earnings (loss).....................................................................      (8,700)     31,200
Preferred stock dividends.................................................................         300          --
                                                                                            ----------  ----------
  Earnings (loss) applicable to common stock..............................................  $   (9,000) $   31,200
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings (loss) per common share..........................................................  $    (0.13) $      .43
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings (loss) per common share -- assuming dilution.....................................  $    (0.13) $      .43
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average common shares.....................................................................      70,400      71,800
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average common shares -- assuming dilution................................................      70,400      72,300
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

        CONDENSED CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                              COMMON STOCK                ACCUMULATED
                                                             AND CAPITAL IN                  OTHER
                                                  COMMON       EXCESS OF      RETAINED   COMPREHENSIVE
                                                  SHARES       PAR VALUE      EARNINGS       INCOME        TOTAL
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, DECEMBER 31, 1997....................      71,901    $    319,000   $  140,700    $  (37,600)   $  422,100
                                                                                                         ----------
  Class A shares issued upon exercise of
    options...................................          62           1,700                                    1,700
                                                                                                         ----------
  Restricted stock --
    Compensation earned.......................                         400                                      400
                                                                                                         ----------
  Class A shares repurchased..................        (121)         (3,000)                                  (3,000)
                                                                                                         ----------
  Net earnings................................                                   31,200                      31,200
  Foreign currency translation adjustments --
    net.......................................                                                (11,900)      (11,900)
                                                                                                         ----------
  Comprehensive earnings......................                                                               19,300
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, MARCH 28, 1998.......................      71,842    $    318,100   $  171,900    $  (49,500)   $  440,500
                                                -----------  --------------  ----------  --------------  ----------
                                                -----------  --------------  ----------  --------------  ----------

BALANCE, JANUARY 2, 1999......................      72,150    $    326,700   $  276,600    $  (54,400)   $  548,900
                                                                                                         ----------
  Restricted stock --
    Compensation earned.......................                         500                                      500
                                                                                                         ----------
    Shares forfeited..........................         (16)
  Class B shares exchanged for exchangeable
    participating preferred stock of the
    Company...................................      (5,229)        (71,700)                                 (71,700)
                                                                                                         ----------
  Net loss....................................                                   (8,700)                     (8,700)
  Foreign currency translation adjustments --
    net.......................................                                                (11,500)      (11,500)
                                                                                                         ----------
  Comprehensive loss..........................                                                              (20,200)
                                                                                                         ----------
  Preferred stock dividends...................                                     (300)                       (300)
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, APRIL 3, 1999........................      66,905    $    255,500   $  267,600    $  (65,900)   $  457,200
                                                -----------  --------------  ----------  --------------  ----------
                                                -----------  --------------  ----------  --------------  ----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                                                             THREE MONTHS ENDED
                                                                                          ------------------------
                                                                                           APRIL 3,     MARCH 28,
                                                                                             1999         1998
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)...................................................................  $    (8,700) $    31,200
  Adjustments to reconcile to net cash used for operating activities:
    Preferred stock dividends...........................................................         (300)          --
    Depreciation and amortization.......................................................       30,800       32,000
    Deferred income tax provision.......................................................        1,700         (100)
    Increase in working capital.........................................................      (77,700)    (231,300)
    Other -- net........................................................................      (21,400)     (23,300)
                                                                                          -----------  -----------
      Net cash used for operating activities............................................      (75,600)    (191,500)
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures..................................................................       (6,700)      (6,400)
  Proceeds from asset sales.............................................................        5,700       21,600
  Other -- net..........................................................................      (21,200)      (1,200)
                                                                                          -----------  -----------
      Net cash provided by (used for) investing activities..............................      (22,200)      14,000
                                                                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt..............................................      239,700           --
  Proceeds under line-of-credit agreements..............................................      189,700      284,100
  Payments under line-of-credit agreements..............................................     (302,500)     (96,400)
  Principal payments on long-term debt and capital leases...............................      (10,100)      (8,400)
  Common stock issued...................................................................           --        1,400
  Common stock repurchased..............................................................           --       (3,000)
                                                                                          -----------  -----------
      Net cash provided by financing activities.........................................      116,800      177,700
                                                                                          -----------  -----------
Net increase in Cash and cash equivalents (including restricted cash)...................       19,000          200
Cash and cash equivalents (including restricted cash) at beginning of period............        1,400       16,100
                                                                                          -----------  -----------
Cash and cash equivalents (including restricted cash) at end of period..................  $    20,400  $    16,300
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

 1. On March 4, 1999 Fruit of the Loom, LTD. ("FTL, Ltd."), a Cayman Islands company, became the parent holding company of Fruit of the Loom, Inc. ("FTL, Inc." or the "Company") pursuant to a reorganization (the "Reorganization") approved by the stockholders of FTL, Inc. on November 12, 1998. Ownership of essentially all of the businesses or subsidiaries of the Company located outside the United States, other than certain interests of the Company in Canada and Mexico and the beneficial ownership of certain trademarks, will be transferred to FTL, Ltd. when the Reorganization is fully implemented.

    The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the year ended January 2, 1999. The information furnished herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of operations of the interim periods. Operating results for the three months ended April 3, 1999 are not necessarily indicative of results that may be expected for the full year.

    In connection with the Reorganization, all outstanding shares of Class A common stock of FTL, Inc. were automatically converted into Class A ordinary shares of FTL, Ltd., and all outstanding shares of Class B common stock of FTL, Inc. were automatically converted into shares of exchangeable participating preferred stock of FTL, Inc. (the "FTL, Inc. Preferred Stock"). The FTL, Inc. Preferred Stock (5,229,000 shares outstanding) in the aggregate (i) has a liquidation value of $71,700,000, which is equal to the fair market value of the FTL, Inc. Class B common stock based upon the $13.71 average closing price of FTL, Inc. Class A common stock on the New York Stock Exchange for the 20 trading days prior to March 4, 1999, (ii) is entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly, (iii) is exchangeable at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 FTL, Ltd. Class A ordinary shares, (iv) is convertible at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 shares of FTL, Inc. common stock, (v) participates with the holders of FTL, Inc. common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) is redeemable by FTL, Inc., at its option, after three years at a redemption price equal to the then fair market value of FTL, Inc. Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) has the right to vote on all matters put to a vote of the holders of FTL, Inc. common stock, voting together with such holders as a single class, and is entitled to the number of votes which such holder would have on an as converted basis.

    The fixed dividend on the FTL, Inc. Preferred Stock of 4.5% of the liquidation preference of $71,700,000 equals $3,200,000 on an annual basis. In addition, preferred stockholders participate in FTL, Inc.'s earnings after provision for the fixed preferred stock dividend. Participation in earnings is determined as the ratio of preferred shares outstanding to the total of preferred and common shares outstanding (7.2% at April 3, 1999). Preferred stockholder participation in losses is limited to the preferred stockholders' prior participation in earnings. Because FTL, Inc. had a loss in the three months ended April 3, 1999, the minority interest participation is limited to the fixed preferred dividend of $300,000 for the period.

    Effective January 1, 1998, the Company changed its year end from December 31 to a 52 or 53 week year ending on the Saturday nearest December 31. All quarterly reporting periods are prepared on a 4-4-5 accounting cycle with each quarter ending on the Saturday nearest the calendar quarter end.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

 2. No dividends were declared on the Company's common stock for the three-month periods ended April 3, 1999 and March 28, 1998.

 3. The Company's effective income tax rate of 5.0% for the first three months of 1999 differed from the Federal statutory rate of 35% primarily due to the impact of foreign earnings, certain of which are taxed at lower rates than in the United States, partially offset by goodwill amortization, a portion of which is not deductible for Federal income taxes, and a provision for interest on prior years' taxes.

    The Company's effective income tax rate of 17% for the first three months of 1998 differed from the Federal statutory rate of 35% primarily due to the impact of foreign earnings, certain of which are taxed at lower rates than in the United States, partially offset by goodwill amortization, a portion of which is not deductible for Federal income taxes, and state income taxes.

 4. In 1995, management announced plans to close certain manufacturing operations and to take other actions to reduce costs and improve operations. As a result, the Company recorded charges of approximately $372,900,000 ($287,400,000 after tax) related to impairment write-downs of goodwill, costs associated with the closing or realignment of certain domestic manufacturing facilities and attendant personnel reductions and charges related to inventory write-downs and valuations, foreign operations and other corporate issues.

    A rollforward of the 1995 special charges from January 2, 1999 through April 3, 1999 is presented below (in thousands of dollars):

                                                                    RESERVE                                              RESERVE
                                                                    BALANCE                                              BALANCE
                                                                  JANUARY 2,      CASH         INCOME         OTHER     APRIL 3,
                                                                     1999       PAYMENTS      (EXPENSE)     ACTIVITY      1999
                                                                  -----------  -----------  -------------  -----------  ---------
Impairment write down of goodwill...............................   $      --    $      --     $      --     $      --   $      --
Closing or realignment of manufacturing operations
  Loss on disposal of closed facilities, improvements and
    equipment...................................................          --           --            --            --          --
  Changes in estimates of insurance liabilities.................       9,500        2,300            --            --       7,200
  Costs related to expected increases in workers' compensation
    and health and welfare costs                                          --           --            --            --          --
  Costs related to termination of certain lease obligations.....          --           --            --            --          --
  Costs related to severance of the hourly workforce............          --           --            --            --          --
  Other.........................................................         200           --            --            --         200
                                                                  -----------  -----------          ---           ---   ---------
                                                                       9,700        2,300            --            --       7,400
Severance.......................................................          --           --            --            --          --
Other asset write downs, valuation reserves and other
  reserves......................................................          --           --            --            --          --
Changes in estimates of certain retained liabilities of former
  subsidiaries..................................................      10,500        3,500            --            --       7,000
Termination of management agreement.............................          --           --            --            --          --
                                                                  -----------  -----------          ---           ---   ---------
                                                                   $  20,200    $   5,800     $      --     $      --   $  14,400
                                                                  -----------  -----------          ---           ---   ---------
                                                                  -----------  -----------          ---           ---   ---------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

    In the fourth quarter of 1997, the Company recorded charges for costs related to the closing and disposal of a number of domestic manufacturing and distribution facilities, impairment of manufacturing equipment and other assets and certain European manufacturing and distribution facilities, and other costs associated with the Company's world-wide restructuring of manufacturing and distribution facilities. These and other special charges totalled $441,700,000 ($372,200,000 after tax).

    A rollforward of the 1997 special charges from January 2, 1999 through April 3, 1999 is presented below (in thousands of dollars):

                                                    RESERVE                                           RESERVE
                                                    BALANCE                                           BALANCE
                                                   JANUARY 2,     CASH        INCOME       OTHER      APRIL 3,
                                                      1999      PAYMENTS     (EXPENSE)    ACTIVITY      1999
                                                   ----------  -----------  -----------  ----------  ----------
Closing and disposal of U.S. manufacturing and
  distribution facilities
  Loss on sale of facilities, improvements and
    equipment:
    Sewing, finishing and distribution
      facilities.................................  $   60,100   $      --    $      --   $       --  $   60,100
    Impairment of mills to be sold...............      75,400          --           --           --      75,400
    Lease residual guarantees....................      61,000       8,400           --           --      52,600
    Other equipment..............................       6,200          --           --           --       6,200
                                                   ----------  -----------  -----------  ----------  ----------
                                                      202,700       8,400           --           --     194,300
  Severance costs................................         200          --           --           --         200
  Other accruals.................................       2,400          --           --           --       2,400
                                                   ----------  -----------  -----------  ----------  ----------
                                                      205,300       8,400           --           --     196,900
                                                   ----------  -----------  -----------  ----------  ----------
Impairment of European manufacturing and
  distribution facilities
  Impairment of long lived assets................          --          --           --           --          --
  Other accruals.................................       1,100          --           --          100       1,000
                                                   ----------  -----------  -----------  ----------  ----------
                                                        1,100          --           --          100       1,000
                                                   ----------  -----------  -----------  ----------  ----------
Pro Player incentive compensation agreement......          --          --           --           --          --
                                                   ----------  -----------  -----------  ----------  ----------
Other asset write-downs and reserves
  Inventory valuation provisions.................          --          --           --           --          --
  Other accruals.................................      11,300         200           --        1,800       9,300
                                                   ----------  -----------  -----------  ----------  ----------
                                                       11,300         200           --        1,800       9,300
                                                   ----------  -----------  -----------  ----------  ----------
Changes in estimates of certain retained
  liabilities of former subsidiaries.............      10,600          --           --           --      10,600
                                                   ----------  -----------  -----------  ----------  ----------
      Total pretax charges.......................  $  228,300   $   8,600    $      --   $    1,900  $  217,800
                                                   ----------  -----------  -----------  ----------  ----------
                                                   ----------  -----------  -----------  ----------  ----------

    During the first quarter of 1998, the Company sold certain inventory which had been written down as part of the 1997 special charges. Amounts received for the inventory sold were in excess of amounts estimated, resulting in reductions in cost of sales and increases to earnings before income tax expense of $4,900,000 in the first quarter of 1998.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

 5. The Company and its subsidiaries are involved in certain legal proceedings and have retained liabilities, including certain environmental liabilities, such as those under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), its regulations and similar state statutes ("Superfund Legislation"), in connection with the sale of certain discontinued operations, some of which were significant generators of hazardous waste. The Company and its subsidiaries have also retained certain liabilities related to the sale of products in connection with the sale of certain discontinued operations. The Company's retained liability reserves at April 3, 1999 related to discontinued operations consist primarily of certain environmental reserves of approximately $30,900,000 and product liability reserves of approximately $4,000,000. During 1998, the Company purchased insurance coverage for potential cleanup cost expenditures from approximately the level of current environmental reserves up to $100,000,000 for certain sites with on-going remediation, pollution liability coverage for claims arising out of pollution conditions at owned locations including continuing operations, sold facilities and non-owned sites and product liability coverage for claims arising out of products manufactured by the sold operations. Management believes that adequate reserves have been established to cover potential claims based on facts currently available and current Superfund and CERCLA Legislation.

    Generators of hazardous wastes which were disposed of at offsite locations which are now superfund sites are subject to claims brought by state and Federal regulatory agencies under Superfund Legislation and by private citizens under Superfund Legislation and common law theories. Since 1982, the United States Environmental Protection Agency (the "EPA") has actively sought compensation for response costs and remedial action at offsite disposal locations from waste generators under the Superfund Legislation, which authorizes such action by the EPA regardless of fault, legality of original disposal or ownership of a disposal site. The EPA's activities under the Superfund Legislation can be expected to continue during the remainder of 1999 and future years.

    On February 24, 1999, the Board of Directors, excluding Mr. Farley, authorized the Company to guarantee a bank loan of $65,000,000 to Mr. Farley in connection with Mr. Farley's refinancing and retirement of his $26,000,000 and $12,000,000 loans previously guaranteed by the Company and other indebtedness of Mr. Farley. The Company's obligations under the guarantee are secured by 2,507,512 shares of FTL, Inc. Preferred Stock and all of Mr. Farley's assets. In consideration of the guarantee, which is scheduled to expire in September 2000, Mr. Farley pays an annual guarantee fee equal to 2% of the outstanding principal balance of the loan. The Board of Directors received an opinion from an independent financial advisor that the terms of the transaction are commercially reasonable. In addition, in October 1998, the Company advanced $3,500,000 to Mr. Farley which was repaid in March 1999.

    The Company has negotiated grants from the governments of the Republic of Ireland, Northern Ireland and Germany. The grants are being used for employee training, the acquisition of property and equipment and other governmental business incentives such as general employment. At April 3, 1999, the Company had a contingent liability to repay, in whole or in part, grants received of approximately $28,200,000 in the event that the Company does not meet defined average employment levels or terminates operations in the Republic of Ireland, Northern Ireland and Germany.

    On July 1, 1998, the New England Health Care Employees Pension Fund filed a purported class action on behalf of all those who purchased Fruit of the Loom, Inc. Class A Common Stock and publicly traded options between July 24, 1996 and September 5, 1997 (the "Class Period") against the Company and William Farley, Bernhard Hansen, Richard C. Lappin, G. William Newton, Burgess D.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

    Ridge, Larry K. Switzer and John D. Wigodsky, each of whom are current or former officers of the Company, in the United States District Court for the Western District of Kentucky ("New England Action"). The plaintiff claims that the defendants engaged in conduct violating Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and that the Company and Mr. Farley are also liable under Section 20(a) of the Act. According to the plaintiff, the Company, with the knowledge and assistance of the individual defendants, made certain material misrepresentations and failed to disclose certain material facts about the Company's condition and prospects during the Class Period, causing the plaintiff and the class to buy Company stock or options at artificially inflated prices. The plaintiff also alleges that during the Class Period, the individual defendants sold stock of the Company while possessing material non-public information. The plaintiff asks for unspecified amounts as damages, interest and costs and ancillary relief. The defendants filed a motion to dismiss the action, which is fully briefed and awaiting court action. The defendants filed a motion to change venue from Bowling Green, Kentucky, and such motion is not yet fully briefed.

    Management believes that the suit is without merit, and management and the Company intend to defend it vigorously. Management believes, based on information currently available, that the ultimate resolution of this litigation will not have a material adverse effect on the financial condition or results of the operations of the Company, but the ultimate resolution of the suit, if unfavorable, could be material to the results of operations of a particular future period.

    On August 26, 1998, Carol Bradley filed a purported derivative action on behalf of the Company, against William Farley, Richard C. Lappin, Omar Z. Al Askari, Dennis S. Bookshester, Henry A. Johnson, Mark H. McCormack, Larry K. Switzer, A. Lorne Weil and Sir Brian Wolfson, each of whom is a current or former director of the Company, and the Company, as a nominal defendant, in the Warren Circuit Court of the State of Kentucky. The plaintiff asserts various common law claims against the individual defendants including, inter alia, breach of fiduciary duty, waste of corporate assets, breach of contract and constructive fraud claims. The plaintiff also asserts an insider trading claim against defendants Farley, Lappin and Switzer. The claims asserted against the individual defendants are based on the same alleged misrepresentations and omissions which form the basis of the claims asserted by the plaintiff in the New England Action as described above. The plaintiff seeks unspecified compensatory and punitive damages, attorneys' fees and costs and ancillary relief.

    On September 18, 1998, defendant Farley, with the consent of the Company, removed the action to the United States District Court for the Western District of Kentucky. Those defendants subsequently filed a motion to dismiss on the ground that the plaintiff failed to make an appropriate demand on the Company prior to filing the action. That motion is fully briefed and awaiting court action.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

 6. The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except per share data):

                                                                         THREE MONTHS ENDED
                                                                       ----------------------
                                                                       APRIL 3,    MARCH 28,
                                                                         1999        1998
                                                                       ---------  -----------
NUMERATOR
For basic earnings per share --
  Net earnings (loss) applicable to common stock.....................  $  (9,000)  $  31,200
  Add back dividends on exchangeable preferred assumed to be
    converted........................................................         --          --
                                                                       ---------  -----------
For diluted earnings per share --
  Earnings (loss) applicable to common stock after assumed
    conversion.......................................................  $  (9,000)  $  31,200
                                                                       ---------  -----------
                                                                       ---------  -----------
DENOMINATOR
For basic earnings per common share -- weighted average shares
  outstanding........................................................     70,400      71,800
Effect of dilutive employee stock options............................         --         500
Effect of dilutive exchangeable preferred............................         --          --
                                                                       ---------  -----------
For diluted earnings per common share -- weighted average shares
  outstanding and assumed conversions................................     70,400      72,300
                                                                       ---------  -----------
                                                                       ---------  -----------
Earnings (loss) per common share.....................................  $   (0.13)  $    0.43
                                                                       ---------  -----------
                                                                       ---------  -----------
Earnings (loss) per common share -- assuming dilution................  $   (0.13)  $    0.43
                                                                       ---------  -----------
                                                                       ---------  -----------

    Because diluted EPS increases in the first quarter of 1999 from a loss of $(0.13) to a loss of $(0.12), the effect of the assumed conversion of exchangeable preferred stock (1,700,000 weighted average shares) is antidilutive and has been ignored in the computation of diluted EPS. Therefore, diluted EPS is reported as a loss of $(0.13) in the first quarter of 1999. The effect of employee stock options was not material in 1999. All employee stock options were converted to options to purchase FTL, Ltd. Class A ordinary shares effective March 4, 1999.

7. The Company is offering $250,000,000 in aggregate principal amount of Senior Notes due 2006. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of the Guarantor Subsidiaries pursuant to the Subsidiary Guarantees. The Subsidiary Guarantees will remain in effect only during Non-Investment Grade Rating Periods. The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU with all other senior unsecured obligations of the Company. The Subsidiary Guarantees will be senior unsecured obligations of the Guarantor Subsidiaries and will rank PARI PASSU with all other senior unsecured obligations of the Guarantor Subsidiaries. The Notes will also be effectively subordinated to all liabilities, including trade payables, of the Non-Guarantor Subsidiaries and, during Investment Grade Rating Periods, will be effectively subordinated to all liabilities of the Guarantor Subsidiaries, including trade payables.

    Substantially all of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

    debt service obligations, including the payment of principal and interest on the Notes. There are currently no significant restrictions on the ability of the Guarantor Subsidiaries to make distributions to the Company.

    The supplemental guarantor condensed consolidating financial statements present:

1. Supplemental condensed consolidating balance sheet as of April 3, 1999, and supplemental condensed consolidating statements of operations and cash flows for the three months ended April 3, 1999;

2. Fruit of the Loom, Inc. and Guarantor Subsidiaries and the combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method; and

3. Elimination entries necessary to consolidate the Company and all of its subsidiaries.

    Separate financial statements of the Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries are jointly, severally and unconditionally liable under the guarantees, and the Company believes the supplemental guarantor condensed consolidated financial statements as presented are more meaningful in understanding the financial position of the Company and its Guarantor Subsidiaries.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

         SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)
                                 APRIL 3, 1999
                           (IN THOUSANDS OF DOLLARS)

                                                 COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                              NON-GUARANTOR    INC. AND GUARANTOR         AND
                                               SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATION CONSOLIDATED
                                              --------------  ---------------------  --------------  ------------
ASSETS
Current Assets
  Cash and cash equivalents (including
    restricted cash)........................    $    3,400         $    17,000         $              $   20,400
  Notes and accounts receivable (less
    allowance for possible losses of
    $10,000)................................        74,500              32,600                           107,100
  Inventories
    Finished goods..........................        78,000             455,900                           533,900
    Work in process.........................        13,800             196,000                           209,800
    Materials and supplies..................         7,700              66,100                            73,800
                                              --------------       -----------       --------------  ------------
      Total inventories.....................        99,500             718,000                           817,500
  Other.....................................         1,700              50,500                            52,200
                                              --------------       -----------       --------------  ------------
      Total current assets..................       179,100             818,100                           997,200
                                              --------------       -----------       --------------  ------------
Property, Plant and Equipment...............       199,300           1,060,800                         1,260,100
  Less accumulated depreciation.............        80,400             686,200                           766,600
                                              --------------       -----------       --------------  ------------
      Net property, plant and equipment.....       118,900             374,600                           493,500
                                              --------------       -----------       --------------  ------------
Other Assets
  Goodwill (less accumulated amortization of
    $342,800)...............................            --             679,600                           679,600
  Affiliate notes and accounts receivable...        17,900                  --            (17,900)            --
  Investment in subsidiaries................            --             225,600           (225,600)            --
  Deferred income taxes.....................            --              35,000                 --         35,000
  Other.....................................         2,900             166,000                           168,900
                                              --------------       -----------       --------------  ------------
      Total other assets....................        20,800           1,106,200           (243,500)       883,500
                                              --------------       -----------       --------------  ------------
                                                $  318,800         $ 2,298,900         $ (243,500)    $2,374,200
                                              --------------       -----------       --------------  ------------
                                              --------------       -----------       --------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt......    $      600         $   269,900         $              $  270,500
  Trade accounts payable....................        11,500              55,300                            66,800
  Other accounts payable and accrued
    expenses................................        26,200             235,300                           261,500
                                              --------------       -----------       --------------  ------------
      Total current liabilities.............        38,300             560,500                           598,800
                                              --------------       -----------       --------------  ------------
Noncurrent Liabilities
  Long-term debt............................        54,800             924,200                           979,000
  Affiliate notes and accounts payable......            --              17,900            (17,900)            --
  Other.....................................           100             267,400                           267,500
                                              --------------       -----------       --------------  ------------
      Total noncurrent liabilities..........        54,900           1,209,500            (17,900)     1,246,500
                                              --------------       -----------       --------------  ------------
Preferred Stock.............................            --              71,700                 --         71,700
                                              --------------       -----------       --------------  ------------
Common Stockholders' Equity.................       225,600             457,200           (225,600)       457,200
                                              --------------       -----------       --------------  ------------
                                                $  318,800         $ 2,298,900         $ (243,500)    $2,374,200
                                              --------------       -----------       --------------  ------------
                                              --------------       -----------       --------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF OPERATIONS (UNAUDITED)
                        THREE MONTHS ENDED APRIL 3, 1999
                           (IN THOUSANDS OF DOLLARS)

                                                 COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                              NON-GUARANTOR    INC. AND GUARANTOR         AND
                                               SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATION CONSOLIDATED
                                              --------------  ---------------------  --------------  ------------
Net sales...................................    $   78,500         $   336,700         $   (6,500)    $  408,700
Cost of sales...............................        56,600             264,200             (6,500)       314,300
                                                   -------            --------            -------    ------------
        Gross earnings......................        21,900              72,500                            94,400
Selling, general and administrative
  expenses..................................        15,000              65,900                            80,900
Goodwill amortization.......................            --               6,600                             6,600
                                                   -------            --------            -------    ------------
        Operating earnings..................         6,900                  --                             6,900
Interest expense............................        (1,000)            (20,600)                          (21,600)
Affiliated interest income (expense)........          (200)                200                                --
Equity in earnings of Non-Guarantor
  Subsidiaries..............................            --               5,000             (5,000)            --
Other income (expense) -- net...............          (500)              6,000                             5,500
                                                   -------            --------            -------    ------------
        Earnings (loss) before income tax
          provision.........................         5,200              (9,400)            (5,000)        (9,200)
Income tax provision........................           200                (700)                             (500)
                                                   -------            --------            -------    ------------
        Net earnings (loss).................    $    5,000         $    (8,700)        $   (5,000)    $   (8,700)
                                                   -------            --------            -------    ------------
                                                   -------            --------            -------    ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF CASH FLOWS (UNAUDITED)
                        THREE MONTHS ENDED APRIL 3, 1999
                           (IN THOUSANDS OF DOLLARS)

                                                              FRUIT OF THE LOOM,
                                                COMBINED             INC.            ELIMINATIONS
                                             NON-GUARANTOR       AND GUARANTOR            AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)......................    $    5,000         $    (8,700)         $  (5,000)     $   (8,700)
  Adjustments to reconcile to net cash used
    for operating activities:
    Equity in earnings of Non-Guarantor
      Subsidiaries.........................            --              (5,000)             5,000              --
    Preferred stock dividends..............            --                (300)                              (300)
    Depreciation and amortization..........         3,300              27,500                             30,800
    Deferred income tax provision..........            --               1,700                              1,700
    Increase in working capital............        (8,900)            (68,800)                           (77,700)
    Other -- net...........................        (7,200)            (14,200)                           (21,400)
                                             --------------        ----------       ---------------  ------------
      Net cash used for operating
        activities.........................        (7,800)            (67,800)                           (75,600)
                                             --------------        ----------       ---------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.....................          (600)             (6,100)                            (6,700)
  Proceeds from assets sales...............            --               5,700                              5,700
  Affiliate notes and accounts receivable..        14,800                  --            (14,800)             --
  Other -- net.............................        (6,800)            (14,400)                           (21,200)
                                             --------------        ----------       ---------------  ------------
      Net cash provided by (used for)
        investing activities...............         7,400             (14,800)           (14,800)        (22,200)
                                             --------------        ----------       ---------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term
    debt...................................            --             239,700                            239,700
  Proceeds under line-of-credit
    agreements.............................         8,600             181,100                            189,700
  Payments under line-of-credit
    agreements.............................        (6,500)           (296,000)                          (302,500)
  Principal payments on long-term debt and
    capital leases.........................          (100)            (10,000)                           (10,100)
  Affiliate notes and accounts payable.....            --             (14,800)            14,800              --
                                             --------------        ----------       ---------------  ------------
      Net cash provided by financing
        activities.........................         2,000             100,000             14,800         116,800
                                             --------------        ----------       ---------------  ------------
Net increase in cash and cash equivalents
  (including restricted cash)..............         1,600              17,400                             19,000
Cash and cash equivalents (including
  restricted cash) at beginning of
  period...................................         1,800                (400)                             1,400
                                             --------------        ----------       ---------------  ------------
Cash and cash equivalents (including
  restricted cash) at end of period........    $    3,400         $    17,000          $              $   20,400
                                             --------------        ----------       ---------------  ------------
                                             --------------        ----------       ---------------  ------------

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors of
  Fruit of the Loom, Inc.

    We have audited the accompanying consolidated balance sheet of Fruit of the Loom, Inc. and Subsidiaries as of January 2, 1999 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fruit of the Loom, Inc. and Subsidiaries at January 2, 1999 and December 31, 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepting accounting principles.

    As discussed in the Notes to Consolidated Financial Statements, the Company changed its method of accounting for inventories in 1997.

                                          ERNST & YOUNG LLP

Chicago, Illinois
February 16, 1999, except for
"Subsequent Events" note, as to
which the date is March 25, 1999

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                                        JANUARY 2,   DECEMBER 31,
                                                                                           1999          1997
                                                                                       ------------  ------------
                                                                                       (IN THOUSANDS OF DOLLARS)
                                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents (including restricted cash)..............................  $      1,400   $   16,100
  Notes and accounts receivable (less allowance for possible losses of $12,000,000
    and $11,900,000, respectively)...................................................       109,700       98,100
  Inventories
    Finished goods...................................................................       500,700      570,400
    Work in process..................................................................       183,100      212,300
    Materials and supplies...........................................................        58,200       64,800
                                                                                       ------------  ------------
                                                                                            742,000      847,500
  Other..............................................................................        41,100       53,900
                                                                                       ------------  ------------
      Total current assets...........................................................       894,200    1,015,600
                                                                                       ------------  ------------
PROPERTY, PLANT AND EQUIPMENT
  Land...............................................................................        14,400       14,700
  Buildings, structures and improvements.............................................       303,300      330,500
  Machinery and equipment............................................................       862,500      882,800
  Construction in progress...........................................................        11,900        4,200
                                                                                       ------------  ------------
                                                                                          1,192,100    1,232,200
  Less accumulated depreciation......................................................       758,200      717,800
                                                                                       ------------  ------------
      Net property, plant and equipment..............................................       433,900      514,400
                                                                                       ------------  ------------
OTHER ASSETS
  Goodwill (less accumulated amortization of $336,200,000 and $309,600,000,
    respectively)....................................................................       686,300      712,900
  Net deferred income taxes..........................................................        36,700       30,300
  Other..............................................................................       238,700      209,900
                                                                                       ------------  ------------
      Total other assets.............................................................       961,700      953,100
                                                                                       ------------  ------------
                                                                                       $  2,289,800   $2,483,100
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current maturities of long-term debt...............................................  $    270,500   $   28,200
  Trade accounts payable.............................................................       119,700      234,100
  Acme Boot guarantee................................................................            --       67,000
  Other accounts payable and accrued expenses........................................       226,700      195,900
                                                                                       ------------  ------------
      Total current liabilities......................................................       616,900      525,200
                                                                                       ------------  ------------
NONCURRENT LIABILITIES
  Long-term debt.....................................................................       856,600    1,192,800
  Other..............................................................................       267,400      343,000
                                                                                       ------------  ------------
      Total noncurrent liabilities...................................................     1,124,000    1,535,800
                                                                                       ------------  ------------
COMMON STOCKHOLDERS' EQUITY
  Common stock and capital in excess of par value, $.01 par value; authorized, Class
    A, 200,000,000 shares, Class B, 30,000,000 shares; issued and outstanding:
  Class A Common Stock, 66,465,255 and 66,216,720 shares, respectively...............       323,000      315,300
  Class B Common Stock, 5,684,276 Shares.............................................         3,700        3,700
  Retained earnings..................................................................       276,600      140,700
  Accumulated other comprehensive income.............................................       (54,400)     (37,600)
                                                                                       ------------  ------------
      Total common stockholders' equity..............................................       548,900      422,100
                                                                                       ------------  ------------
                                                                                       $  2,289,800   $2,483,100
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        YEAR ENDED
                                                                         ----------------------------------------
                                                                          JANUARY 2,   DECEMBER 31,  DECEMBER 31,
                                                                             1999          1997          1996
                                                                         ------------  ------------  ------------

                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................................................  $  2,170,300   $2,139,900    $2,447,400
Cost of sales..........................................................     1,564,800    1,644,400     1,724,500
                                                                         ------------  ------------  ------------
  Gross earnings.......................................................       605,500      495,500       722,900
Selling, general and administrative expenses...........................       344,000      751,800       378,000
Goodwill amortization..................................................        26,600       26,800        26,700
Impairment write down of goodwill......................................            --        4,600            --
                                                                         ------------  ------------  ------------
  Operating earnings (loss)............................................       234,900     (287,700)      318,200
Interest expense.......................................................       (97,300)     (84,700)     (103,600)
Other income (expense) -- net..........................................         5,400      (79,300)      (36,400)
                                                                         ------------  ------------  ------------
  Earnings (loss) from continuing operations before income tax
    provision..........................................................       143,000     (451,700)      178,200
Income tax provision...................................................         7,100      (66,300)       31,600
                                                                         ------------  ------------  ------------
  Earnings (loss) from continuing operations...........................       135,900     (385,400)      146,600
  Discontinued operations -- LMP litigation............................            --     (102,200)           --
                                                                         ------------  ------------  ------------
Net earnings (loss)....................................................  $    135,900   $ (487,600)   $  146,600
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Earnings (loss) per common share:
  Continuing operations................................................  $       1.89   $    (5.18)   $     1.92
  Discontinued operations -- LMP litigation............................            --        (1.37)           --
                                                                         ------------  ------------  ------------
Net earnings (loss)....................................................  $       1.89   $    (6.55)   $     1.92
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Earnings (loss) per common share -- assuming dilution:
  Continuing operations................................................  $       1.88   $    (5.18)   $     1.90
  Discontinued operations -- LMP litigation............................            --        (1.37)           --
                                                                         ------------  ------------  ------------
Net earnings (loss)....................................................  $       1.88   $    (6.55)   $     1.90
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
Average common shares outstanding
  Basic................................................................        72,000       74,400        76,400
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
  Diluted..............................................................        72,300       74,400        77,100
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                          COMMON
                                                           STOCK
                                                        AND CAPITAL
                                                            IN                  ACCUMULATED
                                                         EXCESS OF                 OTHER
                                             COMMON         PAR      RETAINED   COMPREHENSIVE
                                             SHARES        VALUE     EARNINGS     INCOME       TOTAL
                                           -----------  -----------  ---------  -----------  ---------
                                                            (IN THOUSANDS OF DOLLARS)
BALANCE, DECEMBER 31, 1995...............      75,960    $ 470,000   $ 481,700   $ (22,500)  $ 929,200
                                                                                             ---------
  Class A shares issued upon exercise of
    options..............................       1,059       22,500                              22,500
                                                                                             ---------
  Class A shares issued under stock grant
    plan -- net..........................          50        1,400                               1,400
                                                                                             ---------
  Class A shares repurchased.............        (440)     (16,600)                            (16,600)
                                                                                             ---------
  Net earnings...........................                              146,600                 146,600
  Foreign currency translation
    adjustments -- net...................                                           12,500      12,500
  Minimum pension liability adjustment...                                             (900)       (900)
  Unrealized loss on available-for-sale
    securities -- net of taxes of
    $500,000.............................                                             (900)       (900)
                                                                                             ---------
  Comprehensive income -- 1996...........                                                      157,300
                                           -----------  -----------  ---------  -----------  ---------
BALANCE, DECEMBER 31, 1996...............      76,629      477,300     628,300     (11,800)  1,093,800
                                                                                             ---------
  Class A shares issued upon exercise of
    options..............................         564       14,100                              14,100
                                                                                             ---------
  Class A shares issued under stock grant
    plan -- net..........................          37        1,200                               1,200
                                                                                             ---------
  Class A shares repurchased.............      (5,329)    (173,600)                           (173,600)
                                                                                             ---------
  Net loss...............................                             (487,600)               (487,600)
  Foreign currency translation
    adjustments -- net...................                                          (27,600)    (27,600)
  Minimum pension liability adjustment...                                              900         900
  Reclassify loss on available-for-sale
    securities -- net of taxes of
    $500,000 to net earnings.............                                              900         900
                                                                                             ---------
  Comprehensive loss -- 1997.............                                                     (513,400)
                                           -----------  -----------  ---------  -----------  ---------
BALANCE, DECEMBER 31, 1997...............      71,901      319,000     140,700     (37,600)    422,100
                                                                                             ---------
  Class A shares issued upon exercise of
    options..............................         332        9,100                               9,100
                                                                                             ---------
  Class A shares issued under stock grant
    plan -- net..........................          38        1,600                               1,600
                                                                                             ---------
  Class A shares repurchased.............        (121)      (3,000)                             (3,000)
                                                                                             ---------
  Net earnings...........................                              135,900                 135,900
  Foreign currency translation
    adjustments -- net...................                                           (6,400)     (6,400)
  Minimum pension liability adjustment...                                          (10,400)    (10,400)
                                                                                             ---------
  Comprehensive income -- 1998...........                                                      119,100
                                           -----------  -----------  ---------  -----------  ---------
BALANCE, JANUARY 2, 1999.................      72,150    $ 326,700   $ 276,600   $ (54,400)  $ 548,900
                                           -----------  -----------  ---------  -----------  ---------
                                           -----------  -----------  ---------  -----------  ---------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        YEAR ENDED
                                                                          ---------------------------------------
                                                                          JANUARY 2,   DECEMBER 31,  DECEMBER 31,
                                                                             1999          1997          1996
                                                                          -----------  ------------  ------------

                                                                                 (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)...................................................  $   135,900   $ (487,600)   $  146,600
  Adjustments to reconcile net earnings (loss) to net cash
    provided by (used for) operating activities:
    Impairment write down of goodwill...................................           --        4,600            --
    Depreciation and amortization.......................................      111,300      154,200       155,700
    Deferred income tax provision.......................................       (6,100)     (64,600)       23,200
    Decrease (increase) in notes and accounts receivable................       (6,600)      69,200        93,700
    Decrease (increase) in inventories..................................       98,000     (183,000)       60,200
    Increase (decrease) in trade accounts payable.......................     (114,400)     122,200        51,800
    Other working capital changes.......................................       13,200       86,100        (7,700)
    Special charges related to long-term items..........................           --      261,300            --
    Acme Boot charge....................................................           --       32,000        35,000
    Net payments on retained liabilities related to former
      subsidiaries......................................................      (13,400)     (19,600)      (18,000)
    Other-net...........................................................      (86,000)     (94,200)      (26,800)
                                                                          -----------  ------------  ------------
        Net cash provided by (used for) operating activities............      131,900     (119,400)      513,700
                                                                          -----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures..................................................      (41,900)     (55,400)      (44,500)
  Proceeds from asset sales.............................................       86,400        4,300        17,300
  Payment on Acme Boot debt guarantee...................................      (65,900)          --            --
  Proceeds from sale of Hosiery Division................................           --           --        73,800
  Other-net.............................................................      (28,000)     (13,700)      (15,300)
                                                                          -----------  ------------  ------------
        Net cash provided by (used for) investing activities............      (49,400)     (64,800)       31,300
                                                                          -----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt..............................           --       97,800        63,000
  Proceeds under line-of-credit agreements..............................      874,000    1,245,800       488,500
  Payments under line-of-credit agreements..............................     (836,200)    (981,900)     (979,600)
  Principal payments on long-term debt and capital leases...............     (138,800)     (17,600)     (125,500)
  Common stock issued...................................................        6,800       11,100        17,400
  Common stock repurchased..............................................       (3,000)    (173,600)      (16,600)
                                                                          -----------  ------------  ------------
        Net cash provided by (used for) financing activities............      (97,200)     181,600      (552,800)
                                                                          -----------  ------------  ------------
Net decrease in cash and cash equivalents
  (including restricted cash)...........................................      (14,700)      (2,600)       (7,800)
Cash and cash equivalents (including restricted cash)
  at beginning of year..................................................       16,100       18,700        26,500
                                                                          -----------  ------------  ------------
Cash and cash equivalents (including restricted cash)
  at end of year........................................................  $     1,400   $   16,100    $   18,700
                                                                          -----------  ------------  ------------
                                                                          -----------  ------------  ------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries other than its special purpose entity which is not consolidated (see "Sale of Accounts Receivable"). All material intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates depending upon certain risks and uncertainties. Potential risks and uncertainties include such factors as the financial strength of the retail industry (particularly the mass merchant channel), the level of consumer spending for apparel, demand for the Company's activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, the Company's ability to develop, market and sell new products, the success of planned advertising, marketing and promotional campaigns, international activities, legal proceedings, other contingent liabilities and the actual fair values of assets held for sale, impaired assets and leased assets covered by residual value guarantees.

    INVENTORIES. Inventory costs include material, labor and factory overhead. Inventories are stated at the lower of cost (first-in, first-out) or market.

    During the fourth quarter of 1997, the Company changed its method of determining the cost of inventories from the LIFO method to the FIFO method as it experienced reduced costs from offshore assembly operations and expects continuing cost reductions. The cost of inventories on a LIFO basis at December 31, 1997 was approximately equal to their replacement cost. Accordingly, the Company believes that the FIFO method will result in a better measurement of operating results. All previously reported results were restated to reflect the retroactive application of this accounting change as required by generally accepted accounting principles. The accounting change increased the net loss for 1997 by $27,800,000, or $.37 per share. Due principally to the effect of LIFO reserve liquidations, net earnings previously reported for 1996 were reduced by $4,600,000 or $.06 per share.

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment is stated at cost. Impaired assets are stated at fair value less estimated selling costs. Depreciation, which includes amortization of assets under capital leases, is based on the straight-line method over the estimated useful lives of depreciable assets. Interest costs incurred in the construction or acquisition of property, plant and equipment are capitalized. Buildings, structures and improvements are depreciated over 20 years. Machinery and equipment is depreciated over periods not exceeding 10 years.

    GOODWILL. Goodwill is amortized using the straight-line method over periods ranging from 20 to 40 years.

    DERIVATIVE COMMODITY INSTRUMENTS. Cotton futures contracts are the primary derivative commodity instruments utilized by the Company. These instruments are designated and effective as hedges of a portion of the probable periodic cotton purchases that would otherwise expose the Company to the risk of increases in the price of cotton consumed in manufacturing the Company's products. The contract terms match the Company's purchasing cycle. Options (caps and floors) are also used but are not currently material to the Company's financial condition or net income. Futures contracts are closed by cash settlement. Open futures contracts are marked to market. Realized and unrealized gains and losses are deferred and recognized in earnings as cotton costs are recovered through sales of the Company's products

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
(the deferral accounting method). Deferred realized gains and losses are included as a component of inventory. Deferred unrealized gains and losses are included in other liabilities or assets and in cash flows from investing activities.

    DERIVATIVE FINANCIAL INSTRUMENTS. Interest rate swap agreements are the primary derivative financial instruments utilized by the Company. These instruments limit the Company's risk of exposure to increases in interest rates on selected portions of its variable rate debt. These agreements involve the exchange of amounts based on a variable interest rate for amounts based on fixed interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the debt (the accrual accounting method). The related amount payable to or receivable from counterparties is included in interest payable. The fair values of the swap agreements are not recognized in the financial statements.

    DEFERRED GRANTS. The Company has negotiated grants from the governments of the Republic of Ireland, Northern Ireland and Germany. The grants are being used for employee training, the acquisition of property and equipment and other governmental business incentives such as general employment. Employee training grants are recognized in income in the year in which the costs to which they relate are incurred by the Company. Grants for the acquisition of property and equipment are netted against the related capital expenditure. Grants for property and equipment under operating leases are amortized to income as a reduction of rents paid. Unamortized amounts netted against fixed assets under these grants at January 2, 1999 and December 31, 1997 were $19,400,000 and $28,000,000, respectively.

    SOFTWARE COSTS. Costs associated with the application development stage of significant new computer software applications for internal use are deferred and amortized over periods ranging from three to five years. Costs associated with the preliminary and post implementation stages of these projects are expensed as incurred.

    STOCK-BASED COMPENSATION. The Company accounts for stock based compensation in accordance with APB 25. The Company typically grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. Accordingly, the Company typically recognizes no compensation expense for these stock option grants.

    PENSION PLANS. The Company maintains pension plans which cover substantially all employees. The plans provide for benefits based on an employee's years of service and compensation. The Company funds the minimum contributions required by the Employee Retirement Income Security Act of 1974.

    EARNINGS PER SHARE. In 1997, the Financial Accounting Standards Board issued FAS 128, EARNINGS PER SHARE. FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the FAS 128 requirements.

    IMPAIRMENT. When indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to the operating performance and future undiscounted cash flows of the underlying businesses. The Company adjusts the net book value of the

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) underlying assets if the sum of expected future cash flows is less than book value. Assets to be disposed of are adjusted to fair value less cost to sell if less than book value.

    EMPLOYEE BONUS PLANS AND OTHER INCENTIVE COMPENSATION. The Company has a performance based management incentive plan for officers and key employees of the Company based upon performance related criteria determined at the discretion of the Compensation Committee of the Board of Directors. The Company accrues amounts based on anticipated performance for the current year and awards are made in the first quarter of the succeeding year.

    RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform with the current year presentation.

SPECIAL CHARGES

1997 SPECIAL CHARGES

In the fourth quarter of 1997, the Company recorded charges for costs related to the closing and disposal of a number of domestic manufacturing and distribution facilities, impairment of manufacturing equipment and other assets and certain European manufacturing and distribution facilities, and other costs associated with the Company's world-wide restructuring of manufacturing and distribution facilities. These

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
and other special charges totalled $441,700,000 ($372,200,000 after tax) categorized as follows (in thousands of dollars):

                                                                                 FUTURE                  TOTAL
                                                                                  CASH      NONCASH     CHARGES
                                                                               ----------  ----------  ----------
CLOSING AND DISPOSAL OF U.S. MANUFACTURING AND DISTRIBUTION FACILITIES
  Loss on sale of facilities, improvements and equipment:
    Sewing and finishing.....................................................  $       --  $   30,500  $   30,500
    Distribution facilities..................................................          --      36,100      36,100
    Impairment of mills to be sold...........................................          --      75,400      75,400
    Lease residual guarantees................................................      61,000          --      61,000
    Other equipment..........................................................          --      29,600      29,600
                                                                               ----------  ----------  ----------
                                                                                   61,000     171,600     232,600
  Severance costs............................................................       8,400          --       8,400
  Other accruals.............................................................       6,500       3,900      10,400
                                                                               ----------  ----------  ----------
                                                                                   75,900     175,500     251,400
                                                                               ----------  ----------  ----------
IMPAIRMENT OF EUROPEAN MANUFACTURING AND DISTRIBUTION FACILITIES
  Impairment of long lived assets............................................          --      42,800      42,800
  Other accruals.............................................................       1,300          --       1,300
                                                                               ----------  ----------  ----------
                                                                                    1,300      42,800      44,100
                                                                               ----------  ----------  ----------
PRO PLAYER INCENTIVE COMPENSATION AGREEMENT..................................      22,000          --      22,000
                                                                               ----------  ----------  ----------
OTHER ASSET WRITE DOWNS AND RESERVES
  Inventory valuation provisions.............................................          --      49,800      49,800
  Other accruals.............................................................      39,200      14,600      53,800
                                                                               ----------  ----------  ----------
                                                                                   39,200      64,400     103,600
                                                                               ----------  ----------  ----------
CHANGES IN ESTIMATES OF RETAINED LIABILITIES OF FORMER SUBSIDIARIES..........      12,600       8,000      20,600
                                                                               ----------  ----------  ----------
      Total pretax charges...................................................  $  151,000  $  290,700  $  441,700
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Each of these categories is discussed below.

    During the three years ended December 31, 1997, the Company moved substantially all of its sewing and finishing operations to locations in the Caribbean and Central America as part of its strategy to reduce its cost structure and remain a low cost producer in the U.S. markets it serves. The Company closed or committed to cease operations at nine sewing and finishing facilities in 1997. Accordingly, the Company terminated 176 salaried and 6,975 production personnel related to closed operations. Terminated personnel were notified of their separation in 1997 and the plant closings and attendant personnel reductions were substantially completed in 1997. The decision to move substantially all of the Company's sewing and finishing operations outside the United States resulted in the need to realign certain other domestic manufacturing operations and required the Company to dispose of certain production equipment. The Company realigned its operations by shifting production at the remaining domestic and offshore locations (including contractors) in order to balance its production capabilities. Management committed to dispose

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
of these sewing and finishing facilities in late November and December 1997 and has ceased production at eight of the nine facilities by January 2, 1999. Equipment is being sold or scrapped and real estate is being sold. The Company expects to complete these asset sales in 1999. Impairment charges related to sewing and finishing facilities that the Company had not ceased operating at December 31, 1997 totalled $7,000,000. The redirection of the physical flow of goods in the Company's manufacturing processes prompted a reassessment of the Company's domestic distribution network. Management committed to dispose of certain distribution assets in December 1997. The Company has ceased operating at four of seven locations. The Company expects to complete the asset sales in 1999. Impairment charges related to distribution assets that the Company had not ceased operating at December 31, 1997 totalled $34,000,000. The Company's plans for further efficiencies in its manufacturing operations and its commitment to reduce the capital intensity of its business resulted in a decision to dispose of three of its U.S. based yarn mills. Management committed to dispose of these assets in December 1997. To avoid further impairment, the Company continues to operate these impaired mills as going concerns as efforts to sell them progress. Management expects to complete these asset sales in 1999. Impairment charges related to these yarn mills totalled $75,400,000. FAS 121 requires that all long-lived assets to be disposed of be measured at the lower of their carrying amount or estimated fair value, less estimated selling costs. It is the Company's intention to dispose of the facilities and equipment for which impairment charges have been recorded and the Company believes it has the ability to dispose of the assets in less than 30 days from the time a buyer agrees to purchase the assets and still meet production and distribution needs. As a result of the offshore migration of its sewing and finishing operations and related decisions to close or dispose of certain manufacturing and distribution facilities, the Company evaluated its operating lease structure and the ability of the lessor to recover its costs in the used equipment market and concluded that residual values guaranteed by the Company will be substantially in excess of fair market values. See "LEASE COMMITMENTS." Charges related to loss on disposal of facilities, improvements and equipment totalled $232,600,000.

    Severance costs consisted of salary and fringe benefits (FICA and unemployment taxes, health insurance, life insurance, dental insurance, long-term disability insurance and participation in the Company's pension plan).

    These charges were recorded in the fourth quarter of 1997 as required by FAS 121, EITF 94-3 or other authoritative literature. Assets held for sale included in other noncurrent assets in the accompanying Consolidated Balance Sheet totalled $83,600,000 and $104,700,000 at January 2, 1999 and December 31, 1997,
respectively.

    As part of its review of its manufacturing, distribution, and logistics organization, facilities and costs beginning in the third quarter of 1997, the Company also considered the strategic position and cost effectiveness of its organization and facilities in Europe where industry trends similar to those in the U.S. (such as movement of certain operations to low cost countries) were emerging. This review indicated that certain of the Company's European manufacturing and distribution assets to be held and continued to be used might be impaired. Estimates of undiscounted cash flows indicated that the carrying amounts of these assets were not likely to be recovered. Therefore, as required by FAS 121, these assets were written down to their estimated fair values, less estimated selling costs.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
    The Company recorded charges for other asset write downs and reserves totalling $103,600,000 comprised of the following (in millions of dollars).

                                                                                                               OTHER
                                                                                  TOTAL         ASSET      RESERVES AND
                                                                                 CHARGES     WRITE DOWN      ACCRUALS
                                                                               -----------  -------------  -------------
Inventory obsolescence.......................................................   $    10.1     $    10.1      $      --
Inventory shrinkage..........................................................        19.5          19.5             --
Inventory mark down..........................................................        20.2          20.2             --
Software costs...............................................................         7.1            --            7.1
Severance....................................................................         6.1            --            6.1
Professional fees............................................................         6.6            --            6.6
Various contract commitments.................................................        12.1            --           12.1
Other charges................................................................        21.9           8.3           13.6
                                                                               -----------        -----          -----
                                                                                $   103.6     $    58.1      $    45.5
                                                                               -----------        -----          -----
                                                                               -----------        -----          -----

    Provisions to inventory reserves largely resulted from conditions associated with the acceleration of the offshore movement of the Company's sewing and finishing operations which began late in the third quarter of 1997. Provisions for inventory obsolescence reflected made in U.S.A. labels and polybags and other supplies on hand that were made obsolete because remaining planned domestic production would be insufficient to utilize them.

    The provision for inventory shrinkage reflected the greatly extended pipeline for the Company's in-transit inventories, new freight channels and the difficulty of accounting for inventories at contractor facilities, as well as start-up operations at Company-owned facilities, in foreign locations. The estimated inventory shrinkage provision was based on analyses of in-transit inventory reconciliations, and in the fourth quarter of 1997, the Company identified book to physical adjustments related to inventories at foreign contractor locations. Inventory shrinkage experienced in 1997 was $26,000,000, compared with $18,900,000 in 1996 and $17,600,000 in 1995.

    The inventory markdown provision reflected quality issues related to start-up operations resulting from acceleration of the offshore movement of sewing and finishing operations and, unrelated to the offshore move, a shift in customer demand to upsized garments as opposed to more traditional sizing.

    The Company incurred software costs during 1997 related to business process reengineering and information technology transformation. Substantially all of these costs were incurred and expensed in the fourth quarter in accordance with EITF 97-13 issued November 20, 1997.

    Severance costs were accrued for the termination of certain executive officers with employment agreements as well as other corporate executives.

    Legal, accounting and consulting fees were incurred in connection with the proposed recapitalization of the Company announced February 11, 1998. See "SUBSEQUENT EVENTS." The Company also incurred costs associated with a proposed new venture that was cancelled in the fourth quarter of 1997 and other matters.

    Contract commitment charges consist of lease commitments on office space no longer occupied, minimum liabilities under royalty agreements whose sales minimums will not be met, a loss on a firm

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
commitment to purchase cloth in 1998, estimated fees to amend certain debt and lease covenants and, as a result of the European restructuring, estimated obligations to repay employment grants in Europe.

    Other charges totalling $21,900,000 consist of an impairment write down of goodwill along with accruals related to various asset valuation, state and local tax, financing and other issues related to the Company's world-wide restructuring efforts.

    In the fourth quarter of 1997, the Company recorded a $22,000,000 charge for incentive compensation anticipated to be earned at its Pro Player subsidiary (none of which was paid in 1997). The Company recorded charges totalling $20,600,000 related to changes in estimates of environmental and other retained liabilities of former subsidiaries. Environmental charges reflected an increase in estimated environmental costs of $8,600,000 and a reduction in expected recoveries of $8,000,000. See "CONTINGENT LIABILITIES." The remaining $4,000,000 reflects the projected costs to the Company of pension obligations of certain former subsidiaries as estimated based on settlement negotiations begun with the Pension Benefit Guarantee Corporation in late December 1997.

    The above charges were recorded in the accompanying Consolidated Statement of Operations as follows (in thousands of dollars):

                                                                  SELLING,     IMPAIRMENT
                                                                 GENERAL AND      WRITE
                                                      COST OF   ADMINISTRATIVE    DOWN        OTHER
                                                       SALES       EXPENSE     OF GOODWILL   EXPENSE     TOTAL
                                                     ---------  -------------  -----------  ---------  ----------
Closing and disposal of U.S. manufacturing and
  distribution facilities..........................  $      --   $   251,400    $      --   $      --  $  251,400
Impairment of European manufacturing and
  distribution facilities..........................         --        44,100           --          --      44,100
Pro Player incentive compensation agreement........         --        22,000           --          --      22,000
Other asset write downs and reserves...............     49,800        37,400        4,600      11,800     103,600
Changes in estimates of retained liabilities of
  former subsidiaries..............................         --            --           --      20,600      20,600
                                                     ---------  -------------  -----------  ---------  ----------
                                                     $  49,800   $   354,900    $   4,600   $  32,400  $  441,700
                                                     ---------  -------------  -----------  ---------  ----------
                                                     ---------  -------------  -----------  ---------  ----------

    These charges were based on management's best estimates of the potential market values, timing and costs related to the above actions. Of the Special Charges, cash charges totalled approximately $151,000,000 to be paid in 1998 and future years, $10,900,000 of which relate to restructuring charges as defined by EITF No. 94-3. The Company paid $28,200,000 of these cash charges and finalized its estimate of these special charges in 1998. Approximately $25,400,000 is estimated to be paid in 1999 and a total of approximately $61,200,000 is estimated to be paid in future years. See "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--USE OF ESTIMATES."

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
    Following is a summary of the 1997 special charges and related reserve balances at December 31, 1997 (in thousands of dollars):

                                                                                                         RESERVE
                                                                      1997                    OTHER     BALANCE AT
                                                                    SPECIAL       CASH      ACTIVITY   DECEMBER 31,
                                                                    CHARGES     PAYMENTS     IN 1997       1997
                                                                   ----------  -----------  ---------  ------------
CLOSING AND DISPOSAL OF U.S. MANUFACTURING AND DISTRIBUTION
  FACILITIES
  Loss on sale of facilities, improvements and equipment:
    Sewing, finishing and distribution facilities................  $   66,600   $      --   $      --   $   66,600
    Impairment of mills to be sold...............................      75,400          --          --       75,400
    Lease residual guarantees....................................      61,000          --          --       61,000
    Other equipment..............................................      29,600          --      22,100        7,500
                                                                   ----------  -----------  ---------  ------------
                                                                      232,600          --      22,100      210,500
  Severance costs................................................       8,400          --          --        8,400
  Other accruals.................................................      10,400          --          --       10,400
                                                                   ----------  -----------  ---------  ------------
                                                                      251,400          --      22,100      229,300
                                                                   ----------  -----------  ---------  ------------
IMPAIRMENT OF EUROPEAN MANUFACTURING AND DISTRIBUTION FACILITIES
  Impairment of long lived assets................................      42,800          --      42,800           --
  Other accruals.................................................       1,300          --          --        1,300
                                                                   ----------  -----------  ---------  ------------
                                                                       44,100          --      42,800        1,300
                                                                   ----------  -----------  ---------  ------------
PRO PLAYER INCENTIVE COMPENSATION AGREEMENT......................      22,000          --          --       22,000
                                                                   ----------  -----------  ---------  ------------
OTHER ASSET WRITE DOWNS AND RESERVES
  Inventory valuation provisions.................................      49,800          --          --       49,800
  Other accruals.................................................      53,800       7,400       9,200       37,200
                                                                   ----------  -----------  ---------  ------------
                                                                      103,600       7,400       9,200       87,000
                                                                   ----------  -----------  ---------  ------------
CHANGES IN ESTIMATES OF RETAINED LIABILITIES OF FORMER
  SUBSIDIARIES...................................................      20,600          --       8,000       12,600
                                                                   ----------  -----------  ---------  ------------
      Total pretax charges.......................................  $  441,700   $   7,400   $  82,100   $  352,200
                                                                   ----------  -----------  ---------  ------------
                                                                   ----------  -----------  ---------  ------------

    Other activity in 1997 represents assets written off.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)

1997 SPECIAL CHARGES

    A rollforward of the 1997 special charges through January 2, 1999 is presented below (in thousands of dollars):

                                                                 RESERVE                                           RESERVE
                                                                BALANCE AT      CASH        INCOME       OTHER    BALANCE AT
                                                               DECEMBER 31,   PAYMENTS     (EXPENSE)   ACTIVITY   JANUARY 2,
                                                                   1997        IN 1998      IN 1998     IN 1998      1999
                                                               ------------  -----------  -----------  ---------  ----------
CLOSING AND DISPOSAL OF U.S. MANUFACTURING AND DISTRIBUTION
  FACILITIES
  Loss on sale of facilities, improvements and equipment:
    Sewing, finishing and distribution facilities............   $   66,600    $     100    $      --   $   6,400  $   60,100
    Impairment of mills to be sold...........................       75,400           --           --          --      75,400
    Lease residual guarantees................................       61,000           --           --          --      61,000
    Other equipment..........................................        7,500           --           --       1,300       6,200
                                                               ------------  -----------  -----------  ---------  ----------
                                                                   210,500          100           --       7,700     202,700
  Severance costs............................................        8,400        5,100        3,100          --         200
  Other accruals.............................................       10,400        5,800        1,000       1,200       2,400
                                                               ------------  -----------  -----------  ---------  ----------
                                                                   229,300       11,000        4,100       8,900     205,300
                                                               ------------  -----------  -----------  ---------  ----------
IMPAIRMENT OF EUROPEAN MANUFACTURING AND DISTRIBUTION
  FACILITIES
  Impairment of long lived assets............................           --           --           --          --          --
  Other accruals.............................................        1,300           --           --         200       1,100
                                                                     1,300           --           --         200       1,100
PRO PLAYER INCENTIVE COMPENSATION AGREEMENT..................       22,000           --       22,000          --          --
OTHER ASSET WRITE DOWNS AND RESERVES
  Inventory valuation provisions.............................       49,800           --        5,900      43,900
  Other accruals.............................................       37,200       16,700        5,300       3,900      11,300
                                                               ------------  -----------  -----------  ---------  ----------
                                                                    87,000       16,700       11,200      47,800      11,300
                                                               ------------  -----------  -----------  ---------  ----------
CHANGES IN ESTIMATES OF RETAINED LIABILITIES OF FORMER
  SUBSIDIARIES...............................................       12,600          500        1,500          --      10,600
                                                               ------------  -----------  -----------  ---------  ----------
      Total pretax charges...................................   $  352,200    $  28,200    $  38,800   $  56,900  $  228,300
                                                               ------------  -----------  -----------  ---------  ----------
                                                               ------------  -----------  -----------  ---------  ----------

    Other activity in 1998 principally related to inventory reserves established which were relieved as the inventory was sold and fixed asset write-offs as the assets were sold.

    During the first quarter of 1998, the Company sold certain inventory which had been written down as part of the 1997 special charges. Amounts received for the inventory sold were in excess of amounts estimated, resulting in increases to earnings before income tax expense of $5,100,000 in the first nine months of 1998, substantially all of which occurred in the first quarter of 1998. In the fourth quarter of 1998, the Company reversed the $22,000,000 charge as it determined it was no longer probable it would have to pay the incentive compensation at its Pro Player subsidiary. Also in the fourth quarter of 1998, the

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
Company finalized certain other estimates recorded in connection with the special charges recorded in 1997 which increased earnings before income tax expense by $11,700,000. The increases to earnings were recorded in the accompanying Consolidated Statement of Operations as follows (in thousands of dollars):

Cost of sales......................................................  $   6,900
Selling, general and administrative expenses.......................     30,400
Other expenses.....................................................      1,500
                                                                     ---------
    Total..........................................................  $  38,800
                                                                     ---------
                                                                     ---------

    The Company continued to operate certain assets held for sale during 1998 so that they may be sold as "ongoing operations". Accordingly, the Company did not depreciate these facilities during 1998, resulting in lower depreciation expense of approximately $10,000,000 than if the Company had recorded depreciation.

1995 SPECIAL CHARGES

    In the fourth quarter of 1995, management announced plans to close certain manufacturing operations and to take other actions to reduce costs and streamline operations. Accordingly, the Company identified for termination 194 salaried and 5,926 production personnel related to closed operations. Terminated personnel were notified of their separation in 1995 and the plant closings and attendant personnel reductions were substantially completed in 1995. Of the terminated personnel, all production and 180 of the salaried personnel were terminated in 1995; the remaining 14 salaried personnel were terminated in 1996. As a result, the Company recorded charges of approximately $372,900,000 ($287,400,000 after tax) related to impairment write downs of goodwill, costs associated with the closing or realignment of certain domestic manufacturing facilities and attendant personnel reductions and charges related to inventory write downs and valuations, foreign operations and other corporate issues. These actions were taken in an effort to substantially reduce the Company's cost structure, streamline operations and further improve customer service. The Company realigned its operations by shifting production at the remaining domestic operations in order to balance its production capabilities.

    During 1995, management reviewed the operations of Salem and Gitano and decided to discontinue the use of the SALEM brand and redeployed the tangible assets relating to the Salem business to other brands within the Company's licensed sports apparel business. In addition, the Company determined that significant changes and investment would be necessary to restructure the Gitano business and implemented a plan to improve Gitano's profitability. The Company determined that the carrying value of the intangible assets related to the Salem and Gitano businesses were not expected to be recovered by their future undiscounted cash flows. Future cash flows were based on forecasted trends for the particular businesses and assumed capital spending in line with expected requirements. Accordingly, impairment write downs of goodwill of $158,500,000 reflect the write-off of all goodwill related to the Salem and Gitano businesses. See "ACQUISITIONS."

    During the fourth quarter of 1995, the Company recorded charges of approximately $82,800,000 related to the closing or realignment of certain domestic manufacturing operations, the closing of certain leased facilities, the write-off of fixed assets related to these facilities and changes in estimates of the cost

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
of certain of the Company's insurance obligations. The detail of these changes is presented below (in thousands of dollars):

Loss on disposal of closed facilities, improvements and
  equipment........................................................  $  29,000
Changes in estimates of insurance liabilities......................     21,800
Costs related to expected increases in workers' compensation and
  health and welfare costs.........................................      8,000
Costs related to termination of certain lease agreements...........      7,300
Costs related to the severance of the hourly workforce.............      6,700
Other..............................................................     10,000
                                                                     ---------
                                                                     $  82,800
                                                                     ---------
                                                                     ---------

    These charges were recorded in the fourth quarter of 1995 as required by EITF No. 94-3 or other authoritative literature. All facilities, improvements and equipment closed in 1995 were sold to third parties or relinquished in settlement of lease terminations. Transactions to dispose of substantially all of these assets occurred in 1995 and 1996.

    The Company recorded charges of approximately $5,800,000 related to the cost of providing severance and benefits to employees affected by the facility closings as well as certain administrative headcount reductions. The severance and other benefits provided consisted of salary and fringe benefits (FICA and unemployment taxes, health insurance, life insurance, dental insurance, long-term disability insurance and participation in the Company's pension plan). The Company recorded charges of approximately $91,100,000 related to other asset write downs, valuation reserves and other reserves as a result of reductions in its product offerings, changes in its operations and termination or modification of certain license and other agreements. In addition, the Company recorded charges of approximately $19,200,000 related to changes in estimates of certain retained liabilities of former subsidiaries. Also, the Company adopted a plan to realign certain of its corporate headquarters functions and to terminate its relationship for management services with FII and, accordingly, recorded charges of approximately $15,500,000 related to lease termination, severance benefits and other costs. These charges included certain valuation reserves and the impact of license agreements which relate specifically to the SALEM and GITANO brands. The total impact of the charges in 1995 (including the write down of goodwill) pertaining to the SALEM and GITANO brands was $164,100,000. See "RELATED PARTY TRANSACTIONS."

    The above charges were recorded as $158,500,000 of impairment write down of goodwill, $146,700,000 of increases to cost of sales, $47,000,000 of increases to selling general and administrative expenses and $20,700,000 of increases to other expense in the 1995 Consolidated Statement of Operations. These charges were based on management's best estimates of the potential costs related to the aforementioned actions. Finalization of many of the Special Charges estimated at December 31, 1995 occurred during 1996. Of the Special Charges, approximately $23,000,000, $4,800,000 and $33,300,000 were paid in 1998, 1997 and 1996 and
$20,200,000 remain to be paid in 1999 and future years.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)
    A rollforward of the 1995 special charges by year through January 2, 1999 is presented below (in thousands of dollars):

                                                                                                         RESERVE
                                                                     1995        CASH        OTHER      BALANCE AT
                                                                   SPECIAL     PAYMENTS     ACTIVITY   DECEMBER 31,
                                                                   CHARGES      IN 1995     IN 1995        1995
                                                                  ----------  -----------  ----------  ------------
Impairment write down of goodwill...............................  $  158,500   $      --   $  156,400   $    2,100
                                                                  ----------  -----------  ----------  ------------
Closing or realignment of manufacturing operations:
  Loss on disposal of closed facilities, improvements and
    equipment...................................................      29,000          --       27,200        1,800
  Changes in estimates of insurance liabilities.................      21,800          --           --       21,800
  Costs related to expected increases in workers' compensation
    and health and welfare costs................................       8,000          --           --        8,000
  Costs related to termination of certain lease obligations.....       7,300         900           --        6,400
  Costs related to severance of the hourly workforce............       6,700       6,700           --           --
  Other.........................................................      10,000         300           --        9,700
                                                                  ----------  -----------  ----------  ------------
                                                                      82,800       7,900       27,200       47,700
  Severance.....................................................       5,800       1,100           --        4,700
Other asset write downs, valuation reserves and other
  reserves......................................................      91,100       8,600       19,400       63,100
Changes in estimates of certain retained liabilities of former
  subsidiaries..................................................      19,200          --           --       19,200
Termination of management agreement.............................      15,500          --           --       15,500
                                                                  ----------  -----------  ----------  ------------
                                                                  $  372,900   $  17,600   $  203,000   $  152,300
                                                                  ----------  -----------  ----------  ------------
                                                                  ----------  -----------  ----------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)

                                                              RESERVE                                            RESERVE
                                                             BALANCE AT      CASH        INCOME       OTHER     BALANCE AT
                                                            DECEMBER 31,   PAYMENTS     (EXPENSE)   ACTIVITY   DECEMBER 31,
                                                                1995        IN 1996      IN 1996     IN 1996       1996
                                                            ------------  -----------  -----------  ---------  ------------
Impairment write down of goodwill.........................   $    2,100    $      --    $      --   $   2,100   $       --
                                                            ------------  -----------  -----------  ---------  ------------
Closing or realignment of manufacturing operations:
  Loss on disposal of closed facilities, improvements and
    equipment.............................................        1,800          300           --         200        1,300
  Changes in estimates of insurance liabilities...........       21,800        7,800           --          --       14,000
  Costs related to expected increases in workers'
    compensation and health and welfare costs.............        8,000        1,800          300          --        5,900
  Costs related to termination of certain lease
    obligations...........................................        6,400        5,500       (1,200)         --        2,100
  Costs related to severance of the hourly workforce......           --           --           --          --           --
  Other...................................................        9,700        2,000        4,700          --        3,000
                                                            ------------  -----------  -----------  ---------  ------------
                                                                 47,700       17,400        3,800         200       26,300
Severance.................................................        4,700        4,400           --          --          300
Other asset write downs, valuation reserves and other
  reserves................................................       63,100        2,800        6,600      44,500        9,200
Changes in estimates of certain retained liabilities of
  former subsidiaries.....................................       19,200           --        3,000          --       16,200
Termination of management agreement.......................       15,500        8,700           --          --        6,800
                                                            ------------  -----------  -----------  ---------  ------------
                                                             $  152,300    $  33,300    $  13,400   $  46,800   $   58,800
                                                            ------------  -----------  -----------  ---------  ------------
                                                            ------------  -----------  -----------  ---------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)

                                                        RESERVE                                            RESERVE
                                                       BALANCE AT      CASH        INCOME       OTHER     BALANCE AT
                                                      DECEMBER 31,   PAYMENTS     (EXPENSE)   ACTIVITY   DECEMBER 31,
                                                          1996        IN 1997      IN 1997     IN 1997       1997
                                                      ------------  -----------  -----------  ---------  ------------
Impairment write down of goodwill...................   $       --    $      --    $      --   $      --   $       --
                                                      ------------  -----------  -----------  ---------  ------------
Closing or realignment of manufacturing operations:
  Loss on disposal of closed facilities,
    improvements and equipment......................        1,300          700           --         400          200
  Changes in estimates of insurance liabilities.....       14,000           --           --          --       14,000
  Costs related to expected increases in workers'
    compensation and health and welfare costs.......        5,900          700           --          --        5,200
  Costs related to termination of certain lease
    obligations.....................................        2,100        1,100           --          --        1,000
  Costs related to severance of the hourly
    workforce.......................................           --           --           --          --           --
  Other.............................................        3,000          300           --          --        2,700
                                                      ------------  -----------  -----------  ---------  ------------
                                                           26,300        2,800           --         400       23,100
Severance...........................................          300          100           --          --          200
Other asset write downs, valuation reserves and
  other reserves....................................        9,200          600        2,000       2,700        3,900
Changes in estimates of certain retained liabilities
  of former subsidiaries............................       16,200           --           --          --       16,200
Termination of management agreement.................        6,800        1,300        5,500          --           --
                                                      ------------  -----------  -----------  ---------  ------------
                                                       $   58,800    $   4,800    $   7,500   $   3,100   $   43,400
                                                      ------------  -----------  -----------  ---------  ------------
                                                      ------------  -----------  -----------  ---------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)

                                                                  RESERVE                                              RESERVE
                                                                 BALANCE AT      CASH        INCOME        OTHER     BALANCE AT
                                                                DECEMBER 31,   PAYMENTS     (EXPENSE)    ACTIVITY    JANUARY 2,
                                                                    1997        IN 1998      IN 1998      IN 1998       1999
                                                                ------------  -----------  -----------  -----------  -----------
Impairment write down of goodwill.............................   $       --    $      --    $      --    $      --    $      --
                                                                ------------  -----------       -----          ---   -----------
Closing or realignment of manufacturing operations:
  Loss on disposal of closed facilities, improvements and
    equipment.................................................          200          200           --           --           --
  Changes in estimates of insurance liabilities...............       14,000        4,500           --           --        9,500
  Costs related to expected increases in workers' compensation
    and health and welfare costs..............................        5,200        5,200           --           --           --
  Costs related to termination of certain lease obligations...        1,000          900          100           --           --
  Costs related to severance of the hourly workforce..........           --           --           --           --           --
  Other.......................................................        2,700        2,500           --           --          200
                                                                ------------  -----------       -----          ---   -----------
                                                                     23,100       13,300          100           --        9,700
Severance.....................................................          200          200           --           --           --
Other asset write downs, valuation reserves and other
  reserves....................................................        3,900        3,800          100           --           --
Changes in estimates of certain retained liabilities of former
  subsidiaries................................................       16,200        5,700           --           --       10,500
Termination of management agreement...........................           --           --           --           --           --
                                                                ------------  -----------       -----          ---   -----------
                                                                 $   43,400    $  23,000    $     200    $      --    $  20,200
                                                                ------------  -----------       -----          ---   -----------
                                                                ------------  -----------       -----          ---   -----------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SPECIAL CHARGES -- (CONTINUED)

    Other activity in 1995 principally consisted of goodwill and fixed asset write offs and sales of inventory which had been written down as part of the special charges. In 1996 and 1997, other activity of $46,800,000 and $3,100,000 principally related to inventory reserves established which were relieved as the inventory was sold.

    During 1996, the Company finalized certain of the estimates recorded in connection with the special charges taken in 1995 which reduced cost of sales by $3,400,000, selling, general and administrative expenses by $6,400,000 and other expense by $3,600,000. Of this amount, $3,800,000 related to closing or realignment of manufacturing operations, principally reflecting the favorable settlement from subletting leased facilities and decreases in actual COBRA costs incurred over amounts estimated. The favorable settlement from subletting leased facilities and decreases in actual COBRA costs incurred over amounts estimated are included in "other" within "Closing or realignment of manufacturing operations" in the rollforward for the year ended December 31, 1996. In addition, estimates of other asset write downs and reserves were reduced by $6,600,000 and primarily resulted from favorable renegotiation of royalty contracts. Further, changes in estimates of certain retained liabilities of former subsidiaries were reduced by $3,000,000, reflecting favorable settlement of product liability lawsuits.

    During 1997, the Company finalized certain of the estimates recorded in connection with the special charges taken in 1995 which reduced selling, general and administrative expenses by $7,500,000 in the first quarter of 1997. The adjustments to reserves consisted of $5,500,000 resulting from a favorable lease renegotiation and $2,000,000 related to a reduction in bad debt reserves due to improvement in customer financial performance. See "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- USE OF ESTIMATES."

    The remaining reserve balance of $20,200,000 at January 2, 1999 will be relieved as costs are incurred and consists principally of insurance liabilities of $9,500,000 and environmental charges of $10,500,000, both of which are expected to be utilized in 1999 and 2000. The remaining reserve balance is expected to be completely utilized by the end of 2000.

SALE OF HOSIERY DIVISION

    In November 1996, the Company completed the sale of a substantial portion of its hosiery manufacturing operations and related assets for $73,800,000 in cash. The sale resulted in a pretax gain of $4,200,000 or $.03 per share -- assuming dilution after tax. The purchaser also entered into a ten year licensing agreement with the Company granting the purchaser an exclusive royalty-bearing license to use the Fruit of the Loom tradename and trademark for the manufacture, sale and distribution of athletic, casual and dress socks for adults and children.

CASH, CASH EQUIVALENTS AND RESTRICTED CASH

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Short-term investments (consisting primarily of certificates of deposit, overnight deposits or Eurodollar deposits) totalling $1,400,000 and $1,300,000 were included in cash and cash equivalents at January 2, 1999 and December 31, 1997, respectively as restricted cash. These investments were carried at cost, which approximated quoted market value.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SALE OF ACCOUNTS RECEIVABLE

    Under a three-year receivables purchase agreement entered into in December 1996, the Company, through a wholly-owned, bankruptcy remote, special purpose entity ("SPE"), can sell up to a $250,000,000 undivided interest in a defined pool of its trade accounts receivable. The maximum amount outstanding as defined under the agreement varies based upon the level of eligible receivables.

    Prior to January 1, 1997, the Company accounted for these sales in accordance with FAS 77 REPORTING BY TRANSFERORS FOR TRANSFERS OF RECEIVABLES WITH RECOURSE, under which accounts of the SPE were consolidated. Effective January 1, 1997, the Company adopted FAS 125 ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES, for sales of trade accounts receivable. Adoption of FAS 125 had no impact on net income in 1997 or 1998. Under FAS 125 and EITF 97-6, however, the Company no longer consolidates the SPE. Rather, the SPE is reflected as an equity basis investment as of December 31, 1997, in the accompanying Consolidated Balance Sheet.

    At January 2, 1999 and December 31, 1997, $220,700,000 and $183,000,000,
respectively, of trade accounts receivable were sold to the unconsolidated SPE. Receivables purchased by the SPE are pooled for later sale to the ultimate purchaser under the agreement. Proceeds of $208,800,000 and $214,800,000 remained outstanding as of the respective balance sheet dates from prior sales of undivided interests in receivables owned by the SPE. Due to collections on the Company's receivables after the sale date, a portion of the proceeds remaining outstanding at each year end from sales by the SPE represented advances from the ultimate purchaser in excess of amounts allowable under the agreement. These advances, totalling $55,900,000 and $83,100,000, respectively, were included in Trade accounts payable in the accompanying Consolidated Balance Sheet.

    Sales of trade accounts receivable are reflected as a reduction of notes and accounts receivable in the accompanying Consolidated Balance Sheet, and the proceeds received from sales to the ultimate purchaser are included in cash flows from operating activities in the accompanying Consolidated Statement of Cash Flows. Proceeds from receivable sales are less than the face amount of trade accounts receivable sold by a discounted amount which closely approximates the purchaser's financing cost of issuing its own commercial paper backed by these and other accounts receivable.

    The full amount of the allowance for possible losses has been retained by the SPE and classified as a recourse liability because the SPE, as agent for the purchaser, retains the same risk of credit loss, including collection and administrative responsibilities, as if the receivables had not been sold. The fair value of the recourse liabilities transferred to the SPE totalled $15,000,000 and $29,800,000 at January 2, 1999 and December 31, 1997,
respectively, and approximated the allocated allowance for possible losses given the short-term nature of the transferred receivables.

    The discount and fees under this agreement are variable based on the general level of interest rates. Rates ranged from 4.73% to 6.11% during 1998 and from 5.14% to 5.92% during 1997 on the amount of the undivided interest sold plus certain administrative and servicing fees typical in such transactions. These costs were approximately $11,900,000 and $11,800,000 in 1998 and 1997 and were charged to Other expense -- net in the accompanying Consolidated Statement of Operations. The Company receives compensation for servicing that is approximately equal to its cost of servicing the accounts receivable. Accordingly, no servicing asset or liability is recorded.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

LONG-TERM DEBT

(IN THOUSANDS OF DOLLARS)

                                                                                        JANUARY 2,   DECEMBER 31,
                                                                        INTEREST RATE      1999          1997
                                                                        -------------  ------------  ------------
Senior Secured
  Capitalized lease obligations, maturing 1999-2017(1)................   4.25 - 11.13% $     50,900   $   50,300
                                                                                       ------------  ------------
Senior Unsecured
  Fixed rate Canadian debt (11).......................................           6.97%           --      105,900
  Foreign Credit Facilities, maturing 2000............................       Variable(2)       11,900       7,000
  Term Loan, maturing 1999-2002(7)....................................       Variable(3)       80,000     100,000
  Irish Term Loan.....................................................       Variable(4)       12,700      23,400
  Fixed rate debt, maturing 1999(6)...................................           7.97%      249,800      249,600
  Bank Credit Agreement, maturing 2002(7).............................       Variable(5)      347,500     312,200
  Nonredeemable fixed rate debt, maturing 2003(7)(8)..................           6.61%      149,300      149,200
  Fixed rate debt, maturing 2011(9)...................................           12.6        76,900       75,400
  Nonredeemable fixed rate debt, maturing 2023(7)(10).................           7.49       148,100      148,000
                                                                                       ------------  ------------
    Total Senior Unsecured............................................                    1,076,200    1,170,700
                                                                                       ------------  ------------
Total.................................................................                    1,127,100    1,221,000
                                                                                       ------------  ------------
Less current maturities...............................................                     (270,500)     (28,200)
                                                                                       ------------  ------------
Total long-term debt..................................................                 $    856,600   $1,192,800
                                                                                       ------------  ------------
                                                                                       ------------  ------------

------------------------

(1) Represents the principal portion on capitalized lease obligations. The capitalized leases are secured by the related property under lease.

(2) Interest ranged from 5.59% to 7.24% during 1998 and 5.24% to 6.44% during 1997. The weighted average interest rate for borrowings outstanding at January 2, 1999 was approximately 5.71%.

(3) Interest ranged from 6.05% to 7.75% during 1998 and 6.11% to 6.39% during 1997.

(4) Interest ranged from 6.35% to 6.82% during 1998 and 6.30% to 6.82% during 1997. The weighted average interest rate for borrowings outstanding at January 2, 1999 was approximately 6.60%.

(5) Interest ranged from 5.58% to 8.50% during 1998 and 5.93% to 8.50% during 1997.

(6) Net of unamortized discount of $200 and $400 in fiscal 1998 and 1997, respectively (nominal rate 7.875%).

(7) The obligations of the Company under the Bank Credit Agreement, the Foreign Credit Facilities and the Irish Term Loan are guaranteed by certain of the Company's subsidiaries and as long as the Company's senior unsecured debt rating is below BBB- by S&P and Baa3 by Moody's, this fixed rate debt will share the guarantees of the certain subsidiaries and the additional collateral granted under the Bank Credit Agreement. At January 2, 1999, the Company's senior unsecured debt ratings were BB+ by S&P and Ba1 by Moody's. On March 11, 1999 S&P reduced the Company's senior unsecured debt ratings to BB.

(8) Net of unamortized discount of $700 and $800 in fiscal 1998 and 1997, respectively (nominal rate 6.5%).

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

LONG-TERM DEBT -- (CONTINUED)
(9) Net of unamortized discount of $48,100 and $49,600 in fiscal 1998 and 1997, respectively (nominal rate 7%). This fixed rate obligation ranks pari passu with the Company's Bank Credit Agreement.

(10) Net of unamortized discount of $1,900 and $2,000 in fiscal 1998 and 1997 (nominal rate 7.375%).

(11) The Canadian Debt was repaid in March 1998.

    The Bank Credit Agreement provides the Company with a $680,000,000 line of credit which consists of a $600,000,000 revolving line of credit and an $80,000,000 Term Loan. In addition to the borrowed amounts reflected above, at January 2, 1999 and December 31, 1997, $22,100,000 and $22,200,000, respectively of letters of credit were outstanding under the Bank Credit Agreement. The letters of credit were issued to secure various insurance, debt and other obligations and all such obligations are reflected in the accompanying Consolidated Balance Sheet. Borrowings under the Bank Credit Agreement bear interest at a rate approximating the prime rate (7.75% at January 2, 1999) plus a specified number of basis points (ranging from 0 to 50) or, at the election of the Company, at rates approximating LIBOR (5.06% at January 2, 1999) plus a specified number of basis points (ranging from 67.5 to 200). The Company also pays a facility fee under the Bank Credit Agreement (ranging from 20 to 50 basis points) on the aggregate commitments thereunder. The interest rate spreads and the facility fee are based on the Company's senior unsecured debt ratings and subject to increase or decrease by amendment to the Bank Credit Agreement. The weighted average interest rate for borrowings outstanding under the Bank Credit Agreement at January 2, 1999 was approximately 6.28%. Borrowings under the Bank Credit Agreement are guaranteed by certain of the Company's subsidiaries. The Bank Credit Agreement provides that, as long as the senior unsecured debt rating of the Company continues to be below BBB- by S&P and Baa3 by Moody's, the obligations of the Company under the Bank Credit Agreement will be secured by
(i) a pledge of 100% of the capital stock of the material domestic subsidiaries of the Company and 65% of the stock of the material foreign subsidiaries of the Company and (ii) additional collateral in the form of industrial development bonds issued and owned by certain of the subsidiaries of the Company. If the Company's senior unsecured debt rating is BB- or below by S&P and Ba3 or below by Moody's, the Company has agreed to further secure its obligations under the Bank Credit Agreement by a pledge of all its assets.

    The Company has an additional $115,000,000 of letter of credit facilities from its bank lenders. At January 2, 1999 and December 31, 1997, approximately $60,500,000 and $77,500,000, respectively, of letters of credit were issued under these facilities, to secure various insurance, debt, trade and other obligations, of which $31,500,000 and $67,100,000 of these obligations are reflected in the accompanying Consolidated Balance Sheet as of January 2, 1999 and December 31, 1997, respectively.

    The Bank Credit Agreement imposes certain limitations on, and requires compliance with covenants from, the Company and its subsidiaries including, among other things: (i) maintenance of certain financial ratios and compliance with certain financial tests and limitations; (ii) limitations on incurrence of additional indebtedness and granting of certain liens and guarantees; (iii) restrictions on mergers, sale and leaseback transactions, asset sales, investments and transactions with affiliates; (iv) limitations on dividend payments, and (v) provisions for the acceleration of the amounts outstanding thereunder should a change in ownership occur, unless waived by the required lenders. The Bank Credit Agreement also allows the Company to pay dividends on its common stock so long as, among other things, the aggregate amount of such dividends paid since September 19, 1997 through January 2, 1999 does not exceed $350,000,000.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

LONG-TERM DEBT -- (CONTINUED)
    The aggregate amount of scheduled annual maturities of long-term debt for each of the next five years is: $270,500,000 in 1999; $45,400,000 in 2000;
$21,000,000 in 2001; $368,600,000 in 2002; and $151,300,000 in 2003.

    Cash payments of interest on debt were $100,500,000, $86,700,000, and $101,600,000 in 1998, 1997, and 1996, respectively. These amounts exclude immaterial amounts of interest capitalized in each year.

FINANCIAL INSTRUMENTS

    During 1996, the Company entered into interest rate swaps to help manage its interest rate exposures and its mix of fixed and floating interest rates. The Company is party to interest rate swap contracts for $50,000,000 which expired in 1998 and $50,000,000 expiring in 1999 that have the effect of converting floating rate debt based on three month LIBOR rates into fixed rate debt. The average annual variable rate received in 1998 and 1997 was 5.62% and 5.70%, respectively. The average annual fixed rate paid in 1998 and 1997 was 5.20% and 5.05%, respectively.

    The fair values of financial guarantees and letters of credit approximate the face value of the underlying instruments.

    The fair values of the Company's non-publicly traded long-term debt were estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Fair values for publicly traded long-term debt were based on quoted market prices when available. At January 2, 1999 and December 31, 1997, the fair value of the Company's long-term debt was approximately $1,165,200,000 and $1,267,400,000, respectively.

    The Company monitors its positions with, and the credit quality of, the financial institutions which are counter parties to its off-balance sheet financial instruments and does not anticipate nonperformance of the counter parties. The Company does not require collateral from its counter parties and management believes that the Company would not realize a material loss in the event of nonperformance by the counter parties.

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company sells its products to most major discount and mass merchandisers, wholesale clubs and screen printers as well as many department, specialty, drug and variety stores, national chains, supermarkets and sports specialty stores. The Company performs ongoing credit evaluations of its customers and generally does not require collateral or other security to support customer receivables. The Company's ten largest customers accounted for approximately 44.3% of net sales in 1998 and approximately 34.4% of accounts receivable (including accounts receivable sold) at January 2, 1999. The Company routinely assesses the financial strength of its customers and, as a consequence, management believes that its trade receivable credit risk exposure is limited.

CONTINGENT LIABILITIES

    The Company and its subsidiaries are involved in certain legal proceedings and have retained liabilities, including certain environmental liabilities such as those under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, its regulations and similar state statutes ("Superfund Legislation"), in connection with the sale of certain operations. The Company is responsible for several sites that require varying levels of inspection, maintenance, environmental monitoring and remedial or corrective action. Reserves for estimated losses from environmental remediation

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

CONTINGENT LIABILITIES -- (CONTINUED)
obligations generally are recognized no earlier than the completion of the remedial feasibility study. The Company has established procedures to evaluate its potential remedial liabilities and routinely reviews and evaluates sites requiring remediation, giving consideration to the nature, extent and number of years of the Company's alleged connection with the site. The Company's retained liability reserves at January 2, 1999 are set forth in the table below. The reserves consist primarily of certain environmental and product liability reserves of $34,400,000 and $4,000,000, respectively. The Company's retained liability reserves principally pertain to eight specifically identified environmental sites and product liabilities. Anticipated expenditures associated with four sites and the total product liabilities each individually represent 10% or more of the reserves and in aggregate represent approximately 62% of the total reserves. The Company has certain amounts of environmental and other insurance which may cover expenditures in connection with environmental sites and product liabilities. The Company, on October 28, 1997, filed suit against numerous insurance carriers seeking reimbursement for past and future remedial, defense and tort claim costs at a number of sites. Carriers in this matter have denied coverage and are defending against the Company's claims. During 1998, the Company purchased insurance coverage for potential cleanup cost expenditures from approximately the level of the current environmental reserves up to $100,000,000 for certain sites with on-going remediation, pollution liability coverage for claims arising out of pollution conditions at owned locations including continuing operations, sold facilities and non-owned sites and product liability coverage for claims arising out of products manufactured by the sold operations. Where the Company believes that both the amount of a particular environmental liability and the timing of the payments are reliably determinable, the cost in current dollars is inflated at 2.5% until the expected time of payment and then discounted to present value at 7.5%. The undiscounted aggregate costs to be paid subsequent to January 2, 1999 for environmental liabilities are approximately $44,100,000. None of the product liability reserves for future expenditures have been inflated or discounted. Management believes that adequate reserves have been established to cover potential claims based on facts currently available and current Superfund and CERCLA Legislation. However, determination of the Company's responsibility at a particular site and the method and ultimate cost of remediation require a number of assumptions which make estimates inherently difficult, and the ultimate outcome may differ from current estimates. Current estimates of payments before recoveries by year for the next five years and thereafter are noted below (in thousands of dollars). The reserves are reduced by cash expenditures incurred at specific sites or product cases.

YEAR                                                        ENVIRONMENTAL    PRODUCT      TOTAL
----------------------------------------------------------  -------------  -----------  ---------
1999......................................................    $   9,200     $     500   $   9,700
2000......................................................        5,400           500       5,900
2001......................................................        2,500           500       3,000
2002......................................................        2,900           500       3,400
2003......................................................        3,700           500       4,200
Thereafter................................................       10,700         1,500      12,200
                                                            -------------  -----------  ---------
Total:....................................................    $  34,400     $   4,000   $  38,400
                                                            -------------  -----------  ---------
                                                            -------------  -----------  ---------

    The Company has provided the foregoing information in accordance with Staff Accounting Bulletin 92. In addition, in 1996 the Company elected to early adopt Statement of Position 96-1, ENVIRONMENTAL REMEDIATION LIABILITIES, the impact of which was not material to the Company. Owners and operators of hazardous waste sites, generators and transporters of hazardous wastes are subject to claims brought by State and Federal regulatory agencies under Superfund Legislation and by private citizens under

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

CONTINGENT LIABILITIES -- (CONTINUED)
Superfund Legislation and common law theories. Since 1982, the United States Environmental Protection Agency (the "EPA") has actively sought compensation for response costs and remedial action at disposal locations from liable parties under the Superfund Legislation, which authorizes such action by the EPA regardless of fault, legality of original disposal or ownership of a disposal site. The EPA's activities under the Superfund Legislation can be expected to continue during 1999 and future years.

    In June 1994, pursuant to authorization from the Company's Board of Directors, the Company guaranteed a loan from a bank in an amount up to $12,000,000 to Mr. William Farley, the Company's Chairman and Chief Executive Officer. In exchange for the guarantee, the Company receives an annual fee from Mr. Farley equal to 1% of the value of the loan covered by the guarantee. The guarantee is secured by a second lien on certain shares of the Company held by the bank for other loans made to Mr. Farley.

    In November 1997, the Board of Directors, excluding Mr. Farley and other employee Directors, upon recommendation of a Special Committee of the Board of Directors, comprised of Messrs. Al Askari and Wolfson, guaranteed a bank loan to Mr. Farley in the amount of $26,000,000. The proceeds of this loan were used by Mr. Farley to purchase all of the Zero Coupon Convertible Subordinated Debentures due 2012 of Farley Inc. held by non-affiliated third parties. Mr. Farley owns 100% of Farley Inc. In consideration of the guarantee, which is scheduled to expire in November 2000, Mr. Farley pays the Company an annual guarantee fee equal to 1 1/8% of the outstanding principal balance of the loan. The loan is secured by a second lien on 2,507,512 shares of Class B Common Stock of the Company held by Mr. Farley and the assets held for the benefit of Mr. Farley under the Company's Senior Executive Officer Deferred Compensation Trust. The Special Committee received an opinion from an independent financial advisor that the terms of the transaction are commercially reasonable. See "SUBSEQUENT EVENTS."

    The Company has negotiated grants from the governments of the Republic of Ireland, Northern Ireland and Germany. The grants are being used for employee training, the acquisition of property and equipment and other governmental business incentives such as general employment. At January 2, 1999, the Company had a contingent liability to repay, in whole or in part, grants received of approximately $37,800,000 in the event that the Company does not meet defined average employment levels or terminates operations in the Republic of Ireland, Northern Ireland and Germany. See "SUBSEQUENT EVENTS".

    In connection with the Company's transaction with Acme Boot Company, Inc. ("Acme Boot") during 1993, the Company guaranteed, on an unsecured basis, the repayment of debt incurred by Acme Boot under Acme Boot's bank credit facility which was secured by substantially all the assets of Acme Boot and its subsidiaries and provided for up to $30,000,000 of loans and letters of credit. Farley Inc. owns 100% of the common stock of Acme Boot.

    Also, in April 1995, Acme Boot entered into an additional secured credit facility with its bank which provided for up to $37,000,000 in borrowings. The Company guaranteed, on an unsecured basis, repayment of debt incurred or created under this new credit facility. In exchange for the additional guarantee, the Company received $6,000,000 of initial liquidation preference of Acme Boot Series C Redeemable Junior Preferred Stock.

    As a result of the operating performance of Acme Boot and management's assessment of existing facts and circumstances of Acme Boot's financial condition, the Company provided a reserve of $35,000,000 at the end of 1996 for loss on the Acme Boot debt guarantees and increased its reserve by

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

CONTINGENT LIABILITIES -- (CONTINUED)
$32,000,000 at the end of the third quarter of 1997 to fully reserve the Company's $67,000,000 exposure under the Acme Boot guarantees.

    In addition, through July 1998, the Company loaned Acme Boot $9,000,000 to provide Acme Boot with supplemental working capital. These loans were made in the form of demand notes payable and were senior to all other outstanding indebtedness of Acme Boot. These loans were repaid by Acme Boot upon the sale of its business in the third quarter of 1998.

    In June 1998, Acme Boot entered into agreements with unrelated parties for the sale of certain assets and its business. Financing for the sale of the business was completed in the third quarter of 1998, at which time the Company paid $65,900,000 to satisfy the Acme Boot guarantees in full. Other income (expense)-- net for 1998 in the accompanying Consolidated Statement of Operations includes income of $6,400,000 from the sale of Acme Boot and the settlement of this liability. See "RELATED PARTY TRANSACTIONS."

    On July 1, 1998, the New England Health Care Employees Pension Fund filed a purported class action on behalf of all those who purchased Fruit of the Loom, Inc. Class A Common Stock and publicly traded options between July 24, 1996 and September 5, 1997 (the "Class Period") against the Company and William Farley, Bernhard Hansen, Richard C. Lappin, G. William Newton, Burgess D. Ridge, Larry
K. Switzer and John D. Wigodsky, each of whom is a current or former officer of the Company, in the United States District Court for the Western District of Kentucky (the "New England Action"). The plaintiff claims that the defendants engaged in conduct violating Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and that the Company and Mr. Farley are also liable under Section 20(a) of the Act. According to the plaintiff, the Company, with the knowledge and assistance of the individual defendants, made certain material misrepresentations and failed to disclose certain material facts about the Company's condition and prospects during the Class Period, causing the plaintiff and the class to buy Company stock or options at artificially inflated prices. The plaintiff also alleges that during the Class Period, the individual defendants sold stock of the Company while possessing material non-public information. The plaintiff asks for unspecified amounts as damages, interest and costs and ancillary relief. The defendants filed a motion to dismiss the action, which is fully briefed and awaiting court action. The defendants filed a motion to change venue from Bowling Green, Kentucky, and such motion is not yet fully briefed.

    Management believes that the suit is without merit, and management and the Company intend to defend it vigorously. Management believes, based on information currently available, that the ultimate resolution of this litigation will not have a material adverse effect on the financial condition or results of the operations of the Company, but the ultimate resolution of the suit, if unfavorable, could be material to the results of operations of a particular future period.

    On August 26, 1998, Carol Bradley filed a purported derivative action on behalf of the Company, against William Farley, Richard C. Lappin, Omar Z. Al Askari, Dennis S. Bookshester, Henry A. Johnson, Mark H. McCormack, Larry K. Switzer, A. Lorne Weil and Sir Brian Wolfson, each of whom is a current or former director of the Company, and the Company, as a nominal defendant, in the Warren Circuit Court of the State of Kentucky. The plaintiff asserts various common law claims against the individual defendants including, inter alia, breach of fiduciary duty, waste of corporate assets, breach of contract and constructive fraud claims. The plaintiff also asserts an insider trading claim against defendants Farley, Lappin and Switzer. The claims asserted against the individual defendants are based on the same alleged misrepresentations and omissions which form the basis of the claims asserted by the plaintiff in the New England Action as described above. The plaintiff seeks unspecified compensatory and punitive damages,

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

CONTINGENT LIABILITIES -- (CONTINUED)
attorney's fees and costs and ancillary relief. On September 18, 1998, defendant Farley, with the consent of the Company, removed the action from state court to the United States District Court for the Western District of Kentucky. Those defendants subsequently filed a motion to dismiss on the ground that the plaintiff failed to make an appropriate demand on the Company prior to filing the action. That motion is currently being briefed.

    In August 1994, the Company acquired Pro Player, Inc. ("Pro Player") for approximately $55,700,000, including approximately $14,200,000 of Pro Player debt which was repaid by the Company. The Company had compensation agreements with the former principals of Pro Player who became employees of the business upon the Company's acquisition. The compensation agreements provided for these former employees to receive compensation up to a maximum of $47,100,000, based in part on the attainment of certain levels of operating performance by the acquired entity in 1998 and 1999. In the fourth quarter of 1997, the Company recorded a $22,000,000 charge related to this compensation agreement, based on its assessment of the probability that Pro Player's operating performance would result in such amount being earned. During the fourth quarter of 1998, the Company determined that it was no longer probable that the $22,000,000 would be paid and reversed the 1997 charge, resulting in a $22,000,000 reduction in selling, general and administrative expense in 1998.

LEASE COMMITMENTS

    The Company and its subsidiaries lease certain manufacturing, warehousing and other facilities and equipment. The leases generally provide for the lessee to pay taxes, maintenance, insurance and certain other operating costs of the leased property. The leases on most of the properties contain renewal provisions.

    In September 1994, the Company entered into a five year operating lease agreement with two automatic annual renewal options, primarily for certain machinery and equipment. The total cost of the assets to be covered by the lease is limited to $175,000,000. At January 2, 1999 and December 31, 1997, approximately $30,400,000 was available and unused under this facility. This availability expires March 31, 1999. The lease provides for a substantial residual value guarantee by the Company at the end of the initial lease term and includes purchase and renewal options at fair market values. The table of future minimum operating lease payments which follows excludes any payment related to the residual value guarantee which is due upon termination of the lease. The Company has the right to exercise a purchase option with respect to the leased equipment or the equipment can be sold to a third party. The Company is obligated to pay the difference between the maximum amount of the residual value guarantee and the fair market value of the equipment at the termination of the lease. As a result of the migration of its sewing and finishing operations to the Caribbean and Central America and related decisions to close or dispose of certain manufacturing and distribution facilities, the Company evaluated its operating lease structure and the ability of the lessor to recover its costs in the used equipment market and concluded that residual values guaranteed by the Company will be substantially in excess of fair market values. Accordingly, a provision of $61,000,000 was included in the 1997 special charges.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

LEASE COMMITMENTS -- (CONTINUED)

    Following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at January 2, 1999 (in thousands of dollars):

                                                                        CAPITALIZED   OPERATING
                                                                          LEASES       LEASES
                                                                        -----------  -----------
FISCAL YEAR
  1999................................................................   $   3,900    $  32,500
  2000................................................................       3,900       26,000
  2001................................................................       3,900        8,600
  2002................................................................       3,900        5,300
  2003................................................................       3,900        3,000
  Years subsequent to 2003............................................      63,200       19,600
                                                                        -----------  -----------
Total minimum lease payments..........................................      82,700    $  95,000
                                                                                     -----------
                                                                                     -----------
Imputed interest......................................................      31,800
                                                                        -----------
Present value of minimum capitalized lease payments...................      50,900
Current portion.......................................................         500
                                                                        -----------
Long-term capitalized lease obligations...............................   $  50,400
                                                                        -----------
                                                                        -----------

    Assets recorded under capital leases are included in Property, Plant and Equipment as follows (in thousands of dollars):

                                                                     JANUARY 2,   DECEMBER 31,
                                                                        1999          1997
                                                                     -----------  ------------
Land...............................................................   $   8,300    $    7,800
Buildings, structures and improvements.............................      23,500        22,800
Machinery and equipment............................................       3,800         3,800
                                                                     -----------  ------------
                                                                         35,600        34,400
Accumulated amortization...........................................     (17,000)      (15,800)
                                                                     -----------  ------------
                                                                      $  18,600    $   18,600
                                                                     -----------  ------------
                                                                     -----------  ------------

    Rental expense for operating leases amounted to $38,100,000, $36,500,000 and $35,900,000 in 1998, 1997 and 1996, respectively.

STOCK PLANS

    The Company has a number of compensation plans that provide a variety of stock-based incentive awards to Directors, officers and key employees. Various plans provide for granting non-qualified stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock awards in lieu of obligations, dividend equivalents, other stock-based awards and performance or annual incentive awards that may be settled in cash, stock or other property. As of January 2, 1999 a total of 11,850,000 shares of the Company's Class A Common Stock were reserved for issuance under these plans, including option and

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

STOCK PLANS -- (CONTINUED)
other awards outstanding totalling 8,381,000 shares. Each plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee").

    Under the Company's stock-based compensation plans, stock options may be granted to eligible employees of the Company and its subsidiaries, at a price not less than the market price on the date of grant. Options granted vest, may be exercised and expire at such time as prescribed by the Compensation Committee. No option granted is exercisable beyond ten years from the grant date. The Compensation Committee may, at its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award. Such accelerated exercisability, lapse, expiration and vesting occurs automatically under certain plans in the event of a change of control of the Company.

    Following is a summary of option activity for the three years ended January 2, 1999.

                                                              1998                     1997                      1996
                                                    ------------------------  -----------------------  ------------------------
                                                                  WEIGHTED                 WEIGHTED                  WEIGHTED
                                                                   AVERAGE                  AVERAGE                   AVERAGE
                                                      OPTIONS       PRICE      OPTIONS       PRICE       OPTIONS       PRICE
                                                    -----------  -----------  ----------  -----------  -----------  -----------
Outstanding, beginning of year....................    6,015,400   $   29.04    5,079,400   $   23.63     4,169,900   $   19.80
Granted...........................................    4,037,100       21.00    2,086,800       39.61     2,215,400       27.62
Exercised.........................................     (332,100)      20.59     (563,800)      19.69    (1,050,500)      16.33
Cancelled/expired.................................   (1,502,800)      33.66     (587,000)      28.81      (255,400)      25.98
                                                    -----------               ----------               -----------
Outstanding, end of year..........................    8,217,600       24.53    6,015,400       29.04     5,079,400       23.63
                                                    -----------               ----------               -----------
                                                    -----------               ----------               -----------
Exercisable:
  At end of year..................................    3,097,100       24.61    2,071,100       22.17     1,391,900       19.60
  Upon completion of additional service...........    5,120,500       24.48    3,944,300       32.65     3,187,500       24.57
  Upon completion of additional service and
    achievement of specified performance
    targets.......................................           --          --           --          --       500,000       28.88
                                                    -----------               ----------               -----------
  Total outstanding...............................    8,217,600       24.53    6,015,400       29.04     5,079,400       23.63
                                                    -----------               ----------               -----------
                                                    -----------               ----------               -----------
  Weighted average fair value of options granted
    during the year...............................                $    7.89                $   15.79                 $   11.36
                                                                 -----------              -----------               -----------
                                                                 -----------              -----------               -----------

    The following information is as of January 2, 1999.

                                                                                 WEIGHTED
                                                                                  AVERAGE
                                                                    WEIGHTED     REMAINING                WEIGHTED
                                                        OPTIONS      AVERAGE    CONTRACTUAL   OPTIONS      AVERAGE
RANGE OF EXERCISE PRICES                              OUTSTANDING     PRICE        LIFE      EXERCISABLE    PRICE
----------------------------------------------------  -----------  -----------  -----------  ----------  -----------
$ 6.38 to $14.50....................................      43,500    $   13.18    5.5 Years       23,000   $   12.79
$15.13 to $19.19....................................   4,705,300        18.14    5.6 Years    1,468,100       17.51
$23.88 to $27.06....................................   1,509,000        25.84    7.5 Years      927,700       25.87
$30.13 to $42.00....................................   1,959,800        39.10    8.1 Years      678,300       39.69
                                                      -----------                            ----------
                                                       8,217,600                              3,097,100
                                                      -----------                            ----------
                                                      -----------                            ----------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

STOCK PLANS -- (CONTINUED)
    In 1998, the Company's Board of Directors approved the repricing of certain of the Company's stock options that had been granted to employees other than executive officers and that had exercise prices higher than the then market price of Class A Common Stock. The Company took this action as a means of reestablishing the long-term incentive benefits for which the stock option plans were originally designed. In exchange for the previously granted stock options the Company granted fewer new stock options at an exercise price equal to the market price of the Class A Common Stock on the date of the exchange using a replacement formula based on the modified Black-Scholes Option Pricing Model. Consequently, the repricing resulted in no additional compensation expense to the Company. Options granted in 1998 included 720,992 options granted in the exchange.

    Following is a summary of activity in nonvested stock under the Company's compensation plans for the three years ended January 2, 1999. Nonvested stock includes restricted stock units and performance shares granted under the plans. Nonvested stock grants generally vest over periods ranging from two to three years. The Compensation Committee may, at its discretion, accelerate the vesting of any award. Vested awards under certain plans may be settled either by issuance of Class A Common Stock or in cash based on the market price of Class A Common Stock on the vesting date.

                                                                                1998        1997         1996
                                                                             ----------  -----------  -----------
Outstanding, beginning of year.............................................     147,300      558,100      270,700
Granted....................................................................     111,800      142,100      474,400
Earned upon completion of service..........................................     (55,900)     (56,200)     (16,200)
Earned upon completion of service and achievement of specified performance
  targets..................................................................          --     (392,800)    (139,700)
Forfeited..................................................................     (39,800)    (103,900)     (31,100)
                                                                             ----------  -----------  -----------
Outstanding, end of year...................................................     163,400      147,300      558,100
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------
Weighted average grant date fair value of nonvested stock granted during
  the year.................................................................  $    15.37  $     38.98  $     25.69
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------

    The Company has elected to follow APB 25 and related Interpretations in accounting for its stock compensation plans because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, the Company records no compensation expense for options granted under any of its stock plans because the exercise price of the stock options is equal to or less than the market price of the underlying Class A Common Stock on the date granted. For other stock-based compensation awards, the Company recognized compensation costs under APB 25 totaling $1,900,000, $2,200,000 and $15,700,000 in 1998, 1997 and 1996 respectively.

    FAS 123 requires the Company to disclose pro forma net earnings and earnings per share determined as if the Company had accounted for stock-based compensation awards granted after December 31, 1994, under the fair value method of that statement. The fair values of options under FAS 123 were estimated at each grant date using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 4.81% in 1998, 6.13% in 1997, and 5.65% in 1996, a dividend yield of zero, a volatility factor of the expected market price of the Company's common stock of .45 in 1998, .33 in 1997 and .36 in 1996, and an expected option life of five years.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

STOCK PLANS -- (CONTINUED)
    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For the following pro forma disclosures, the estimated fair value of options and other stock-based awards is amortized to expense over the award's vesting period (in thousands of dollars, except per share information):

                                                                                 1998        1997         1996
                                                                              ----------  -----------  ----------
Pro forma net earnings (loss)...............................................     123,300  $  (503,800) $  141,500
Pro forma earnings (loss) per share:
  Basic.....................................................................  $     1.71  $     (6.77) $     1.85
  Assuming dilution.........................................................  $     1.71  $     (6.77) $     1.84

STOCKHOLDERS' EQUITY

    Holders of Class A Common Stock are entitled to receive, on a cumulative basis, the first dollar per share of dividends declared. Thereafter, holders of Class A Common Stock and Class B Common Stock will share ratably in any dividends declared. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes. The Class B Common Stock is convertible into the Class A Common Stock on a share for share basis. During 1997, 1,006,700 Class B shares were converted to Class A shares.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

STOCKHOLDERS' EQUITY -- (CONTINUED)
    The components of other comprehensive income are as follows (in thousands of dollars):

                                                                                         UNREALIZED
                                                                                          LOSSES ON
                                                                MINIMUM     CURRENCY    AVAILABLE-FOR-
                                                                PENSION    TRANSLATION      SALE
                                                               LIABILITY   ADJUSTMENTS   SECURITIES      TOTAL
                                                               ----------  -----------  -------------  ----------
Balance, December 31, 1995...................................  $     (600)  $ (21,900)    $      --    $  (22,500)
Minimum pension liability adjustment.........................        (900)                                   (900)
Currency translation adjustment..............................                  12,500                      12,500
Unrealized losses on available-for-sale securities...........                                (1,400)       (1,400)
Deferred taxes relating to unrealized losses on
  available-for-sale securities..............................                                   500           500
                                                               ----------  -----------  -------------  ----------
Balance, December 31, 1996...................................      (1,500)     (9,400)         (900)      (11,800)
Minimum pension liability adjustment.........................         900                                     900
Currency translation adjustment..............................                 (27,600)                    (27,600)
Reclassification of available-for-sale securities to
  trading....................................................                                 1,400         1,400
Reclassification of deferred taxes on available-for-sale
  securities to trading......................................                                  (500)         (500)
                                                               ----------  -----------  -------------  ----------
Balance, December 31, 1997...................................        (600)    (37,000)           --       (37,600)
Minimum pension liability adjustment.........................     (10,400)                                (10,400)
Currency translation adjustment..............................                  (6,400)                     (6,400)
                                                               ----------  -----------  -------------  ----------
Balance, January 2, 1999.....................................  $  (11,000)  $ (43,400)    $      --    $  (54,400)
                                                               ----------  -----------  -------------  ----------
                                                               ----------  -----------  -------------  ----------

    In November 1996 the Company's Board of Directors authorized the repurchase of up to $200,000,000 of the Company's common stock in open market and privately negotiated transactions. In December 1996, the Company repurchased 440,400 shares of its Class A Common Stock at an aggregate cost of $16,600,000. In 1997, the Company repurchased 5,329,000 shares of its Class A Common Stock at an aggregate cost of $173,600,000. In early January, 1998, the Company purchased an additional 120,900 shares of its Class A Common Stock at an aggregate cost of $3,000,000. Total purchases under the program were 5,890,300 shares at an aggregate cost of $193,200,000.

    In March 1996 the Company adopted a stockholder rights plan (the "Rights Plan") by which preferred stock purchase rights were distributed for each outstanding share of the Company's Class A Common Stock and Class B Common Stock. The Rights Plan provides for Series A Rights and Series B Rights. Each Series A Right entitles holders of the Company's common stock to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $90. The Series A Rights will be exercisable only if a person or entity acquires 15% or more of the Company's common stock or announces a tender offer upon consummation of which such person or entity would own 15% or more of the common stock.

    Generally, if any person or entity becomes the beneficial owner of 15% or more of the Company's common stock, each Series A Right not owned by such a person or entity will enable its holder both to (i) purchase Class A Common Stock of the Company having a value of $180 for a purchase price of $90 and (ii) receive a Series B Right. In addition, in such case, if the Company is thereafter involved in a merger or other business combination transaction with another entity or sells 50% or more of its assets or earning power to another person or entity, each Series B Right and each Series A Right that has not

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

STOCKHOLDERS' EQUITY -- (CONTINUED)
previously been exercised will entitle its holder to purchase, at $90 per Series A and Series B Right, common shares of such other entity having a value of twice that price.

    The Company generally will be entitled to amend the Rights Plan and redeem the Series A Rights at $.01 per Series A Right at any time prior to the time a person or group has acquired 15% of the Company's common stock. The Series B Rights cannot be redeemed after the time they are issued. The foregoing description of the Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Rights Plan.

    Approximately 7.9% of the Company's common stock at January 2, 1999 was held by Farley Inc. and Mr. Farley. Because these affiliates held all of the Class B Common Stock of the Company outstanding, which has five votes per share, they controlled approximately 30.0% of all voting rights of the Company. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors. With respect to the election of directors, holders of the Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the entire Board of Directors and, if not a whole number, then the holders of the Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. If, at the record date for any stockholder meeting at which directors are elected, the number of shares of Class B Common Stock outstanding is less than 12.5% of the total number of shares of both classes of common stock outstanding, then the holders of Class A Common Stock would vote together with the holders of Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock having one vote per share and the holders of Class B Common Stock having five votes per share. At January 2, 1999 Farley Inc. and Mr. Farley's combined ownership of Class B Common Stock is approximately 7.9% of the total common stock of the Company outstanding. As a result, Mr. Farley does not have the sole ability to elect those members of the Company's Board of Directors who are not separately elected by the holders of the Company's Class A Common Stock.

    At January 2, 1999 and December 31, 1997, 35,000,000 shares of Preferred Stock with a par value of $.01 per share were authorized, none of which have been issued.

OPERATING SEGMENTS

    The Company manufactures and markets basic family apparel with vertically integrated operations in the Americas (North America, Central America and the Caribbean) and in Europe. North America is the Company's principal market, accounting for more than 80% of consolidated Net sales in each of the last three years. For the North American market, capital intensive spinning, knitting and cutting operations are located in the United States. Labor intensive sewing and finishing operations are located in Central America and the Caribbean. For the European market, manufacturing operations are concentrated in Ireland, but labor intensive operations are being relocated to lower cost North African locations.

    In North America the Company is organized into three operating segments based on the products it offers. These segments are Retail Products and Activewear, the Company's historic core businesses, and Licensed Sportswear. Management allocates promotional efforts, working capital, and manufacturing and distribution capacity based on its assessment of segment operating results and market conditions. In Europe the Company is organized into a single geographic operating segment. Employing an entirely separate management team, the Company produces a different mix of garments in Ireland and North Africa for sale in Europe.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

OPERATING SEGMENTS -- (CONTINUED)

    Retail Products are offered principally under the Fruit of the Loom, BVD, Munsingwear and Gitano brand names, through major discount and mass merchandisers, wholesale clubs and other retailers. The Company offers a broad array of men's and boys' underwear including briefs, boxer shorts, T-shirts and A-shirts, colored and fashion underwear. Casualwear offerings include a selection of basic styles of jersey and fleece tops, shorts and bottoms selections for each of the men's, women's, boys' and girls' categories. The Company designs, manufactures (including contract manufacturing) and markets women's jeanswear and jeans related sportswear. Women's and girls' underwear products include a variety of cotton, nylon and lycra panties and thongs. Childrenswear offerings include decorated underwear (generally with pictures of licensed movie or cartoon characters) and layette sets.

    The Company's Activewear segment produces and sells blank T-shirts and fleecewear under the SCREEN STARS brand name and premium fleecewear and T-shirts under the FRUIT OF THE LOOM, LOFTEEZ and BEST BY FRUIT OF THE LOOM labels. These products are manufactured in a variety of styles and colors and are sold to distributors, screen printers and specialty retailers, who generally apply a decoration prior to sale at retail.

    The Company's Licensed Sportswear segment sells a wide variety of quality decorated sportswear, including T-shirts, sweatshirts, shorts and outerwear to retail stores and mass merchants, primarily under the PRO PLAYER and FANS GEAR brands. Under its PRO PLAYER brand, the Company designs and markets heavyweight jackets, lightweight jackets, headwear and other outerwear and T-shirts and fleecewear bearing logos or insignia under licenses granted by major professional sports leagues, professional players and many colleges and universities in the United States.

    European product offerings consist of T-shirts, fleecewear and polo shirts sold to the imprint market, with distribution similar to the Company's Activewear segment, and also to the retail market, primarily under the FRUIT OF THE LOOM label.

    Consolidated revenues and operating earnings (loss) in the following tables correspond to Net sales and Operating earnings (loss) in the Company's Consolidated Statement of Operations. Segment and other detail is derived from the Company's internal management reporting system. Other revenues consist of external sales of yarn and cloth. Other operating earnings consist of margin on external sales of yarn and cloth and net external royalty income. Nonrecurring items relate to the 1997 special charges and finalization of certain estimates included in special charges. See "SPECIAL CHARGES." Nonrecurring items in 1997 include the effect of the change in the Company's method of determining the cost of inventories. See "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- INVENTORIES."

    The accounting policies of the reportable segments are the same as those described in "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES." The Company evaluates performance and allocates resources based on operating income. The Company does not allocate interest expense to reportable segments.

    Total foreign revenues as a percent of consolidated revenues totalled 16.7% in 1998, 16.6% in 1997 and 15.0% in 1996. No individual foreign country accounted for as much as 5% of consolidated revenues in any of the periods reported. Sales to one Retail Products customer amounted to approximately 16.7%, 18.8% and 16.8% of consolidated net sales in 1998, 1997 and 1996, respectively. Additionally, sales to a

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

OPERATING SEGMENTS -- (CONTINUED)
second Retail Products customer amounted to approximately 12.0%, 14.7% and 12.2% of consolidated net sales in 1998, 1997 and 1996, respectively.

                                                                                                        OPERATING
                                                                       REVENUES                      EARNINGS (LOSS)
                                                            -------------------------------  -------------------------------
                                                              1998       1997       1996       1998       1997       1996
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                                                     $ IN MILLIONS
Retail Products...........................................  $ 1,095.4  $ 1,101.9  $ 1,212.0  $   102.8  $    61.0  $   151.3
Activewear................................................      589.0      575.4      760.0       68.1       66.8      125.2
Sports & Licensing........................................      185.5      208.7      211.3        7.8        5.9       16.2
Europe....................................................      268.7      253.9      264.1       29.7       35.4       32.3
Other.....................................................       31.7         --         --       15.8       14.5       10.1
Goodwill amortization.....................................         --         --         --      (26.6)     (26.8)     (26.7)
Nonrecurring items........................................         --         --         --       37.3     (444.5)       9.8
                                                            ---------  ---------  ---------  ---------  ---------  ---------
Consolidated..............................................  $ 2,170.3  $ 2,139.9  $ 2,447.4  $   234.9  $  (287.7) $   318.2
                                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------  ---------

    Assets reported for Retail Products and for Activewear consist of accounts receivable and finished goods inventories. Unallocated Retail Products and Activewear assets consist primarily of property, plant and equipment and goodwill. Depreciation expense is allocated to Retail Products and to Activewear operating earnings even though property, plant and equipment is not identifiable or allocable to those operating segments.

    Consolidated long-lived assets, consisting of property, plant and equipment, goodwill and other noncurrent assets, excluding deferred tax assets and financial instruments, totalled $1,310,900,000 at January 2, 1999, $1,401,800,000 at December 31, 1997 and $1,698,200,000 at December 31, 1996.
Long-lived assets in foreign countries (consisting of property, plant and equipment) as a percent of consolidated totalled 12.9% at January 2, 1999, 11.3% at December 31, 1997 and 13.2% at December 31,

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

OPERATING SEGMENTS -- (CONTINUED)
1996. Long-lived assets in the Republic of Ireland as a percent of consolidated totalled 4.2% at January 2, 1999, 3.9% at December 31, 1997 and 5.6% at December 31, 1996.

                                                                         TOTAL ASSETS                 CAPITAL EXPENDITURES
                                                                -------------------------------  -------------------------------
                                                                  1998       1997       1996       1998       1997       1996
                                                                ---------  ---------  ---------  ---------  ---------  ---------

                                                                                         $ IN MILLIONS
Retail Products...............................................  $   327.1  $   327.9  $   339.3  $      --  $      --  $      --
Activewear....................................................      264.9      289.0      263.6         --         --         --
Unallocated Retail Products and Activewear....................    1,506.3    1,648.5    1,756.3       33.4       51.4       40.6
Sports & Licensing............................................      121.2      103.6       94.1         .9         .3         .4
Europe........................................................      276.0      267.5      340.1        7.6        3.7        3.5
Sale of accounts receivable...................................     (205.7)    (153.4)    (200.0)        --         --         --
                                                                ---------  ---------  ---------  ---------  ---------  ---------
Consolidated..................................................  $ 2,289.8  $ 2,483.1  $ 2,593.4  $    41.9  $    55.4  $    44.5
                                                                ---------  ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------  ---------

                                                                                                 DEPRECIATION
                                                                                        -------------------------------
                                                                                          1998       1997       1996
                                                                                        ---------  ---------  ---------

                                                                                                ($ IN MILLIONS)
Retail Products.......................................................................  $    39.6  $    70.3  $    64.5
Activewear............................................................................       24.0       35.7       42.7
Sports & Licensing....................................................................        1.7         .8         .8
Europe................................................................................        8.9       11.0       13.8
                                                                                        ---------  ---------  ---------
Consolidated..........................................................................  $    74.2  $   117.8  $   121.8
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

PENSION PLANS

    The following table sets forth the changes in the pension benefit obligation and fair value of plan assets, the amounts recognized in the Company's Consolidated Balance Sheet and the funded status of the plans (in thousands of dollars):

                                                                                               1998        1997
                                                                                            ----------  ----------
Change in projected benefit obligation:
Projected benefit obligation at beginning of year.........................................  $  239,400  $  226,600
Service cost..............................................................................       9,700      11,100
Interest cost.............................................................................      17,900      17,700
Plan participants' contributions..........................................................         400         400
Amendments................................................................................        (100)        800
Actuarial loss............................................................................      25,000       4,000
Foreign currency translation..............................................................         100      (1,000)
Benefits paid.............................................................................     (25,500)    (20,200)
                                                                                            ----------  ----------
Projected benefit obligation at end of year...............................................  $  266,900  $  239,400
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Change in plan assets:
Fair value of plan assets at beginning of year............................................  $  207,100  $  196,100
Actual return on plan assets..............................................................      14,300      13,900
Employer contribution.....................................................................       5,700      17,700
Plan participants' contributions..........................................................         400         400
Foreign currency translation..............................................................         100        (900)
Benefits paid.............................................................................     (25,500)    (20,200)
                                                                                            ----------  ----------
Fair value of plan assets at end of year..................................................  $  202,100  $  207,000
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Funded status.............................................................................  $  (64,800) $  (32,400)
Unrecognized net actuarial loss...........................................................      44,800      15,000
Unrecognized prior service cost...........................................................       2,500       3,100
Accrued unrecognized net transition asset.................................................      (2,800)     (3,700)
                                                                                            ----------  ----------
Net amount recognized.....................................................................  $  (20,300) $  (18,000)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Amounts recognized in the statement of financial position consist of:
Prepaid pension cost......................................................................  $      700  $      300
Accrued benefit liability.................................................................     (33,900)    (29,000)
Intangible asset..........................................................................       1,900       2,600
Accumulated other comprehensive income....................................................      11,000       8,100
                                                                                            ----------  ----------
Net amount recognized.....................................................................  $  (20,300) $  (18,000)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                                                                          YEAR ENDED      YEAR ENDED
                                                                                          JANUARY 2,     DECEMBER 31,
                                                                                             1999            1997
                                                                                         -------------  ---------------
Weighted-average assumptions:
  Discount rate........................................................................        7.125%           7.50%
  Rates of increase in compensation levels.............................................          4-7%            4-7%
  Expected long-term rate of return on assets..........................................           10%             10%

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

PENSION PLANS -- (CONTINUED)

                                                                                             YEAR ENDED
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Components of net periodic benefit cost:
  Service cost -- benefits earned during the period..............................  $   9,700  $  11,100  $  12,100
  Interest cost on projected benefit obligation..................................     17,900     14,400     13,500
  Expected return on plan assets.................................................    (19,300)   (15,600)   (13,700)
  Amortization of unrecognized net loss..........................................        600      1,300        700
  Amortization of prior service cost.............................................        500        300        200
  Amortization of unrecognized January 1, 1987 net transition asset..............       (900)    (1,300)    (1,300)
  Curtailment loss...............................................................       (100)        --        400
                                                                                   ---------  ---------  ---------
  Net periodic pension cost......................................................  $   8,400  $  10,200  $  11,900
  Effect of assumption of Acme Boot Pension Plan.................................         --       (100)     1,500
                                                                                   ---------  ---------  ---------
  Restated net periodic pension cost.............................................  $   8,400  $  10,100  $  13,400
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for those pension plans with accumulated benefit obligations in excess of plan assets were $260,700,000, $229,200,000 and $195,700,000, respectively, as of January 2, 1999, and $51,700,000, $51,200,000
and $39,400,000, respectively, as of December 31, 1997.

    In April of 1998, Acme Boot Company, Inc. ("Acme") and the Company signed an agreement with the Pension Benefit Guaranty Corporation (the "PBGC") which settled a dispute between Acme and the PBGC as to whether Acme was a member of the Company's "Control Group" for ERISA purposes as of May 21, 1993 and thus liable to the PBGC for the unfunded benefit liabilities of the Acme Boot Company, Inc. Pension Plan (the "Acme Plan"). Under the terms of the agreement, the Company assumed the Acme Plan on June 26, 1998. All prior years have been restated to reflect the assumption of the Acme Plan.

    Plan assets for the Company's funded plans, which are primarily invested in domestic debt securities, international and domestic equity securities, real estate and venture capital funds, are commingled in a master trust which includes the assets of the pension plan sponsored by the Company and a pension plan sponsored by Farley Inc. (the "Master Trust"). The Company and Farley Inc. are separate control groups for purposes of ERISA.

    Included in the Master Trust assets at January 2, 1999 and December 31, 1997 were 647,852 shares (with a cost of $5,100,000 and a market value of $8,900,000 and $16,600,000, respectively) of the Company's Class A Common Stock. Of these shares 426,843 shares are allocated to the Plan and 221,009 shares are allocated to the Farley Inc. Retirement Plan.

    As of January 2, 1999 and December 31, 1997, the Master Trust holds 348,012 shares (with a cost of $7,700,000 and a market value of $4,800,000 and $8,900,000, respectively) of the Company's Class A Common Stock (these shares are in addition to the 647,852 shares noted in the immediately preceding paragraph) that are specifically identified to the retirement plan of Farley Inc. Any change in market value associated with these shares is allocated entirely to the Farley Inc. plan and does not affect the Master Trust Allocated Assets.

    The Company sponsors a 401(k) defined contribution plan for all non-highly compensated domestic salaried employees. Eligible participants may contribute up to 15% of their annual compensation subject

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

PENSION PLANS -- (CONCLUDED)
to maximum amounts established by the United States Internal Revenue Service (the "IRS"). The Company makes matching contributions which equal 50% of the first 6% of annual compensation contributed to the plan by each employee, subject to maximum amounts established by the IRS. The Company's contributions under this Plan amounted to $800,000, $900,000 and $800,000 during 1998, 1997 and 1996, respectively.

DEPRECIATION EXPENSE

Depreciation expense, including amortization of capital leases, approximated $74,200,000, $117,800,000 and $121,800,000 in 1998, 1997 and 1996, respectively.

ADVERTISING EXPENSE

Advertising, which is expensed as incurred, approximated $64,600,000, $80,800,000, and $81,600,000 in 1998, 1997 and 1996, respectively.

INCOME TAXES

Income taxes are included in the Consolidated Statement of Operations as follows (in thousands of dollars):

                                                                                         YEAR ENDED
                                                                           ---------------------------------------
                                                                           JANUARY 2,   DECEMBER 31,  DECEMBER 31,
                                                                              1999          1997          1996
                                                                           -----------  ------------  ------------
Income tax provision on earnings (loss) from continuing operations.......   $   7,100    $  (66,300)   $   31,600
Discontinued operations..................................................          --            --            --
                                                                           -----------  ------------  ------------
Total income tax provision...............................................   $   7,100    $  (66,300)   $   31,600
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

    Included in earnings (loss) from continuing operations before income tax provision are foreign earnings of $146,700,000, $57,900,000 and $92,800,000 in
1998, 1997 and 1996, respectively. These amounts include foreign taxable earnings of $1,600,000 in 1996 and foreign taxable losses of $3,400,000 and $46,400,000 in 1998 and 1997, respectively.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

INCOME TAXES -- (CONTINUED)
    The components of income tax provision related to earnings (loss) from continuing operations were as follows (in thousands of dollars):

                                                                                         YEAR ENDED
                                                                           ---------------------------------------
                                                                           JANUARY 2,   DECEMBER 31,  DECEMBER 31,
                                                                              1999          1997          1996
                                                                           -----------  ------------  ------------
Current:
  Federal................................................................   $  10,200    $   (1,700)   $    6,500
  State..................................................................       1,200            --         1,900
  Foreign................................................................       1,800            --            --
                                                                           -----------  ------------  ------------
Total current............................................................      13,200        (1,700)        8,400
                                                                           -----------  ------------  ------------
Deferred:
  Federal................................................................      (6,500)      (64,300)       19,200
  State..................................................................          --            --         3,700
  Foreign................................................................         400          (300)          300
                                                                           -----------  ------------  ------------
Total deferred...........................................................      (6,100)      (64,600)       23,200
                                                                           -----------  ------------  ------------
Total income tax provision...............................................   $   7,100    $  (66,300)   $   31,600
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

    The income tax rate on earnings (loss) from continuing operations before cumulative effect of change in accounting principle differed from the Federal statutory rate as follows:

                                                                                            YEAR ENDED
                                                                           --------------------------------------------
                                                                           JANUARY 2,    DECEMBER 31,    DECEMBER 31,
                                                                              1999           1997            1996
                                                                           -----------  --------------  ---------------
Federal statutory rate...................................................        35.0%       (35.0)%             35.0%
Deferred tax asset valuation allowance...................................       (11.3 )        14.2                --
Reversal of income tax accruals..........................................          --          --               (13.5  )
Interest on prior years' taxes...........................................          --           5.4                --
Foreign operating earnings...............................................       (30.3 )        (3.3   )         (10.5  )
Goodwill amortization....................................................         6.5           2.4               5.3
State income taxes, net of Federal tax benefit...........................         3.5          --                 2.0
Other-net................................................................         1.6           1.6              (0.6  )
                                                                           -----------        -----             -----
  Effective rate.........................................................         5.0%        (14.7   )%          17.7%
                                                                           -----------        -----             -----
                                                                           -----------        -----             -----

    Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $379,300,000 at January 2, 1999. $259,200,000 of those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. In the event that the other foreign entities' earnings were distributed, it is estimated that U.S. federal and state income taxes, net of foreign credits, of approximately $90,700,000 would be due, a portion of which may be offset for financial statement reporting purposes by the reduction of the valuation allowance provided against deferred tax assets.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

INCOME TAXES -- (CONTINUED)

    Deferred income taxes are provided for temporary differences between income tax and financial statement recognition of revenues and expenses. Deferred tax liabilities (assets) are comprised of the following (in thousands of dollars):

                                                                                         JANUARY 2,  DECEMBER 31,
                                                                                            1999         1997
                                                                                         ----------  ------------
Depreciation and amortization..........................................................  $  164,500   $  155,800
Items includible in future tax years...................................................     102,400       81,100
                                                                                         ----------  ------------
  Gross deferred tax liabilities.......................................................     266,900      236,900
                                                                                         ----------  ------------
Inventory valuation reserves...........................................................     (33,600)     (35,600)
Accrued employee benefit expenses......................................................     (31,400)     (47,400)
Acquired tax benefits and basis differences............................................     (38,900)     (49,600)
Allowance for possible losses on receivables...........................................      (4,500)      (5,400)
Fixed asset impairment.................................................................     (59,400)     (60,300)
Residual value guarantees of leased equipment..........................................     (22,900)     (22,900)
NOL and tax credit carryforwards.......................................................     (67,400)      (4,500)
Items deductible in future tax years...................................................     (93,600)    (105,600)
                                                                                         ----------  ------------
  Gross deferred tax assets............................................................    (351,700)    (331,300)
                                                                                         ----------  ------------
  Valuation allowance..................................................................      48,100       64,100
                                                                                         ----------  ------------
  Net deferred tax (asset) liability...................................................  $  (36,700)  $  (30,300)
                                                                                         ----------  ------------
                                                                                         ----------  ------------

    As a result of the migration of certain of its operations to offshore locations and the planned reorganization of the Company, future operations may not generate sufficient U.S. sourced income to utilize all of the net deferred tax benefits generated by operations through January 2, 1999. Consequently, the Company recorded a deferred tax asset valuation allowance of $48,100,000 as of January 2, 1999. The deferred tax asset valuation allowance decreased by $16,000,000 during 1998 as a result of taxable earnings in 1998.

    The Company has net operating loss carryforwards of approximately $140,300,000 that expire in 2018. The Company also has alternative minimum tax credit carryforwards of approximately $15,400,000 that have an unlimited carryforward period. Finally, the Company has approximately $500,000 of research and development and foreign tax credit carryforwards that expire in 2000.

    In March 1992 the Company received a refund of approximately $60,000,000 relating to Federal income taxes paid by Northwest plus interest thereon applicable to the tax years 1964-1968. However, in September 1992 the IRS issued a statutory notice of deficiency in the amount of approximately $7,300,000 for the taxable years from which the March 1992 refund arose, exclusive of interest which would accrue from the date the IRS asserted the tax was due until payment. In October 1994, the United States Tax Court ruled in favor of the Company in the above case. On January 5, 1996, the United States Court of Appeals for the Seventh Circuit affirmed the decision of the United States Tax Court. The IRS had a period of 90 days from the date of the decision to petition for review by the United States Supreme Court. The IRS did not petition for a review and, accordingly, the case is now closed. Effective December 31, 1996, for Federal income tax purposes, all years through December 31, 1991, were closed. As a result, excess income tax liabilities totaling $24,100,000 for tax years through December 31, 1991 were reversed and reduced income tax expense in 1996.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

INCOME TAXES -- (CONTINUED)
    Cash refunds of income taxes totalled $60,000,000 in 1998. Cash payments for income taxes were $11,200,000 and $13,600,000 in 1997 and 1996, respectively.

OTHER INCOME (EXPENSE) -- NET

    Principal components of net other income in 1998 included $8,000,000 recognized on a business interruption insurance claim stemming from Hurricane Mitch, $6,400,000 from settlement of the Acme Boot debt guarantees and net gains of $5,800,000 from property disposals, partially offset by accounts receivable securitization costs of $11,900,000. Net other expense in 1997 consisted principally of special charges totalling $32,400,000, a $32,000,000 provision for loss based on the Company's analysis of its exposure under the Acme Boot debt guarantees and accounts receivable securitization costs of $11,800,000. Net other expense in 1996 consisted principally of a $35,000,000 provision for loss based on the Company's analysis of its exposure under the Acme Boot debt guarantees and accounts receivable securitization costs of $1,700,000. The Acme Boot debt guarantees are discussed under "CONTINGENT LIABILITIES." Special charges recorded in 1997 are discussed under "SPECIAL CHARGES." The Company's receivable securitization program is discussed under "SALE OF ACCOUNTS RECEIVABLE."

EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                                 1998        1997         1996
                                                                              ----------  -----------  ----------
NUMERATOR:
Earnings (loss) from continuing operations..................................  $  135,900  $  (385,400) $  146,600
Discontinued operations -- LMP litigation...................................          --     (102,200)         --
                                                                              ----------  -----------  ----------
Net earnings (loss).........................................................  $  135,900  $  (487,600) $  146,600
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
DENOMINATOR:
Denominator for basic earnings per share -- weighted average shares
  outstanding...............................................................      72,000       74,400      76,400
Effect of dilutive employee stock options...................................         300           --         700
                                                                              ----------  -----------  ----------
Denominator for diluted earnings per share -- weighted average shares
  outstanding and assumed conversions.......................................      72,300       74,400      77,100
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
Earnings (loss) per common share:
  Continuing operations.....................................................  $     1.89  $     (5.18) $     1.92
  Discontinued operations -- LMP litigation.................................          --        (1.37)         --
                                                                              ----------  -----------  ----------
  Net earnings (loss).......................................................  $     1.89  $     (6.55) $     1.92
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
Earnings (loss) per common share -- assuming dilution:
  Continuing operations.....................................................  $     1.88  $     (5.18) $     1.90
  Discontinued operations -- LMP litigation.................................          --        (1.37)         --
                                                                              ----------  -----------  ----------
  Net earnings (loss).......................................................  $     1.88  $     (6.55) $     1.90
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

EARNINGS PER SHARE -- (CONTINUED)
    Because diluted EPS increases in 1997 from a loss of $6.55 to a loss of $6.49, the effect of employee stock options (700,000 shares) are antidilutive and are ignored in the computation of diluted EPS. Therefore, diluted EPS is reported as a loss of $6.55 in 1997.

RELATED PARTY TRANSACTIONS

    As a part of the 1995 special charge, the Company decided to integrate into the Company's Bowling Green, Kentucky operations certain functions historically performed by Farley Industries, Inc. ("FII") personnel. In connection with this effort, the Board of Directors determined that the Company's management agreement with FII should not be renewed for 1996 and that the general management functions previously performed by FII under the agreement should be assumed directly by the Company. Accordingly, effective January 1, 1996, the Company severed its relationship with FII and directly employed certain persons previously employed by FII who provide such services.

    Pursuant to a determination by the non-management members of the Board of Directors, the Company agreed to pay $3,500,000 to FII in consideration of FII's transfer of its personnel and settlement of all obligations the Company owed to FII. The non-management members of the Board of Directors determined that such payment was fair and reasonable to the Company, basing their determination, in part, upon the anticipated cost savings to the Company in 1996 and beyond from the integration of FII functions into the Company, the cost of otherwise creating the workforce necessary to provide the management services previously provided by FII and the assistance of FII in effecting the transition of functions and personnel (including certain executive officers) to the Company. The Company agreed to pay up to approximately $4,000,000 to FII in 1996 ($3,600,000 was actually paid in 1996), all of which relates to the severance of certain FII employees who were not re-employed by the Company, including severance payments under certain employment agreements to which the Company was a party. The Company also agreed to reimburse FII for any direct ordinary and reasonable costs and expenses associated with the transition of management functions from FII into the Company in 1996. The severance and asset purchase amounts were included in the Company's special charge accrued in the fourth quarter of 1995. See "SPECIAL CHARGES."

    Under the terms of the management agreement between FII and the Company, FII provided the Company, to the extent that the Company requested, (i) general management services which included, but were not limited to, financial management, legal, tax, accounting, corporate development, human resource and personnel advice; (ii) investment banking services in connection with the acquisition or disposition of the assets or operations of a business or entity;
(iii) financing services in connection with the arrangement by FII of public or private debt (including letter of credit facilities); and (iv) other financial, accounting, legal and advisory services rendered outside the ordinary course of the Company's business. FII is owned and controlled by Mr. Farley; its employees provide services to companies owned or controlled by Mr. Farley, including, prior to 1996, the Company. Certain of the executive officers of the Company were employed by, and received their compensation from, FII. These officers devoted their time as needed to those companies owned and controlled by Mr. Farley and, accordingly, did not devote full time to any single company, including the Company.

    In consideration for investment banking and financing services, the Company paid FII fees established by FII and determined to be reasonable by FII in relation to (i) the size and complexity of the transaction; and (ii) the fees customarily charged by other advisors for similar investment banking and financing services; provided, such fees did not exceed two percent of the total consideration paid or received by the

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

RELATED PARTY TRANSACTIONS -- (CONTINUED)
Company or two percent of the aggregate amount available for borrowing or use under the subject agreement or facility. Fees for investment banking and financing services were generally payable to FII upon the closing of the subject transaction or agreement.

    Under the terms of the management agreement, the Company paid a fee to FII based on FII's cost of providing management services. The Company paid management fees to FII of approximately $8,100,000 in 1995.

    The Company completed the sale of the stock of Acme Boot at book value, which approximated fair market value, to an affiliate in June 1987 for an aggregate of $38,400,000 of cash and preferred stock and subordinated debentures of the affiliate. In the fourth quarter of 1993, the Company received approximately $72,900,000 from Acme Boot representing the entire unpaid principal and liquidation preference (including accrued interest and dividends) on its investment in the securities of the affiliate. The Company recorded a pretax gain of approximately $67,300,000 in connection with the investment in Acme Boot upon the receipt of the above mentioned proceeds. In connection with the 1993 transaction the Company guaranteed, on an unsecured basis, the repayment of debt incurred by Acme under the Acme Boot Credit Facility and the New Acme Credit Agreement. Farley Inc. owns 100% of the common stock of Acme Boot. Mr. Farley holds 100% of the common stock of Farley Inc. Other expense-net includes charges of $32,000,000 and $35,000,000 in 1997 and 1996, respectively, related to the Company's evaluation of its exposure under the guarantee.

    In addition, through July 1998, the Company loaned Acme Boot $9,000,000 to provide Acme Boot with supplemental working capital. These loans were made in the form of demand notes payable and were senior to all other outstanding indebtedness of Acme Boot. These loans were repaid by Acme Boot upon the sale of its business in the third quarter of 1998.

    In June 1998, Acme Boot entered into agreements with unrelated parties for the sale of certain assets and its business. Financing for the sale of the business was completed in the third quarter of 1998, at which time the Company paid $65,900,000 to satisfy the Acme Boot guarantees in full. Other income (expense) -- net for 1998 in the accompanying Consolidated Statement of Operations includes income of $6,400,000 from the sale of Acme Boot and the settlement of this liability. See "CONTINGENT LIABILITIES."

    In June 1994, pursuant to authorization from the Company's Board of Directors, the Company guaranteed a loan from a bank in an amount up to $12,000,000 to Mr. Farley. In exchange for the guarantee the Company receives an annual fee from Mr. Farley equal to 1% of the value of the loan covered by the guarantee. The guarantee is secured by a second lien on certain shares of the Company held by the bank for other loans made to Mr. Farley.

    On November 20, 1997, the Board of Directors, excluding Mr. Farley and other employee Directors, upon recommendation of a Special Committee of the Board of Directors, comprised of Messrs. Al Askari and Wolfson, guaranteed a bank loan to Mr. Farley in the amount of $26,000,000. The proceeds of this loan were used by Mr. Farley to purchase all of the Zero Coupon Convertible Subordinated Debentures due 2012 of Farley Inc. held by non-affiliated third parties. In consideration of the guarantee, Mr. Farley pays the Company an annual guarantee fee equal to 1 1/8% of the outstanding principal balance of the loan. The loan is secured by a second lien on 2,507,512 shares of Class B Common Shares of the Company held by Mr. Farley and the assets held for the benefit of Mr. Farley under the Company's Senior Executive Officer Deferred Compensation Trust. The Special Committee received an opinion from an independent

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

RELATED PARTY TRANSACTIONS -- (CONTINUED) financial advisor that the terms of the transaction are commercially reasonable. See "CONTINGENT LIABILITIES."

SUBSEQUENT EVENTS

    On March 4, 1999, the Company became a subsidiary of Fruit of the Loom, Ltd. ("FTL Ltd."), a Cayman Islands holding company, pursuant to a reorganization (the "Reorganization") approved by the stockholders of the Company on November 12, 1998. In connection with the Reorganization, all outstanding shares of Class A Common Stock of the Company were automatically converted into Class A ordinary shares of FTL, Ltd. ("FTL Ltd. Class A Shares") and all outstanding shares of Class B Common Stock of the Company were automatically converted into shares of exchangeable participating preferred stock of the Company ("Company Preferred Stock"). The holders of the Company Preferred Stock also received, in the aggregate, four Class B redeemable ordinary shares of FTL, Ltd. ("FTL Ltd. Class B Shares"). Except as provided by law or FTL Ltd.'s Amended and Restated Memorandum of Association, the FTL Ltd. Class B Shares, in the aggregate, have voting rights equal to five times the number of shares of Company Preferred Stock held by William Farley and his affiliates then outstanding. As of March 22, 1999, the record date for the FTL Ltd. annual meeting, there were 5,229,421 shares of Company Preferred Stock outstanding and 66,851,070 FTL Ltd. Class A Shares outstanding. Each FTL Ltd. Class B Share had voting rights as of March 22, 1999 equivalent to 6,536,776.3 votes per share. All of the outstanding FTL Ltd. Class A Shares and FTL Ltd. Class B Shares are entitled to vote at the meeting. In connection with the Reorganization, the Rights Plan has been amended and the existing rights expired immediately prior to the Merger. FTL, Ltd. does not presently intend to adopt a plan similar to the Rights Plan.

    In connection with the Reorganization, the Company is required to make an offer, within 90 days of the consummation of the Merger, to purchase the entire principal amount equal to $250,000,000 7 7/8% Senior Notes due October 15, 1999 (the "7 7/8% Senior Notes") at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. If all holders of the 7 7/8% Senior Notes accept such a purchase offer, the aggregate purchase price would be $252,500,000 plus accrued and unpaid interest. On March 25, 1999, the Company issued $250,000,000 8 7/8% Senior Notes due April 2006 (the "Senior Notes"). Proceeds from the Senior Notes were approximately $242,700,000 and were initially used to repay outstanding borrowings under the Company's Bank Credit Agreement. The availability under the Bank Credit Agreement created through this repayment of outstanding borrowings is expected to be used to satisfy the Company's repurchase obligations with respect to the 7 7/8% Senior Notes or to repay the 7 7/8% Senior Notes at maturity.

    On February 24, 1999, the Board of Directors, excluding Mr. Farley, increased the guarantee to $65,000,000 in connection with Mr. Farley's refinancing and retirement of the $26,000,000 and $12,000,000 loans and other indebtedness of Mr. Farley. See "RELATED PARTY TRANSACTIONS." The Company's obligations under the guarantee are secured by 2,507,512 shares of Company Preferred Stock (issued subsequent to year end in connection with the Reorganization) and all of Mr. Farley's assets. In consideration of the guarantee, which is scheduled to expire in September 2000, Mr. Farley pays an annual guarantee fee equal to 2% of the outstanding principal balance of the loan. The Board of Directors received an opinion from an independent financial advisor that the terms of the transaction are commercially reasonable. In addition, in October 1998, the Company advanced $3,500,000 to Mr. Farley which was repaid in March 1999.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUBSEQUENT EVENTS -- (CONTINUED)

    Subsequent to year-end, the Company has held negotiations with the Industrial Development Agency of the Republic of Ireland. As a result of these negotiations, the amount of the contingent liability the Company has to repay, in whole or in part, for grants received has been reduced to approximately $27,300,000 in the event that the Company does not meet revised defined average employment levels or terminates operations in the Republic of Ireland, Northern Ireland and Germany.

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION

    The Company is offering $250,000,000 in aggregate principal amount of Senior Notes due 2006. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by each of the Guarantor Subsidiaries pursuant to the Subsidiary Guarantees. The Subsidiary Guarantees will remain in effect only during Non-Investment Grade Rating Periods. The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU with all other senior unsecured obligations of the Company. The Subsidiary Guarantees will be senior unsecured obligations of the Guarantor Subsidiaries and will rank PARI PASSU with all other senior unsecured obligations of the Guarantor Subsidiaries. The Notes will also be effectively subordinated to all liabilities, including trade payables, of the Non-Guarantor Subsidiaries and, during Investment Grade Rating Periods, will be effectively subordinated to all liabilities of the Guarantor Subsidiaries, including trade payables.

    Substantially all of the Company's operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. There are currently no significant restrictions on the ability of the Guarantor Subsidiaries to make distributions to the Company.

    The supplemental guarantor condensed consolidating financial statements present:

        1. Supplemental condensed consolidating balance sheets as of January 2, 1999 and December 31, 1997 and supplemental condensed consolidating statements of operations and cash flows for each of the three years ended January 2, 1999 and December 31, 1997 and 1996;

        2. Fruit of the Loom, Inc. and Guarantor Subsidiaries and the combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method; and

        3. Elimination entries necessary to consolidate the Company and all of its subsidiaries.

    Separate financial statements of the Guarantor Subsidiaries are not presented because the Guarantor Subsidiaries are jointly, severally and unconditionally liable under the guarantees, and the Company believes the supplemental guarantor condensed consolidated financial statements as presented are more meaningful in understanding the financial position of the Company and its Guarantor Subsidiaries.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                                JANUARY 2, 1999

                           (IN THOUSANDS OF DOLLARS)

                                                COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                             NON-GUARANTOR    INC. AND GUARANTOR          AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
ASSETS
Current Assets
  Cash and cash equivalents (including
    restricted cash).......................    $    1,800         $      (400)        $               $    1,400
  Notes and accounts receivable (less
    allowance for possible losses of
    $12,000)...............................        65,100              44,600                            109,700
  Inventories
    Finished goods.........................        80,700             420,000                            500,700
    Work in process........................        13,700             169,400                            183,100
    Materials and supplies.................         5,700              52,500                             58,200
                                             --------------       -----------       ---------------  ------------
      Total inventories....................       100,100             641,900                            742,000
  Other....................................         1,500              39,600                             41,100
                                             --------------       -----------       ---------------  ------------
      Total current assets.................       168,500             725,700                            894,200
                                             --------------       -----------       ---------------  ------------
Property, Plant and Equipment..............       203,800             988,300                          1,192,100
  Less accumulated depreciation............        82,100             676,100                            758,200
                                             --------------       -----------       ---------------  ------------
      Net property, plant and equipment....       121,700             312,200                            433,900
                                             --------------       -----------       ---------------  ------------
Other Assets
  Goodwill (less accumulated amortization
    of $336,200)...........................            --             686,300                            686,300
  Affiliate notes and accounts receivable..        32,700                  --             (32,700)            --
  Investment in subsidiaries...............            --             230,300            (230,300)            --
  Deferred income taxes....................            --              36,700                             36,700
  Other....................................         2,800             235,900                            238,700
                                             --------------       -----------       ---------------  ------------
      Total other assets...................        35,500           1,189,200            (263,000)       961,700
                                             --------------       -----------       ---------------  ------------
                                               $  325,700         $ 2,227,100         $  (263,000)    $2,289,800
                                             --------------       -----------       ---------------  ------------
                                             --------------       -----------       ---------------  ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current maturities of long-term debt.....    $      600         $   269,900         $               $  270,500
  Trade accounts payable...................        11,400             108,300                            119,700
  Other accounts payable and accrued
    expenses...............................        26,200             200,500                            226,700
                                             --------------       -----------       ---------------  ------------
      Total current liabilities............        38,200             578,700                            616,900
                                             --------------       -----------       ---------------  ------------
Noncurrent Liabilities
  Long-term debt...........................        57,100             799,500                            856,600
  Affiliate notes and accounts payable.....            --              32,700             (32,700)            --
  Other....................................           100             267,300                            267,400
                                             --------------       -----------       ---------------  ------------
      Total noncurrent liabilities.........        57,200           1,099,500             (32,700)     1,124,000
                                             --------------       -----------       ---------------  ------------
Common Stockholders' Equity................       230,300             548,900            (230,300)       548,900
                                             --------------       -----------       ---------------  ------------
                                               $  325,700         $ 2,227,100         $  (263,000)    $2,289,800
                                             --------------       -----------       ---------------  ------------
                                             --------------       -----------       ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
           SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF OPERATIONS

                           YEAR ENDED JANUARY 2, 1999

                           (IN THOUSANDS OF DOLLARS)

                                                COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                             NON-GUARANTOR    INC. AND GUARANTOR          AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
Net sales..................................    $  334,500        $   1,876,400        $   (40,600)    $2,170,300
Cost of sales..............................       240,900            1,364,500            (40,600)     1,564,800
                                             --------------        -----------      ---------------  ------------
      Gross earnings.......................        93,600              511,900                           605,500
Selling, general and administrative
  expenses.................................        61,700              282,300                           344,000
Goodwill amortization......................            --               26,600                            26,600
                                             --------------        -----------      ---------------  ------------
      Operating earnings...................        31,900              203,000                           234,900
Interest expense...........................        (9,300)             (89,700)             1,700        (97,300)
Affiliated interest income (expense).......        (1,000)               1,000                                --
Equity in earnings of Non-Guarantor
  Subsidiaries.............................            --                3,600             (3,600)            --
Other income (expense) -- net..............       (16,800)              23,900             (1,700)         5,400
                                             --------------        -----------      ---------------  ------------
      Earnings before income tax
        provision..........................         4,800              141,800             (3,600)       143,000
Income tax provision.......................         1,200                5,900                             7,100
                                             --------------        -----------      ---------------  ------------
      Net earnings.........................    $    3,600        $     135,900        $    (3,600)    $  135,900
                                             --------------        -----------      ---------------  ------------
                                             --------------        -----------      ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
           SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF CASH FLOWS

                           YEAR ENDED JANUARY 2, 1999

                           (IN THOUSANDS OF DOLLARS)

                                                                          FRUIT OF THE LOOM,
                                                            COMBINED             INC.            ELIMINATIONS
                                                         NON-GUARANTOR       AND GUARANTOR            AND
                                                          SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                                         --------------  ---------------------  ---------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.........................................    $    3,600         $   135,900         $    (3,600)    $  135,900
  Adjustments to reconcile to net cash provided by
    (used for) operating activities:
    Equity in loss of Non-Guarantor Subsidiaries.......            --              (3,600)              3,600             --
    Depreciation and amortization......................        11,700              99,600                            111,300
    Deferred income tax provision......................           200              (6,300)                            (6,100)
    (Increase) decrease in working capital.............       (16,100)              6,300                             (9,800)
    Other -- net.......................................        (4,000)            (95,400)                           (99,400)
                                                         --------------        ----------       ---------------  ------------
      Net cash provided by (used for) operating
        activities.....................................        (4,600)            136,500                            131,900
                                                         --------------        ----------       ---------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.................................        (7,700)            (34,200)                           (41,900)
  Proceeds from asset sales............................            --              86,400                             86,400
  Payment on Acme Boot debt guarantee..................            --             (65,900)                           (65,900)
  Affiliate notes and accounts receivable..............       (32,700)             48,600             (15,900)            --
  Investment in Non-Guarantor Subsidiary Common
    Stock..............................................            --            (299,000)            299,000             --
  Liquidation of investment in affiliated trust........            --             100,800            (100,800)            --
  Other -- net.........................................            --             (28,000)                           (28,000)
                                                         --------------        ----------       ---------------  ------------
      Net cash provided by (used for) investing
        activities.....................................       (40,400)           (191,300)            182,300        (49,400)
                                                         --------------        ----------       ---------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds under line-of-credit agreements.............        22,500             851,500                            874,000
  Payments under line-of-credit agreements.............       (18,800)           (817,400)                          (836,200)
  Principal payments on long-term debt and capital
    leases.............................................      (211,900)            (27,700)            100,800       (138,800)
  Affiliate notes and accounts payable.................       (48,600)             32,700              15,900             --
  Non-Guarantor Subsidiary common stock issued to
    parent.............................................       299,000                  --            (299,000)            --
  Common stock issued..................................            --               6,800                              6,800
  Common stock repurchased.............................            --              (3,000)                            (3,000)
                                                         --------------        ----------       ---------------  ------------
      Net cash provided by (used for) financing
        activities.....................................        42,200              42,900            (182,300)       (97,200)
                                                         --------------        ----------       ---------------  ------------
Net increase (decrease) in cash and cash equivalents
  (including restricted cash)..........................        (2,800)            (11,900)                           (14,700)
Cash and cash equivalents (including restricted cash)
  at beginning of period...............................         4,600              11,500                             16,100
                                                         --------------        ----------       ---------------  ------------
Cash and cash equivalents (including restricted cash)
  at end of period.....................................    $    1,800         $      (400)        $               $    1,400
                                                         --------------        ----------       ---------------  ------------
                                                         --------------        ----------       ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
               SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

                                                COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                             NON-GUARANTOR    INC. AND GUARANTOR          AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
ASSETS
Current Assets
  Cash and cash equivalents (including
    restricted cash).......................    $    4,600         $    11,500         $               $   16,100
  Notes and accounts receivable (less
    allowance for possible losses of
    $11,900)...............................        66,000              32,100                             98,100
  Inventories
    Finished goods.........................        77,500             492,900                            570,400
    Work in process........................        17,100             195,200                            212,300
    Materials and supplies.................         5,800              59,000                             64,800
                                             --------------       -----------       ---------------  ------------
      Total inventories....................       100,400             747,100                            847,500
  Other....................................         1,800              52,100                             53,900
                                             --------------       -----------       ---------------  ------------
      Total current assets.................       172,800             842,800                          1,015,600
                                             --------------       -----------       ---------------  ------------
Property, Plant and Equipment..............       186,000           1,046,200                          1,232,200
  Less accumulated depreciation............        65,500             652,300                            717,800
                                             --------------       -----------       ---------------  ------------
      Net property, plant and equipment....       120,500             393,900                            514,400
                                             --------------       -----------       ---------------  ------------
Other Assets
  Goodwill (less accumulated amortization
    of $311,400)...........................            --             712,900                            712,900
  Affiliate notes and accounts
    receivable.............................            --              48,600         $   (48,600)            --
  Deferred income taxes....................           100              30,200                             30,300
  Other....................................         2,900             307,800            (100,800)       209,900
                                             --------------       -----------       ---------------  ------------
      Total other assets...................         3,000           1,099,500            (149,400)       953,100
                                             --------------       -----------       ---------------  ------------
                                               $  296,300         $ 2,336,200         $  (149,400)    $2,483,100
                                             --------------       -----------       ---------------  ------------
                                             --------------       -----------       ---------------  ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current maturities of long-term debt.....    $      500         $    27,700         $               $   28,200
  Trade accounts payable...................        18,400             215,700                            234,100
  Other accounts payable and accrued
    expenses...............................        36,700             226,200                            262,900
                                             --------------       -----------       ---------------  ------------
      Total current liabilities............        55,600             469,600                            525,200
                                             --------------       -----------       ---------------  ------------
Noncurrent Liabilities
  Long-term debt...........................       261,500           1,032,100            (100,800)     1,192,800
  Affiliate notes and accounts payable.....        48,600                  --             (48,600)            --
  Losses in excess of investment in
    subsidiaries...........................            --              69,400             (69,400)            --
  Other....................................            --             343,000                            343,000
                                             --------------       -----------       ---------------  ------------
      Total noncurrent liabilities.........       310,100           1,444,500            (218,800)     1,535,800
                                             --------------       -----------       ---------------  ------------
Common Stockholders' Equity
  (Deficiency).............................       (69,400)            422,100              69,400        422,100
                                             --------------       -----------       ---------------  ------------
                                               $  296,300         $ 2,336,200         $  (149,400)    $2,483,100
                                             --------------       -----------       ---------------  ------------
                                             --------------       -----------       ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
           SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

                                                COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                             NON-GUARANTOR    INC. AND GUARANTOR          AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
Net sales..................................    $  329,900        $   1,858,200        $   (48,200)    $2,139,900
Cost of sales..............................       279,100            1,413,500            (48,200)     1,644,400
                                             --------------        -----------      ---------------  ------------
      Gross earnings.......................        50,800              444,700                           495,500
Selling, general and administrative
  expenses.................................        72,900              678,900                           751,800
Goodwill amortization......................            --               26,800                            26,800
Impairment write down of goodwill..........            --                4,600                             4,600
                                             --------------        -----------      ---------------  ------------
      Operating loss.......................       (22,100)            (265,600)                         (287,700)
Interest expense...........................       (19,300)             (71,800)             6,400        (84,700)
Affiliated interest income (expense).......        (1,100)               1,100                                --
Equity in loss of Non-Guarantor
  Subsidiaries.............................            --              (42,200)            42,200             --
Other expense -- net.......................        (1,900)             (71,000)            (6,400)       (79,300)
                                             --------------        -----------      ---------------  ------------
      Loss before income tax benefit.......       (44,400)            (449,500)            42,200       (451,700)
Income tax benefit.........................        (2,200)             (64,100)                          (66,300)
                                             --------------        -----------      ---------------  ------------
      Loss from continuing operations......       (42,200)            (385,400)            42,200       (385,400)
      Discontinued operations -- LMP
        litigation.........................            --             (102,200)                         (102,200)
                                             --------------        -----------      ---------------  ------------
      Net loss.............................    $  (42,200)       $    (487,600)       $    42,200     $ (487,600)
                                             --------------        -----------      ---------------  ------------
                                             --------------        -----------      ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)
           SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997

                           (IN THOUSANDS OF DOLLARS)

                                                                          FRUIT OF THE LOOM,
                                                            COMBINED             INC.            ELIMINATIONS
                                                         NON-GUARANTOR       AND GUARANTOR            AND
                                                          SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                                         --------------  ---------------------  ---------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.............................................    $  (42,200)       $    (487,600)       $    42,200     $ (487,600)
  Adjustments to reconcile to net cash provided by
    (used for) operating activities:
    Equity in loss of Non-Guarantor Subsidiaries.......            --               42,200            (42,200)            --
    Impairment write-down of goodwill..................            --                4,600                             4,600
    Depreciation and amortization......................        12,200              142,000                           154,200
    Deferred income tax benefit........................          (200)             (64,400)                          (64,600)
    (Increase) decrease in working capital.............        (4,500)              99,000                            94,500
    Special charges related to long-term items.........        60,300              201,000                           261,300
    Acme Boot charge...................................            --               32,000                            32,000
    Other -- net.......................................       (19,800)             (69,500)                          (89,300)
                                                         --------------         ----------      ---------------  ------------
      Net cash provided by (used for) operating
        activities.....................................         5,800             (100,700)                          (94,900)
                                                         --------------         ----------      ---------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.................................        (3,900)             (51,500)                          (55,400)
  Affiliate notes and accounts receivable..............            --               (7,500)             7,500             --
  Other -- net.........................................         4,600              (38,500)                          (33,900)
                                                         --------------         ----------      ---------------  ------------
      Net cash provided by (used for) investing
        activities.....................................           700              (97,500)             7,500        (89,300)
                                                         --------------         ----------      ---------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt.............            --               97,800                            97,800
  Proceeds under line-of-credit agreements.............         1,600            1,244,200                         1,245,800
  Payments under line-of-credit agreements.............       (13,700)            (968,200)                         (981,900)
  Principal payments on long-term debt and capital
    leases.............................................          (200)             (17,400)                          (17,600)
  Affiliate notes and accounts payable.................         7,500                   --             (7,500)            --
  Common stock issued..................................            --               11,100                            11,100
  Common stock repurchased.............................            --             (173,600)                         (173,600)
                                                         --------------         ----------      ---------------  ------------
      Net cash provided by (used for) financing
        activities.....................................        (4,800)             193,900             (7,500)       181,600
                                                         --------------         ----------      ---------------  ------------
Net increase (decrease) in cash and cash equivalents
  (including restricted cash)..........................         1,700               (4,300)                           (2,600)
Cash and cash equivalents (including restricted cash)
  at beginning of period...............................         2,900               15,800                            18,700
                                                         --------------         ----------      ---------------  ------------
Cash and cash equivalents (including restricted cash)
  at end of period.....................................    $    4,600        $      11,500        $               $   16,100
                                                         --------------         ----------      ---------------  ------------
                                                         --------------         ----------      ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONCLUDED)
           SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                           (IN THOUSANDS OF DOLLARS)

                                                              FRUIT OF THE LOOM,
                                                COMBINED             INC.            ELIMINATIONS
                                             NON-GUARANTOR       AND GUARANTOR            AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
Net sales..................................    $  343,600        $   2,156,800        $   (53,000)    $2,447,400
Cost of sales..............................       242,000            1,535,500            (53,000)     1,724,500
                                             --------------        -----------      ---------------  ------------
  Gross earnings...........................       101,600              621,300                           722,900

Selling, general and administrative
  expenses.................................        72,700              305,300                           378,000
Goodwill amortization......................            --               26,700                            26,700
                                             --------------        -----------      ---------------  ------------
  Operating earnings.......................        28,900              289,300                           318,200

Interest expense...........................       (26,500)             (83,100)             6,000       (103,600)
Affiliated interest income (expense).......        (1,000)               1,000                                --
Equity in earnings of Non-Guarantor
  Subsidiaries.............................            --                1,500             (1,500)            --
Other income (expense) -- net..............           200              (30,600)            (6,000)       (36,400)
                                             --------------        -----------      ---------------  ------------
  Earnings before income tax expense.......         1,600              178,100             (1,500)       178,200
Income tax expense.........................           100               31,500                            31,600
                                             --------------        -----------      ---------------  ------------
  Net earnings.............................    $    1,500        $     146,600        $    (1,500)    $  146,600
                                             --------------        -----------      ---------------  ------------
                                             --------------        -----------      ---------------  ------------

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONCLUDED)
           SUPPLEMENTAL CONDENSED CONSOLIDATING SUMMARY OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1996

                           (IN THOUSANDS OF DOLLARS)

                                                COMBINED      FRUIT OF THE LOOM,     ELIMINATIONS
                                             NON-GUARANTOR    INC. AND GUARANTOR          AND
                                              SUBSIDIARIES       SUBSIDIARIES       RECLASSIFICATIONS CONSOLIDATED
                                             --------------  ---------------------  ---------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings.............................    $    1,500         $   146,600          $  (1,500)     $  146,600
  Adjustments to reconcile to net cash
    provided by operating activities:
    Equity in earnings of Non-Guarantor
      Subsidiaries.........................            --              (1,500)             1,500              --
    Depreciation and amortization..........        14,900             140,800                            155,700
    Deferred income tax expense............           300              22,900                             23,200
    (Increase) decrease in working
      capital..............................       (23,500)            221,500                            198,000
    Acme boot charge.......................            --              35,000                             35,000
    Other -- net...........................        23,600             (68,400)                           (44,800)
                                             --------------        ----------            -------     ------------
      Net cash used for operating
        activities.........................        16,800             496,900                            513,700
                                             --------------        ----------            -------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures.....................        (3,600)            (40,900)                           (44,500)
  Proceeds from sale of hosiery division...            --              73,800                             73,800
  Affiliate notes and accounts receivable..            --              (9,200)             9,200              --
  Other -- net.............................           600               1,400                              2,000
                                             --------------        ----------            -------     ------------
      Net cash provided by investing
        activities.........................        (3,000)             25,100              9,200          31,300
                                             --------------        ----------            -------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term
    debt...................................        63,000                  --                             63,000
  Proceeds under line-of-credit
    agreements.............................        24,500             464,000                            488,500
  Payments under line of credit
    agreements.............................       (49,800)           (929,800)                          (979,600)
  Principal payments on long-term debt and
    capital leases.........................       (65,800)            (59,700)                          (125,500)
  Affiliate notes and accounts payable.....         9,200                  --             (9,200)             --
  Common stock issued......................            --              17,400                             17,400
  Common stock repurchased.................            --             (16,600)                           (16,600)
                                             --------------        ----------            -------     ------------
      Net cash used for financing
        activities.........................       (18,900)           (524,700)            (9,200)       (552,800)
                                             --------------        ----------            -------     ------------
Net decrease in Cash and cash equivalents
  (including restricted cash)..............        (5,100)             (2,700)                            (7,800)
Cash and cash equivalents (including
  restricted cash) at beginning of
  period...................................         8,000              18,500                             26,500
                                             --------------        ----------            -------     ------------
Cash and cash equivalents (including
  restricted cash) at end of period........    $    2,900         $    15,800          $              $   18,700
                                             --------------        ----------            -------     ------------
                                             --------------        ----------            -------     ------------

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                           (IN THOUSANDS OF DOLLARS)

                                                                                          APRIL 3,
                                                                                            1999       JANUARY 2,
                                                                                        (UNAUDITED)       1999
                                                                                        ------------  ------------
ASSETS
Current Assets
  Cash and cash equivalents (including restricted cash)...............................  $     20,400  $      1,400
  Notes and accounts receivable (less allowance for possible losses of $10,000 and
    $12,000, respectively)............................................................       107,100       109,700
  Inventories
    Finished goods....................................................................       533,900       500,700
    Work in process...................................................................       209,800       183,100
    Materials and supplies............................................................        73,800        58,200
                                                                                        ------------  ------------
      Total inventories...............................................................       817,500       742,000
  Other...............................................................................        52,200        41,100
                                                                                        ------------  ------------
      Total current assets............................................................       997,200       894,200
                                                                                        ------------  ------------
Property, Plant and Equipment.........................................................     1,260,100     1,192,100
  Less accumulated depreciation.......................................................       766,600       758,200
                                                                                        ------------  ------------
      Net property, plant and equipment...............................................       493,500       433,900
                                                                                        ------------  ------------
Other Assets
  Goodwill (less accumulated amortization of $342,800 and $336,200, respectively).....       679,600       686,300
  Deferred income taxes...............................................................        35,000        36,700
  Other...............................................................................       168,900       238,700
                                                                                        ------------  ------------
      Total other assets..............................................................       883,500       961,700
                                                                                        ------------  ------------
                                                                                        $  2,374,200  $  2,289,800
                                                                                        ------------  ------------
                                                                                        ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long-term debt................................................  $    270,500  $    270,500
  Trade accounts payable..............................................................        66,800       119,700
  Other accounts payable and accrued expenses.........................................       261,500       226,700
                                                                                        ------------  ------------
      Total current liabilities.......................................................       598,800       616,900
                                                                                        ------------  ------------
Noncurrent Liabilities
  Long-term debt......................................................................       979,000       856,600
  Other...............................................................................       267,500       267,400
                                                                                        ------------  ------------
      Total noncurrent liabilities....................................................     1,246,500     1,124,000
                                                                                        ------------  ------------
Minority Interest.....................................................................        71,700            --
                                                                                        ------------  ------------
Common Stockholders' Equity...........................................................       457,200       548,900
                                                                                        ------------  ------------
                                                                                        $  2,374,200  $  2,289,800
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              THREE MONTHS ENDED
                                                                                            ----------------------
                                                                                             APRIL 3,   MARCH 28,
                                                                                               1999        1998
                                                                                            ----------  ----------
Net sales.................................................................................  $  408,700  $  457,200
Cost of sales.............................................................................     314,300     309,500
                                                                                            ----------  ----------
  Gross earnings..........................................................................      94,400     147,700
Selling, general and administrative expenses..............................................      80,900      83,100
Goodwill amortization.....................................................................       6,600       6,600
                                                                                            ----------  ----------
  Operating earnings......................................................................       6,900      58,000
Interest expense..........................................................................     (21,600)    (24,700)
Other income -- net.......................................................................       5,500       4,300
                                                                                            ----------  ----------
Earnings (loss) before income tax provision...............................................      (9,200)     37,600
Income tax provision......................................................................        (500)      6,400
Minority interest.........................................................................         300          --
                                                                                            ----------  ----------
  Net earnings (loss).....................................................................  $   (9,000) $   31,200
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings (loss) per common share..........................................................  $    (0.13) $      .43
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings (loss) per common share-assuming dilution........................................  $    (0.13) $      .43
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average common shares.....................................................................      70,400      71,800
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average common shares-assuming dilution...................................................      70,400      72,300
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

        CONDENSED CONSOLIDATED STATEMENT OF COMMON STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                              COMMON STOCK                ACCUMULATED
                                                             AND CAPITAL IN                  OTHER
                                                  COMMON       EXCESS OF      RETAINED   COMPREHENSIVE
                                                  SHARES       PAR VALUE      EARNINGS       INCOME        TOTAL
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, DECEMBER 31, 1997....................      71,901    $    319,000   $  140,700    $  (37,600)   $  422,100
                                                                                                         ----------
Class A shares issued upon exercise of
  options.....................................          62           1,700                                    1,700
                                                                                                         ----------
Restricted stock -- Compensation earned.......                         400                                      400
                                                                                                         ----------
Class A shares repurchased....................        (121)         (3,000)                                  (3,000)
                                                                                                         ----------
Net earnings..................................                                   31,200                      31,200
Foreign currency translation Adjustments --
  net.........................................                                                (11,900)      (11,900)
                                                                                                         ----------
Comprehensive earnings........................                                                               19,300
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, MARCH 28, 1998.......................      71,842    $    318,100   $  171,900    $  (49,500)   $  440,500
                                                -----------  --------------  ----------  --------------  ----------
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, JANUARY 2, 1999......................      72,150    $    326,700   $  276,600    $  (54,400)   $  548,900
                                                                                                         ----------
Restricted stock --
  Compensation earned.........................                         500                                      500
                                                                                                         ----------
  Shares forfeited............................         (16)
Fruit of the Loom, Inc. Class B shares
  exchanged for Fruit of the Loom, Inc.
  preferred stock.............................      (5,229)        (71,700)                                 (71,700)
                                                                                                         ----------
Net loss......................................                                   (9,000)                     (9,000)
Foreign currency translation adjustments --
  net.........................................                                                (11,500)      (11,500)
                                                                                                         ----------
Comprehensive loss............................                                                              (20,500)
                                                -----------  --------------  ----------  --------------  ----------
BALANCE, APRIL 3, 1999........................      66,905    $    255,500   $  267,600    $  (65,900)   $  457,200
                                                -----------  --------------  ----------  --------------  ----------
                                                -----------  --------------  ----------  --------------  ----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                           (IN THOUSANDS OF DOLLARS)

                                                                                             THREE MONTHS ENDED
                                                                                          ------------------------
                                                                                           APRIL 3,     MARCH 28,
                                                                                             1999         1998
                                                                                          -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss)...................................................................  $    (9,000) $    31,200
  Adjustments to reconcile to net cash used for operating activities:
    Depreciation and amortization.......................................................       30,800       32,000
    Deferred income tax provision.......................................................        1,700         (100)
    Increase in working capital.........................................................      (77,700)    (231,300)
    Other -- net........................................................................      (21,400)     (23,300)
                                                                                          -----------  -----------
      Net cash used for operating activities............................................      (75,600)    (191,500)
                                                                                          -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures..................................................................       (6,700)      (6,400)
  Proceeds from asset sales.............................................................        5,700       21,600
  Other -- net..........................................................................      (21,200)      (1,200)
                                                                                          -----------  -----------
      Net cash provided by (used for) investing activities..............................      (22,200)      14,000
                                                                                          -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of long-term debt..............................................      239,700           --
  Proceeds under line-of-credit agreements..............................................      189,700      284,100
  Payments under line-of-credit agreements..............................................     (302,500)     (96,400)
  Principal payments on long-term debt and capital leases...............................      (10,100)      (8,400)
  Common stock issued...................................................................           --        1,400
  Common stock repurchased..............................................................           --       (3,000)
                                                                                          -----------  -----------
      Net cash provided by financing activities.........................................      116,800      177,700
                                                                                          -----------  -----------
Net increase in Cash and cash equivalents (including restricted cash)...................       19,000          200
Cash and cash equivalents (including restricted cash) at beginning of period............        1,400       16,100
                                                                                          -----------  -----------
Cash and cash equivalents (including restricted cash) at end of period..................  $    20,400  $    16,300
                                                                                          -----------  -----------
                                                                                          -----------  -----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. On March 4, 1999 Fruit of the Loom, LTD. ("FTL, Ltd."), a Cayman Islands company, became the parent holding company of Fruit of the Loom, Inc. ("FTL, Inc.") pursuant to a reorganization (the "Reorganization") approved by the stockholders of FTL, Inc. on November 12, 1998. Hereinafter the "Company" refers to the operations of FTL, Inc. and subsidiaries through March 3, 1999 and the operations of FTL, Ltd. and subsidiaries from March 4, 1999. Hereinafter FTL, Inc. refers to the domestic subsidiary that owned all of the Company's operations as of April 3, 1999. Ownership of essentially all of the businesses or subsidiaries of the Company located outside the United States, other than certain interests of the Company in Canada and Mexico and the beneficial ownership of certain trademarks, will be transferred from FTL, Inc. to FTL, Ltd. when the Reorganization is fully implemented.

    The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes of the Company contained in FTL, Inc.'s Annual Report on Form 10-K for the year ended January 2, 1999. The information furnished herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results of operations of the interim periods. Operating results for the three months ended April 3, 1999 are not necessarily indicative of results that may be expected for the full year. The Condensed Consolidated Balance Sheet as of January 2, 1999, and the unaudited condensed consolidated statements of operations, common stockholders' equity and cash flows for the three months ended March 28, 1998 are consolidated statements of FTL, Inc.

    In connection with the Reorganization, all outstanding shares of Class A common stock of FTL, Inc. were automatically converted into Class A ordinary shares of FTL, Ltd., and all outstanding shares of Class B common stock of FTL, Inc. were automatically converted into shares of exchangeable participating preferred stock of FTL, Inc. (the "FTL, Inc. Preferred Stock"). The holders of the FTL, Inc. Preferred Stock also received, in the aggregate, four Class B redeemable ordinary shares of FTL, Ltd. Except as provided by law or FTL Ltd.'s Amended and Restated Memorandum of Association, the FTL Ltd. Class B shares, in the aggregate, have voting rights equal to five times the number of shares of FTL, Inc. Preferred Stock held by William Farley and his affiliates. Therefore, each FTL Ltd. Class B share has voting rights equivalent to 6,536,776.3 votes.

    The FTL, Inc. Preferred Stock (5,229,000 shares outstanding) in the aggregate (i) has a liquidation value of $71,700,000, which is equal to the fair market value of the FTL, Inc. Class B common stock based upon the $13.71 average closing price of FTL, Inc. Class A common stock on the New York Stock Exchange for the 20 trading days prior to March 4, 1999, (ii) is entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly, (iii) is exchangeable at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 FTL, Ltd. Class A ordinary shares, (iv) is convertible at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 shares of FTL, Inc. common stock, (v) participates with the holders of FTL, Inc. common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) is redeemable by FTL, Inc., at its option, after three years at a redemption price equal to the then fair market value of FTL, Inc. Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) has the right to vote on all matters put to a vote of the holders of FTL, Inc. common stock, voting together with such holders as a single class, and is entitled to the number of votes which such holder would have on an as converted basis. The minority interest in the Company is based on the liquidation preference of $71,700,000.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

    The fixed dividend on the FTL, Inc. Preferred Stock of 4.5% of the liquidation preference of $71,700,000 equals $3,200,000 on an annual basis. In addition, preferred stockholders participate in FTL, Inc.'s earnings after provision for the fixed preferred stock dividend. Participation in earnings is determined as the ratio of preferred shares outstanding to the total of preferred and common shares outstanding (7.2% at April 3, 1999). Preferred stockholder participation in losses is limited to the preferred stockholders' prior participation in earnings. Because FTL, Inc. had a loss in the three months ended April 3, 1999, the minority interest participation is limited to the fixed preferred dividend of $300,000 for the period.

    Effective January 1, 1998, the Company changed its year end from December 31 to a 52 or 53 week year ending on the Saturday nearest December 31. All quarterly reporting periods are prepared on a 4-4-5 accounting cycle with each quarter ending on the Saturday nearest the calendar quarter end.

2. No dividends were declared on the Company's common stock for the three-month periods ended April 3, 1999 and March 28, 1998.

3. The Company's effective income tax rate of 5.0% for the first three months of 1999 differed from the Federal statutory rate of 35% primarily due to the impact of foreign earnings, certain of which are taxed at lower rates than in the United States, partially offset by goodwill amortization, a portion of which is not deductible for Federal income taxes, and a provision for interest on prior years' taxes.

    The Company's effective income tax rate of 17% for the first three months of 1998 differed from the Federal statutory rate of 35% primarily due to the impact of foreign earnings, certain of which are taxed at lower rates than in the United States, partially offset by goodwill amortization, a portion of which is not deductible for Federal income taxes, and state income taxes.

4. In 1995, management announced plans to close certain manufacturing operations and to take other actions to reduce costs and improve operations. As a result, the Company recorded charges of approximately $372,900,000 ($287,400,000 after tax) related to impairment write-downs of goodwill, costs associated with the closing or realignment of certain domestic manufacturing facilities and attendant personnel reductions and charges related to inventory write-downs and valuations, foreign operations and other corporate issues.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

    A rollforward of the 1995 special charges from January 2, 1999 through April 3, 1999 is presented below (in thousands of dollars):

                                                     RESERVE                                              RESERVE
                                                     BALANCE                                              BALANCE
                                                   JANUARY 2,      CASH         INCOME         OTHER     APRIL 3,
                                                      1999       PAYMENTS      (EXPENSE)     ACTIVITY      1999
                                                   -----------  -----------  -------------  -----------  ---------
Impairment write down of goodwill................   $      --    $      --     $      --     $      --   $      --
Closing or realignment of manufacturing
  operations
  Loss on disposal of closed facilities,
    improvements and equipment...................          --           --            --            --          --
  Changes in estimates of insurance
    liabilities..................................       9,500        2,300            --            --       7,200
  Costs related to expected increases in workers'
    compensation and health and welfare costs....          --           --            --            --          --
  Costs related to termination of certain lease
    obligations..................................          --           --            --            --          --
  Costs related to severance of the hourly
    workforce....................................          --           --            --            --          --
  Other..........................................         200           --            --            --         200
                                                   -----------  -----------          ---           ---   ---------
                                                        9,700        2,300            --            --       7,400
Severance........................................          --           --            --            --          --
Other asset write downs, valuation reserves and
  other reserves.................................          --           --            --            --          --
Changes in estimates of certain retained
  liabilities of former subsidiaries.............      10,500        3,500            --            --       7,000
Termination of management agreement..............          --           --            --            --          --
                                                   -----------  -----------          ---           ---   ---------
                                                    $  20,200    $   5,800     $      --     $      --   $  14,400
                                                   -----------  -----------          ---           ---   ---------
                                                   -----------  -----------          ---           ---   ---------

    In the fourth quarter of 1997, the Company recorded charges for costs related to the closing and disposal of a number of domestic manufacturing and distribution facilities, impairment of manufacturing equipment and other assets and certain European manufacturing and distribution facilities, and other costs associated with the Company's world-wide restructuring of manufacturing and distribution facilities. These and other special charges totalled $441,700,000 ($372,200,000 after tax).

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

    A rollforward of the 1997 special charges from January 2, 1999 through April 3, 1999 is presented below (in thousands of dollars):

                                                  RESERVE                                            RESERVE
                                                  BALANCE                                            BALANCE
                                                 JANUARY 2,     CASH         INCOME        OTHER     APRIL 3,
                                                    1999      PAYMENTS      (EXPENSE)    ACTIVITY      1999
                                                 ----------  -----------  -------------  ---------  ----------
Closing and disposal of U.S. manufacturing and
  distribution facilities
  Loss on sale of facilities, improvements and
    equipment:
    Sewing, finishing and distribution
      facilities...............................  $   60,100   $      --     $      --    $      --  $   60,100
    Impairment of mills to be sold.............      75,400          --            --           --      75,400
    Lease residual guarantees..................      61,000       8,400            --           --      52,600
    Other equipment............................       6,200          --            --           --       6,200
                                                 ----------  -----------          ---    ---------  ----------
                                                    202,700       8,400            --           --     194,300
Severance costs................................         200          --            --           --         200
Other accruals.................................       2,400          --            --           --       2,400
                                                 ----------  -----------          ---    ---------  ----------
                                                    205,300       8,400            --           --     196,900
                                                 ----------  -----------          ---    ---------  ----------
Impairment of European manufacturing and
  distribution facilities
  Impairment of long lived assets..............          --          --            --           --          --
  Other accruals...............................       1,100          --            --          100       1,000
                                                 ----------  -----------          ---    ---------  ----------
                                                      1,100          --            --          100       1,000
                                                 ----------  -----------          ---    ---------  ----------
Pro Player incentive compensation agreement....          --          --            --           --          --
                                                 ----------  -----------          ---    ---------  ----------
Other asset write-downs and reserves
  Inventory valuation provisions...............          --          --            --           --          --
  Other accruals...............................      11,300         200            --        1,800       9,300
                                                 ----------  -----------          ---    ---------  ----------
                                                     11,300         200            --        1,800       9,300
                                                 ----------  -----------          ---    ---------  ----------
Changes in estimates of certain retained
  liabilities of former subsidiaries...........      10,600          --            --           --      10,600
                                                 ----------  -----------          ---    ---------  ----------
      Total pretax charges.....................  $  228,300   $   8,600     $      --    $   1,900  $  217,800
                                                 ----------  -----------          ---    ---------  ----------
                                                 ----------  -----------          ---    ---------  ----------

    During the first quarter of 1998, the Company sold certain inventory which had been written down as part of the 1997 special charges. Amounts received for the inventory sold were in excess of amounts estimated, resulting in reductions in cost of sales and increases to earnings before income tax expense of $4,900,000 in the first quarter of 1998.

5. The Company and its subsidiaries are involved in certain legal proceedings and have retained liabilities, including certain environmental liabilities, such as those under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), its regulations

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

    and similar state statutes ("Superfund Legislation"), in connection with the sale of certain discontinued operations, some of which were significant generators of hazardous waste. The Company and its subsidiaries have also retained certain liabilities related to the sale of products in connection with the sale of certain discontinued operations. The Company's retained liability reserves at April 3, 1999 related to discontinued operations consist primarily of certain environmental reserves of approximately $30,900,000 and product liability reserves of approximately $4,000,000. During 1998, the Company purchased insurance coverage for potential cleanup cost expenditures from approximately the level of current environmental reserves up to $100,000,000 for certain sites with on-going remediation, pollution liability coverage for claims arising out of pollution conditions at owned locations including continuing operations, sold facilities and non-owned sites and product liability coverage for claims arising out of products manufactured by the sold operations. Management believes that adequate reserves have been established to cover potential claims based on facts currently available and current Superfund and CERCLA Legislation.

    Generators of hazardous wastes which were disposed of at offsite locations which are now superfund sites are subject to claims brought by state and Federal regulatory agencies under Superfund Legislation and by private citizens under Superfund Legislation and common law theories. Since 1982, the United States Environmental Protection Agency (the "EPA") has actively sought compensation for response costs and remedial action at offsite disposal locations from waste generators under the Superfund Legislation, which authorizes such action by the EPA regardless of fault, legality of original disposal or ownership of a disposal site. The EPA's activities under the Superfund Legislation can be expected to continue during the remainder of 1999 and future years.

    On February 24, 1999, the Board of Directors, excluding Mr. Farley, authorized the Company to guarantee a bank loan of $65,000,000 to Mr. Farley in connection with Mr. Farley's refinancing and retirement of his $26,000,000 and $12,000,000 loans previously guaranteed by the Company and other indebtedness of Mr. Farley. The Company's obligations under the guarantee are secured by 2,507,512 shares of FTL, Inc. Preferred Stock and all of Mr. Farley's assets. In consideration of the guarantee, which is scheduled to expire in September 2000, Mr. Farley pays an annual guarantee fee equal to 2% of the outstanding principal balance of the loan. The Board of Directors received an opinion from an independent financial advisor that the terms of the transaction are commercially reasonable. In addition, in October 1998, the Company advanced $3,500,000 to Mr. Farley which was repaid in March 1999.

    The Company has negotiated grants from the governments of the Republic of Ireland, Northern Ireland and Germany. The grants are being used for employee training, the acquisition of property and equipment and other governmental business incentives such as general employment. At April 3, 1999, the Company had a contingent liability to repay, in whole or in part, grants received of approximately $28,200,000 in the event that the Company does not meet defined average employment levels or terminates operations in the Republic of Ireland, Northern Ireland and Germany.

    On July 1, 1998, the New England Health Care Employees Pension Fund filed a purported class action on behalf of all those who purchased Fruit of the Loom, Inc. Class A Common Stock and publicly traded options between July 24, 1996 and September 5, 1997 (the "Class Period") against the Company and William Farley, Bernhard Hansen, Richard C. Lappin, G. William Newton, Burgess D. Ridge, Larry K. Switzer and John D. Wigodsky, each of whom are current or former officers of the Company, in the United States District Court for the Western District of Kentucky ("New England Action"). The plaintiff claims that the defendants engaged in conduct violating Section 10(b) of the

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

    Securities Exchange Act of 1934, as amended (the "Act"), and that the Company and Mr. Farley are also liable under Section 20(a) of the Act. According to the plaintiff, the Company, with the knowledge and assistance of the individual defendants, made certain material misrepresentations and failed to disclose certain material facts about the Company's condition and prospects during the Class Period, causing the plaintiff and the class to buy Company stock or options at artificially inflated prices. The plaintiff also alleges that during the Class Period, the individual defendants sold stock of the Company while possessing material non-public information. The plaintiff asks for unspecified amounts as damages, interest and costs and ancillary relief. The defendants filed a motion to dismiss the action, which is fully briefed and awaiting court action. The defendants filed a motion to change venue from Bowling Green, Kentucky, and such motion is not yet fully briefed.

    Management believes that the suit is without merit, and management and the Company intend to defend it vigorously. Management believes, based on information currently available, that the ultimate resolution of this litigation will not have a material adverse effect on the financial condition or results of the operations of the Company, but the ultimate resolution of the suit, if unfavorable, could be material to the results of operations of a particular future period.

    On August 26, 1998, Carol Bradley filed a purported derivative action on behalf of the Company, against William Farley, Richard C. Lappin, Omar Z. Al Askari, Dennis S. Bookshester, Henry A. Johnson, Mark H. McCormack, Larry K. Switzer, A. Lorne Weil and Sir Brian Wolfson, each of whom is a current or former director of the Company, and the Company, as a nominal defendant, in the Warren Circuit Court of the State of Kentucky. The plaintiff asserts various common law claims against the individual defendants including, inter alia, breach of fiduciary duty, waste of corporate assets, breach of contract and constructive fraud claims. The plaintiff also asserts an insider trading claim against defendants Farley, Lappin and Switzer. The claims asserted against the individual defendants are based on the same alleged misrepresentations and omissions which form the basis of the claims asserted by the plaintiff in the New England Action as described above. The plaintiff seeks unspecified compensatory and punitive damages, attorneys' fees and costs and ancillary relief.

    On September 18, 1998, defendant Farley, with the consent of the Company, removed the action to the United States District Court for the Western District of Kentucky. Those defendants subsequently filed a motion to dismiss on the ground that the plaintiff failed to make an appropriate demand on the Company prior to filing the action. That motion is fully briefed and awaiting court action.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                                  (UNAUDITED)

6. The following table sets forth the computation of basic and diluted earnings per common share (in thousands, except per share data):

                                                                                     THREE MONTHS ENDED
                                                                                   ----------------------
                                                                                   APRIL 3,    MARCH 28,
                                                                                     1999        1998
                                                                                   ---------  -----------
NUMERATOR
For basic earnings per share --
  Net earnings (loss)............................................................  $  (9,000)  $  31,200
  Add back dividends on minority exchangeable preferred assumed to be
    converted....................................................................         --          --
                                                                                   ---------  -----------
For diluted earnings per share --
  Earnings (loss) after assumed conversion.......................................  $  (9,000)  $  31,200
                                                                                   ---------  -----------
                                                                                   ---------  -----------
DENOMINATOR
For basic earnings per common share -- weighted average shares outstanding.......     70,400      71,800
Effect of dilutive employee stock options........................................         --         500
Effect of dilutive minority exchangeable preferred...............................         --          --
                                                                                   ---------  -----------
For diluted earnings per common share -- weighted average shares outstanding and
  assumed conversions............................................................     70,400      72,300
                                                                                   ---------  -----------
                                                                                   ---------  -----------
Earnings (loss) per common share.................................................  $   (0.13)  $    0.43
                                                                                   ---------  -----------
                                                                                   ---------  -----------
Earnings (loss) per common share-assuming dilution...............................  $   (0.13)  $    0.43
                                                                                   ---------  -----------
                                                                                   ---------  -----------

    Because diluted EPS increases in the first quarter of 1999 from a loss of $(0.13) to a loss of $(0.12), the effect of the minority exchangeable preferred stock (1,700,000 weighted average shares) is antidilutive and has been ignored in the computation of diluted EPS. Therefore, diluted EPS is reported as a loss of $(0.13) in the first quarter of 1999. The effect of employee stock options was not material in 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and
Shareholder of Fruit of the Loom, Ltd.

    We have audited the accompanying balance sheet of Fruit of the Loom, Ltd. as of January 2, 1999 and January 31, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on the balance sheet based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheet provide a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Fruit of the Loom, Ltd. at January 2, 1999 and January 31, 1998 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Chicago, Illinois
May 21, 1999

                            FRUIT OF THE LOOM, LTD.

                                 BALANCE SHEET
                      (EXPRESSED IN UNITED STATES DOLLARS)

                                                                                           JANUARY 2,    JANUARY 31,
                                                                                              1999          1998
                                                                                           -----------  -------------
Shareholder's equity

Ordinary Shares, par value $.01, authorized 100 shares; issued 4.........................   $     100     $     100

Subscription receivable..................................................................        (100)         (100)
                                                                                                -----         -----
      Total shareholder's equity.........................................................   $      --     $      --
                                                                                                -----         -----
                                                                                                -----         -----

                            See accompanying notes.

                            FRUIT OF THE LOOM, LTD.

                             NOTES TO BALANCE SHEET

                      JANUARY 2, 1999 AND JANUARY 31, 1998

1. GENERAL

    Fruit of the Loom, Ltd. (FTL-Cayman) was incorporated on January 23, 1998 under the laws of the Cayman Islands. FTL-Cayman was formed to become the parent holding company of Fruit of the Loom, Inc. (FTL-Delaware). The stockholders of FTL-Delaware approved this reorganization (the "Reorganization") on November 12, 1998. FTL-Delaware is a marketing oriented, vertically integrated international basic apparel company, emphasizing branded products for consumers ranging from infants to senior citizens.

    FTL-Cayman had no operations from the date of incorporation on January 23, 1998 to January 2, 1999.

    FTL-Cayman operates on a 52 or 53 week year ending on the Saturday nearest December 31.

2. FTL-DELAWARE PREFERRED STOCK/FTL-CAYMAN CLASS B SHARES

    The FTL-Delaware exchangeable participating preferred stock (the "FTL-Delaware Preferred Stock") to be issued to William Farley and affiliates ("Farley") in exchange for their FTL-Delaware Class B Stock, in the aggregate, will (i) have a liquidation value equal to the fair market value of the FTL-Delaware Class B Stock based upon the average closing price of the FTL-Delaware Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the Reorganization, (ii) be entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly, (iii) be exchangeable at the option of the holder, in whole or from time to time in part, at any time for .9524 FTL-Cayman Class A Shares for each share of FTL-Delaware Preferred Stock, (iv) be convertible at the option of the holder, in whole or from time to time in part, at any time for .9524 shares of FTL-Delaware common stock for each share of FTL-Delaware Preferred Stock, (v) participate with the holders of FTL-Delaware common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) be redeemable by FTL-Delaware, at its option, after three years at a redemption price equal to the then fair market value of FTL-Delaware Preferred Stock as determined by a nationally recognized investment banking firm, and
(vii) have the right to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and be entitled to the number of votes which such holder would have on an as converted basis.

    The four (4) FTL-Cayman Class B Shares which will be purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that currently exist between the FTL-Delaware Class A Stock and the FTL-Delaware Class B Stock. The four (4) FTL-Cayman Class B Shares will (i) participate PARI PASSU, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class A Shares) upon the liquidation of FTL-Cayman and with respect to any dividends declared by the Board of Directors of FTL-Cayman, (ii) vote together with the FTL-Cayman Class A Shares on all matters (other than as required by Cayman Islands law with respect to certain extraordinary transactions) having that number of votes which is equal to the aggregate number of votes held by the FTL-Delaware Class B Stock (I.E., an aggregate of approximately 30% of the aggregate voting power), (iii) be redeemable proportionately upon the exchange, transfer to a non-affiliate of Farley or redemption of the FTL-Delaware Preferred Stock, and (iv) not be transferable except to affiliates of Farley.

                            FRUIT OF THE LOOM, LTD.

                      JANUARY 2, 1999 AND JANUARY 31, 1998

3. ORDINARY SHARES

    The authorized share capital of FTL-Cayman will be divided into 200,000,000 FTL-Cayman Class A Shares, 100 FTL-Cayman Class B Shares and 35,000,000 preference shares. The holders of FTL-Cayman Class A Shares will be entitled to one vote per share. The voting rights of the four FTL-Cayman Class B Shares to be issued to Farley will be equal to the aggregate number of votes held by the holders of FTL-Delaware Class B Stock on the date the Reorganization is consummated. All actions submitted to a vote of shareholders shall be voted on by the holders of FTL-Cayman Class A Shares and FTL-Cayman Class B Shares, voting together as a single class, except as otherwise set forth below or as provided by law.

    With respect to the election of directors, holders of FTL-Cayman Class A Shares, voting as a separate class, will be entitled to elect 25% of the total number of directors constituting the entire Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class B Shares are outstanding.

    Holders of FTL-Cayman Class A Shares will be entitled to participate PARI PASSU, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and FTL-Delaware will be party to certain loan agreements and indentures which contain covenants that will restrict their ability to pay dividends.

4. SUBSEQUENT EVENT

    On March 4, 1999, FTL-Cayman became the parent holding company of FTL-Delaware pursuant to the Reorganization. Ownership of essentially all of the businesses or subsidiaries of FTL-Delaware located outside the United States, other than certain interests of FTL-Delaware in Canada and Mexico and the beneficial ownership of certain trademarks, will be transferred from FTL-Delaware to FTL-Cayman when the Reorganization is fully implemented.

    In connection with the Reorganization, all outstanding shares of Class A common stock of FTL-Delaware were automatically converted into FTL-Cayman Class A Shares, and all outstanding shares of Class B common stock of FTL-Delaware were automatically converted into shares of FTL-Delaware Preferred Stock. The holders of FTL-Delaware Preferred Stock also received, in the aggregate, four FTL-Cayman Class B Shares. Except as provided by law or FTL-Cayman's Amended and Restated Memorandum of Association, the FTL-Cayman Class B Shares, in the aggregate, have voting rights equal to five times the number of shares of FTL-Delaware Preferred Stock held by Farley. Therefore, each FTL-Cayman Class B share has voting rights equivalent to 6,536,776.3 votes.

    The FTL-Delaware Preferred Stock (5,229,000 shares outstanding) in the aggregate (i) has a liquidation value of $71,700,000, which is equal to the fair market value of the FTL-Delaware Class B common stock based upon the $13.71 average closing price of FTL-Delaware Class A common stock on the New York Stock Exchange for the 20 trading days prior to March 4, 1999, (ii) is entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly, (iii) is exchangeable at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 FTL-Cayman Class A ordinary shares, (iv) is convertible at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 shares of FTL-Delaware common stock, (v) participates with the holders of FTL-Delaware common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) is redeemable by FTL-Delaware, at its option, after three years at a redemption price equal to the then fair market value of FTL-Delaware Preferred Stock as determined by a

                            FRUIT OF THE LOOM, LTD.

                      JANUARY 2, 1999 AND JANUARY 31, 1998

nationally recognized investment banking firm, and (vii) has the right to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and is entitled to the number of votes which such holder would have on an as converted basis.

    The fixed dividend on the FTL-Delaware Preferred Stock of 4.5% of the liquidation preference of $71,700,000 equals $3,200,000 on an annual basis. In addition, preferred stockholders participate in FTL-Delaware's earnings after provision for the fixed preferred stock dividend. Participation in earnings is determined as the ratio of preferred shares outstanding to the total of preferred and common shares outstanding (7.2% at April 3, 1999). Preferred stockholder participation in losses is limited to the preferred stockholders' prior participation in earnings.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION

                 (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)

BASIS OF PRESENTATION

    The accompanying unaudited Pro Forma Condensed Consolidated financial statements of Fruit of the Loom, Inc. ("Fruit of the Loom" or the "Company") give effect to (i) the acquisition of the Company in connection with the Reorganization, whereby Fruit of the Loom, Ltd., a Cayman Islands company ("FTL-Cayman"), became the parent holding company of Fruit of the Loom, (ii) the transfer to FTL-Cayman (or direct or indirect foreign subsidiaries of FTL-Cayman) of substantially all of the businesses or subsidiaries of Fruit of the Loom located outside the United States, other than certain interests of Fruit of the Loom in Canada and Mexico and the beneficial ownership of certain trademarks, as a result of the Reorganization and (iii) the issuance of $250,000,000 Senior Notes due 2006 and use of proceeds as described in the prospectus. The unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the April 3, 1999 condensed consolidated balance sheet as though such transactions occurred on April 3, 1999. The Pro Forma Condensed Consolidated Statements of Operations adjust the historical condensed consolidated statement of operations for the three months ended April 3, 1999 and the year ended January 2, 1999 as though such transactions occurred on January 1, 1998. The Reorganization will be accounted for at the historical cost basis of the combining companies.

    Upon consummation of the merger, each outstanding share of Class A common stock, par value $.01 per share of Fruit of the Loom (other than those shares held by the Company in its treasury) automatically converted into one Class A ordinary share, par value of $.01 of FTL-Cayman, and each outstanding share of Class B common stock, par value $.01 per share of Fruit of the Loom automatically converted into one share of exchangeable participating preferred stock, par value $.01 per share of Fruit of the Loom. The holders of Fruit of the Loom Preferred Stock also own, in the aggregate, four Class B redeemable ordinary shares, par value $.01 per share of FTL-Cayman.

    The Pro Forma Condensed Consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included herein. The pro forma financial information is not indicative of FTL-Cayman's financial position that might have occurred had such transaction actually occurred on the date indicated above.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 APRIL 3, 1999

                           (IN THOUSANDS OF DOLLARS)

                                                    FRUIT OF THE
                                                     LOOM, INC.     PRO FORMA       PRO FORMA        PRO FORMA
                                                        2(A)        TRANSFERS   ADJUSTMENTS 2(B)   FTL-DELAWARE
                                                   --------------  -----------  -----------------  -------------
ASSETS
Current Assets
  Cash and equivalents...........................    $   20,400     $ (11,600)      $               $     8,800
  Notes and accounts receivable (less allowance
    for possible losses of $10,000)..............       107,100       (72,700)                           34,400
  Inventories....................................       817,500      (161,200)                          656,300
  Other..........................................        52,200        (7,600)                           44,600
                                                   --------------  -----------        -------      -------------
      Total current assets.......................       997,200      (253,100)                          744,100
                                                   --------------  -----------        -------      -------------
Property, Plant and Equipment....................     1,260,100      (290,300)                          969,800
  Less accumulated depreciation..................       766,600      (122,400)                          644,200
                                                   --------------  -----------        -------      -------------
      Net property, plant and equipment..........       493,500      (167,900)                          325,600
                                                   --------------  -----------        -------      -------------
Other assets
  Goodwill (less accumulated amortization of
    $342,800)....................................       679,600             0                           679,600
  Net deferred income taxes......................        35,000             0                            35,000
  Other..........................................       168,900        (8,000)                          160,900
                                                   --------------  -----------        -------      -------------
      Total other assets.........................       883,500        (8,000)                          875,500
                                                   --------------  -----------        -------      -------------
                                                     $2,374,200     $(429,000)      $               $ 1,945,200
                                                   --------------  -----------        -------      -------------
                                                   --------------  -----------        -------      -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long term debt...........    $  270,500     $    (600)      $               $   269,900
  Trade accounts payable.........................        66,800       (26,300)                           40,500
  Other accounts payable and accrued expenses....       261,500       (27,700)                          233,800
                                                   --------------  -----------        -------      -------------
      Total current liabilities..................       598,800       (54,600)                          544,200
                                                   --------------  -----------        -------      -------------
Noncurrent Liabilities
  Long-term debt.................................       979,000       (54,800)          2,100 2(e       926,300
  Other..........................................       267,500             0                           267,500
                                                   --------------  -----------        -------      -------------
      Total noncurrent liabilities...............     1,246,500       (54,800)          2,100         1,193,800
                                                   --------------  -----------        -------      -------------
STOCKHOLDERS' EQUITY
Common stock and capital in excess of par value
  Common A.......................................       255,300             0                           255,300
  Common B.......................................             0             0                                 0
Preferred stock..................................        71,700             0                            71,700
Retained earnings................................       267,700             0          (2,100) 2(e)      265,600
Due from parent..................................             0      (333,400)                         (333,400)
Currency translation, pension and investment
  adjustments....................................       (65,800)       13,800                           (52,000)
                                                   --------------  -----------        -------      -------------
      Total stockholders' equity.................       528,900      (319,600)         (2,100)          207,200
                                                   --------------  -----------        -------      -------------
                                                     $2,374,200     $(429,000)      $               $ 1,945,200
                                                   --------------  -----------        -------      -------------
                                                   --------------  -----------        -------      -------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                        THREE MONTHS ENDED APRIL 3, 1999

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                       FRUIT OF THE
                                                                        LOOM, INC.     PRO FORMA     PRO FORMA
                                                                           2(A)       ADJUSTMENTS  FTL-DELAWARE
                                                                      --------------  -----------  -------------
Net sales
  Unrelated parties.................................................    $  408,700     $ (64,900)   $   343,800
  Affiliates........................................................                     194,800        194,800
                                                                      --------------  -----------  -------------
                                                                           408,700       129,900        538,600
                                                                      --------------  -----------  -------------
Cost of sales
  Unrelated parties.................................................       314,300      (116,500)       197,800
  Affiliates........................................................                     288,900        288,900
                                                                      --------------  -----------  -------------
                                                                           314,300       172,400        486,700
                                                                      --------------  -----------  -------------
  Gross earnings....................................................        94,400       (42,500)        51,900
Selling, general and administrative expenses........................        80,900       (16,400)        64,500
Goodwill amortization...............................................         6,600                        6,600
                                                                      --------------  -----------  -------------
  Operating earnings (loss).........................................         6,900       (26,100)       (19,200)
Interest expense....................................................       (21,600)          300        (21,300)
Other income--net                                                            5,500        (1,800)         3,700
                                                                      --------------  -----------  -------------
  Loss before income tax provision..................................        (9,200)      (27,600)       (36,800)
Income tax provision................................................          (500)         (400)          (900)
                                                                      --------------  -----------  -------------
  Net loss..........................................................    $   (8,700)    $ (27,200)   $   (35,900)
                                                                      --------------  -----------  -------------
                                                                      --------------  -----------  -------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                           YEAR ENDED JANUARY 2, 1999

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                       FRUIT OF THE
                                                                        LOOM, INC.     PRO FORMA      PRO FORMA
                                                                           2(A)       ADJUSTMENTS   FTL-DELAWARE
                                                                      --------------  ------------  -------------
Net sales
  Unrelated parties.................................................   $  2,170,300   $   (268,700)  $ 1,901,600
  Affiliates........................................................                       803,100       803,100
                                                                      --------------  ------------  -------------
                                                                          2,170,300        534,400     2,704,700
                                                                      --------------  ------------  -------------
Cost of sales
  Unrelated parties.................................................      1,564,800       (454,300)    1,110,500
  Affiliates........................................................                     1,233,400     1,233,400
                                                                      --------------  ------------  -------------
                                                                          1,564,800        779,100     2,343,900
                                                                      --------------  ------------  -------------
  Gross earnings....................................................        605,500       (244,700)      360,800
Selling, general and administrative expenses........................        344,000        (68,200)      275,800
Goodwill amortization...............................................         26,600                       26,600
                                                                      --------------  ------------  -------------
  Operating earnings................................................        234,900       (176,500)       58,400
Interest expense....................................................        (97,300)         2,000       (95,300)
Other income--net                                                             5,400         (2,000)        3,400
                                                                      --------------  ------------  -------------
  Earnings (loss) before income tax provision.......................        143,000       (176,500)      (33,500)
Income tax provision................................................          7,100          1,500         5,600
                                                                      --------------  ------------  -------------
  Net earnings (loss)...............................................   $    135,900   $   (175,000)  $   (39,100)
                                                                      --------------  ------------  -------------
                                                                      --------------  ------------  -------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (UNAUDITED)

      (IN THOUSANDS, EXCEPT PERCENTAGES, RATIOS, SHARE AND PER SHARE DATA)

1. FORMATION OF FTL-CAYMAN

    FTL-Cayman was incorporated on January 23, 1998 to become the parent holding company of Fruit of the Loom.

2. PLAN OF REORGANIZATION

    Pro forma adjustments are made as follows:

        (a) the unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the April 3, 1999 condensed consolidated balance sheet as if the acquisition occurred on April 3, 1999. The Pro Forma Condensed Consolidated Statement of Operations adjusts the condensed consolidated statements of operations for the three months ended April 3, 1999 and the year ended January 2, 1999 as if the acquisition occurred on January 1, 1998.

        (b) the unaudited Pro Forma Condensed Consolidated financial statements have been prepared using a 4.5% cumulative cash dividend and an exchange ratio of 0.9524 of FTL-Cayman Class A for each share of Company Preferred Stock.

    Footnotes (c) through (e) are based on a liquidation preference of $71,700, calculated based upon the average daily closing stock price of the Company's Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the Merger of $13.71.

        (c) payment of 4.5% cumulative cash dividend on a liquidation preference of $71,700.

                                                                                              4/3/99      1/2/99
                                                                                            ----------  ----------
Company loss from continuing operations(1)................................................  $  (32,900) $  (32,800)
Dividends.................................................................................         800       3,200
                                                                                            ----------  ----------
Loss attributable to Common and Preferred Stockholders....................................  $  (33,700) $  (36,000)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Dividends.................................................................................  $      800  $    3,200
Interest of Preferred Stockholders in loss attributable to Common and Preferred
  Stockholders(2).........................................................................           0           0
                                                                                            ----------  ----------
Total interest of Preferred Stockholders..................................................  $      800  $    3,200
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------

(1) Fruit of the Loom's pro-forma loss shown above differs from amounts in the historical financial statements. Fruit of the Loom's pro-forma loss reflects the transfer of substantially all of our businesses or subsidiaries of Fruit of the Loom located outside the United States to FTL-Cayman, other than certain of Fruit of the Loom's interests in Canada and Mexico and the beneficial ownership of certain trademarks. The pro forma loss shown above excludes the pro forma adjustments described in Note 2(e). The earnings of the interests of Fruit of the Loom which will be transferred to FTL-Cayman and which have been excluded from Fruit of the Loom's loss from continuing operations aggregated $24,200 for the three months ended April 3, 1999 and $168,700 for the year ended January 2, 1999.

(2) Preferred Stockholders have a fixed dividend of 4.5% of the liquidation preference of $71,700 which equals $3,200 on an annual basis. In addition, Preferred Stockholders participate in 7.3% of Fruit of

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

      (IN THOUSANDS, EXCEPT PERCENTAGES, RATIOS, SHARE AND PER SHARE DATA)

    the Loom's earnings after provision for the fixed preferred stock dividend. Participation in earnings (7.3%) is determined as the ratio of preferred shares outstanding (5,229,000) to the total of preferred and common outstanding shares (72,080,000), Preferred Stockholder participation in losses is limited to the Preferred Stockholder's prior participation in earnings.

        (d) exchange of Fruit of the Loom Class B Stock for Company Preferred Stock. Minority interest in the Company is based upon the liquidation preference of $71,700.

        (e) the Pro Forma Condensed Consolidated Balance Sheet as of April 3, 1999 reflects the repayment of the 7.875% Senior Notes maturing in October 1999 with availability under our Bank Credit Agreement created from the application of the proceeds of the offering, and the debt issuance costs associated with the issuance of the Senior Notes; the Pro Forma Condensed Consolidated Statements of Operations for the three months ended April 3, 1999 and the year ended January 2, 1999 reflect additional interest expense of $900 and $3,600, respectively, which includes the excess interest costs to be incurred at 8.875% over interest incurred under the 7.875% Senior Notes, the remaining $200 discount amortization on the 7.875% Senior Notes, amortization of the $1,600 discount on the Senior Notes, and additional interest expense of borrowing $10,800 under our Bank Credit Agreement at 6.4%. In addition, other expense in both periods includes (i) $2,000, representing the premium which will have to be paid upon early redemption of $204,400 of the 7.875% Senior Notes, and (ii) $300 for the three months ended April 3, 1999 and $1,000 for the year ended January 2, 1999, representing amortization of debt issuance costs incurred in connection with the issuance of the Senior Notes. The condensed consolidated balance sheet at April 3, 1999 also reflects the additional $10,800 borrowing under our Bank Credit Agreement, the Senior Notes recorded net of the $1,600 discount, the $2,000 premium and a $100 discount on the 7.875% Senior Notes.

        (f) FTL-Delaware sells cut cloth to FTL-Cayman and purchases finished goods from FTL-Cayman. Total sales and cost of sales of cut cloth aggregated $194,800 and $182,800 for the three months ended April 3, 1999 and $803,100 and $779,700 the year ended January 2, 1999, respectively, and are included in net sales and cost of sales from affiliates in the accompanying Pro Forma Condensed Consolidated Statements of Operations. Actual additional costs incurred by FTL-Cayman related to finished goods of $72,300 and $268,700 for the three months ended April 3, 1999 and the year ended January 2, 1999 have been reclassified from cost of sales-unrelated parties to cost of sales-affiliates. In addition, cost of sales-affiliates for the three months ended April 3, 1999 and the year ended January 2, 1999 includes $21,800 and $161,600, respectively, representing the excess of FTL-Cayman's selling price over its cost and $12,000 and $23,400, respectively, representing the excess cost of cut cloth sold to FTL-Cayman by FTL-Delaware.

3. COMPANY PREFERRED STOCK/FTL-CAYMAN CLASS B SHARES

    The FTL-Delaware Preferred Stock issued to Farley in exchange for Fruit of the Loom Class B Stock, in the aggregate, (i) has a liquidation value of $71,700, which is equal to the fair market value of Fruit of the Loom Class B Stock based upon the average closing price of Fruit of the Loom Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the Merger of $13.71, (ii) is entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly, (iii) is exchangeable at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 FTL-Cayman Class A Shares, (iv) is convertible at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 shares of Fruit of the Loom common stock, (v) participates with the

                    FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

      (IN THOUSANDS, EXCEPT PERCENTAGES, RATIOS, SHARE AND PER SHARE DATA)

holders of Fruit of the Loom common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) is redeemable by Fruit of the Loom, at its option, after three years at a redemption price equal to the then fair market value of Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) has the right to vote on all matters put to a vote of the holders of FTL-Delaware common stock, voting together with such holders as a single class, and is entitled to the number of votes which such holder would have on an as converted basis.

    The four FTL-Cayman Class B Shares which were purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that existed between Class A Stock and Class B Stock immediately prior to the merger. The four FTL-Cayman Class B Shares (i) participate equally on a share for share basis with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class A Shares) upon the liquidation of FTL-Cayman and with respect to any dividends declared by the Board of Directors of FTL-Cayman, (ii) vote together with the FTL-Cayman Class A Shares on all matters (other than as required by Cayman Islands law with respect to certain extraordinary transactions) having that number of votes which is equal to the aggregate number of votes of the Class A Stock and Class B Stock held by Farley immediately prior to the Merger (I.E., an aggregate of 28.6% of the aggregate voting power), (iii) are redeemable proportionately upon the exchange, transfer to a non-affiliate of Farley or redemption of Preferred Stock, and (iv) are not be transferable except to affiliates of Farley.

4. ORDINARY SHARES

    The authorized share capital of FTL-Cayman consists of 200,000,000 FTL-Cayman Class A Shares, 100 FTL-Cayman Class B Shares and 35,000,000 preference shares. The holders of FTL-Cayman Class A Shares will be entitled to one vote per share. The voting rights of the four FTL-Cayman Class B Shares issued to Farley are equal to the aggregate number of votes held by the holders of Company Class B Stock on the date the Merger was consummated. All actions submitted to a vote of shareholders shall be voted on by the holders of FTL-Cayman Class A Shares and FTL-Cayman Class B Shares, voting together as a single class, except as otherwise set forth below or as provided by law.

    With respect to the election of directors, holders of FTL-Cayman Class A Shares, voting as a separate class, are entitled to elect 25% of the total number of directors constituting the entire Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class B Shares are outstanding.

    Holders of FTL-Cayman Class A Shares are entitled to participate equally on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and the Company are party to certain loan agreements and indentures which contain covenants that restrict their ability to pay dividends.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                        PRO FORMA FINANCIAL INFORMATION

                 (NOT COVERED BY INDEPENDENT AUDITORS' REPORT)

BASIS OF PRESENTATION

    The accompanying unaudited Pro Forma Condensed Consolidated financial statements of Fruit of the Loom Ltd. and subsidiaries give effect to (i) the acquisition of Fruit of the Loom in connection with the Reorganization, whereby FTL-Cayman became the parent holding company of Fruit of the Loom, (ii) the transfer to FTL-Cayman (or direct or indirect foreign subsidiaries of FTL-Cayman) of substantially all of our businesses or subsidiaries located outside the United States, other than certain of our interests in Canada and Mexico and the beneficial ownership of certain trademarks, as a result of the Reorganization and (iii) the issuance of $250,000,000 Senior Notes due 2006 and use of proceeds as described in the prospectus. The unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the April 3, 1999 consolidated condensed balance sheet as though such transactions occurred on April 3, 1999. The Pro Forma Condensed Consolidated Statements of Operations adjust the historical condensed consolidated statement of operations for the three months ended April 3, 1999 and the year ended January 2, 1999 as though such transactions occurred on January 1, 1998. The Reorganization will be accounted for at the historical cost basis of the combining companies.

    Upon consummation of the Merger, each outstanding share of Class A Stock (other than those shares held by Fruit of the Loom in its treasury) automatically converted into one FTL-Cayman Class A Share, and each outstanding share of Class B Stock automatically converted into one share of Fruit of the Loom Preferred Stock. The holders of Preferred Stock also own, in the aggregate, four FTL-Cayman Class B Shares.

    The Pro Forma Condensed Consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included herein. The pro forma financial information is not indicative of Fruit of the Loom's financial position that might have occurred had such transaction actually occurred on the date indicated above.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 APRIL 3, 1999

                           (IN THOUSANDS OF DOLLARS)

                                                                        FRUIT OF THE
                                                                         LOOM, INC.      PRO FORMA
                                                      FTL-CAYMAN(1)        (2)(A)       ADJUSTMENTS   PRO FORMA
                                                     ---------------  ----------------  -----------  -----------
ASSETS
Current Assets
  Cash and equivalents.............................     $                $   20,400      $            $  20,400
  Notes and accounts receivable (less allowance for
    possible losses of $10,000)....................                         107,100                     107,100
  Inventories
    Finished goods.................................                         533,900                     533,900
    Work in process................................                         209,800                     209,800
    Materials and supplies.........................                          73,800                      73,800
                                                     ---------------  ----------------  -----------  -----------
      Total inventories............................                         817,500                     817,500
  Other............................................                          52,200                      52,200
                                                     ---------------  ----------------  -----------  -----------
      Total current assets.........................                         997,200                     997,200
                                                     ---------------  ----------------  -----------  -----------
Property, Plant and Equipment......................                       1,260,100                   1,260,100
  Less accumulated depreciation....................                         766,600                     766,600
                                                     ---------------  ----------------  -----------  -----------
      Net property, plant and equipment............                         493,500                     493,500
                                                     ---------------  ----------------  -----------  -----------
Other assets
  Goodwill (less accumulated amortization of
    $342,800)......................................                         679,600                     679,600
  Deferred income taxes............................             0            35,000                      35,000
  Other............................................                         168,900                     168,900
                                                     ---------------  ----------------  -----------  -----------
      Total other assets...........................                         883,500                     883,500
                                                     ---------------  ----------------  -----------  -----------
                                                        $                $2,374,200      $            $2,374,200
                                                     ---------------  ----------------  -----------  -----------
                                                     ---------------  ----------------  -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current maturities of long term debt.............     $                $  270,500      $            $ 270,500
  Trade accounts payable...........................                          66,800                      66,800
  Other accounts payable and accrued expenses......                         261,500                     261,500
                                                     ---------------  ----------------  -----------  -----------
      Total current liabilities....................                         598,800                     598,800
                                                     ---------------  ----------------  -----------  -----------
Noncurrent Liabilities
  Long-term debt...................................                         979,000          2,100 2(f    981,100
  Other............................................                         267,500                     267,500
                                                     ---------------  ----------------  -----------  -----------
      Total noncurrent liabilities.................                       1,246,500          2,100    1,248,600
                                                     ---------------  ----------------  -----------  -----------
  Minority interest in subsidiary..................                               0         71,700 2(d     71,700
                                                     ---------------  ----------------  -----------  -----------
STOCKHOLDERS' EQUITY
  Common stock and capital in excess of par value
    Common A.......................................                         255,300                     255,300
    Common B.......................................                               0                           0
  Preferred stock..................................             0            71,700        (71,700)           0
  Retained earnings................................                         267,700         (2,100)  (f)    265,600
  Currency translation, pension and investment
    adjustments....................................                         (65,800)                    (65,800)
                                                     ---------------  ----------------  -----------  -----------
      Total stockholders' equity...................                         528,900        (73,800)     455,100
                                                     ---------------  ----------------  -----------  -----------
                                                        $                $2,374,200      $            $2,374,200
                                                     ---------------  ----------------  -----------  -----------
                                                     ---------------  ----------------  -----------  -----------

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                        THREE MONTHS ENDED APRIL 3, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   FRUIT OF THE
                                                                    LOOM, INC.         PRO FORMA
                                                 FTL-CAYMAN(1)        (2)(A)       ADJUSTMENTS(2)(B)   PRO FORMA
                                                ---------------  ----------------  -----------------  -----------
Net sales.....................................    $                $    408,700        $               $ 408,700
Cost of sales.................................                          314,300                          314,300
                                                ---------------        --------          -------      -----------
  Gross earnings..............................                           94,400                           94,400
Selling, general and administrative
  expenses....................................                           80,900                           80,900
Goodwill amortization.........................                            6,600                            6,600
                                                ---------------        --------          -------      -----------
  Operating earnings..........................                            6,900                            6,900
Interest expense..............................                          (21,600)            (900) 2(f)    (22,500)
Other income--net                                                         5,500           (2,300) 2(f)      3,200
                                                ---------------        --------          -------      -----------
  Loss before income tax provision and
    minority interest in consolidated
    subsidiaries..............................                           (9,200)          (3,200)        (12,400)
Income tax provision..........................                             (500)            (200)           (700)
Minority interest in net earnings of
  subsidiaries................................                                0              800 2(c         800
                                                ---------------        --------          -------      -----------
  Net loss....................................    $                      (8,700)          (3,800)        (12,500)
                                                ---------------
                                                ---------------
Preferred stock dividends.....................                              300             (300)              0
                                                                       --------          -------      -----------
Loss available to common shareholders.........                     $     (9,000)       $  (3,500)      $ (12,500)
                                                                       --------          -------      -----------
                                                                       --------          -------      -----------
Loss per common share--Basic..................                     $       (.13)                       $    (.19)
                                                                       --------                       -----------
                                                                       --------                       -----------
Loss per common share--Diluted................                     $       (.13)                       $    (.19)
                                                                       --------                       -----------
                                                                       --------                       -----------
Average common shares outstanding
  Basic.......................................                           70,400           (3,486)         66,914
                                                                       --------          -------      -----------
                                                                       --------          -------      -----------
  Diluted.....................................                           70,400           (3,486) 2(c)     66,914
                                                                       --------          -------      -----------
                                                                       --------          -------      -----------

                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                           YEAR ENDED JANUARY 2, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                FRUIT OF THE        PRO FORMA
                                              FTL-CAYMAN(1)   LOOM, INC.(2)(A)  ADJUSTMENTS(2)(B)   PRO FORMA
                                             ---------------  ----------------  -----------------  ------------
Net sales..................................    $               $    2,170,300      $               $  2,170,300
Cost of sales..............................                         1,564,800                         1,564,800
                                             ---------------  ----------------        --------     ------------
  Gross earnings...........................                           605,500                           605,500
Selling, general and administrative
  expenses.................................                           344,000                           344,000
Goodwill amortization......................                            26,600                            26,600
                                             ---------------  ----------------        --------     ------------
Operating earnings.........................                           234,900                           234,900
Interest expense...........................                           (97,300)          (3,600) 2(f)     (100,900)
Other income -- net                                                     5,400           (3,000) 2(f)        2,400
                                             ---------------  ----------------        --------     ------------
  Earnings before income tax provision and
    minority interest in consolidated
    subsidiaries...........................                           143,000           (6,600)         136,400
Income tax provision.......................                             7,100             (300)           6,800
Minority interest in net earnings of
  subsidiaries.............................                                 0            3,200 2(c        3,200
                                             ---------------  ----------------        --------     ------------
  Net earnings (loss)......................    $                      135,900           (9,500)         126,400
                                             ---------------
                                             ---------------
Preferred stock dividends..................                                 0                0                0
                                                              ----------------        --------     ------------
Earnings available to common
  shareholders.............................                    $      135,900      $    (9,500)    $    126,400
                                                              ----------------        --------     ------------
                                                              ----------------        --------     ------------
Earnings per common share..................                    $         1.89                      $       1.89
                                                              ----------------                     ------------
                                                              ----------------                     ------------
Earnings per common share -- assuming
  dilution                                                               1.88                      $       1.80
                                                              ----------------                     ------------
                                                              ----------------                     ------------
Average common shares outstanding
  Basic....................................                            72,000           (5,229) 2(c)       66,771
                                                              ----------------        --------     ------------
                                                              ----------------        --------     ------------
                                                                                        (5,229) 2(c)
  Diluted..................................                            72,300            4,981 2(e       72,052
                                                              ----------------        --------     ------------
                                                              ----------------        --------     ------------

                            See accompanying notes.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                        FINANCIAL STATEMENTS (UNAUDITED)

      (IN THOUSANDS, EXCEPT PERCENTAGES, RATIOS, SHARE AND PER SHARE DATA)

1. FORMATION OF FTL-CAYMAN

    FTL-Cayman was incorporated on January 23, 1998 to become the parent holding company of Fruit of the Loom. The balances of FTL-Cayman reported in the unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 3, 1999 reflect the initial capitalization of FTL-Cayman.

2. PLAN OF REORGANIZATION

    Pro forma adjustments are made as follows:

        (a) the unaudited Pro Forma Condensed Consolidated Balance Sheet adjusts the April 3, 1999 condensed consolidated balance sheet as if the acquisition occurred on April 3, 1999. The Pro Forma Condensed Consolidated Statement of Operations adjusts the condensed consolidated statements of operations for the three months ended April 3, 1999 and the year ended January 2, 1999 as if the acquisition occurred on January 1, 1998. The Reorganization will be accounted for at the historical cost basis of the combining companies.

        (b) the unaudited Pro Forma Condensed Consolidated financial statements have been prepared using a 4.5% cumulative cash dividend and an exchange ratio of 0.9524 of FTL-Cayman Class A for each share of Fruit of the Loom Preferred Stock.

    Footnotes (c) through (e) are based on a liquidation preference of $71,700, calculated based upon the average daily closing stock price of Fruit of the Loom's Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the merger of $13.71.

        (c) payment of 4.5% cumulative cash dividend on a liquidation preference of $71,700.

                                                                                              4/3/99      1/2/99
                                                                                            ----------  ----------
Company loss from continuing operations(1)................................................  $  (32,900) $  (32,800)
Dividends.................................................................................         800       3,200
                                                                                            ----------  ----------
Loss attributable to Common and Preferred Stockholders....................................  $  (33,700) $  (36,000)
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Dividends.................................................................................  $      800  $    3,200
Interest of Preferred Stockholders in loss attributable to Common and Preferred
  Stockholders(2).........................................................................           0           0
                                                                                            ----------  ----------
  Total interest of Preferred Stockholders................................................  $      800  $    3,200
                                                                                            ----------  ----------
                                                                                            ----------  ----------

------------------------

(1) FTL-Delaware's pro-forma loss shown above differs from amounts in the historical financial statements. Fruit of the Loom's pro-forma loss reflects the transfer of substantially all of our businesses or subsidiaries located outside the United States to FTL-Cayman, other than certain of our interests in Canada and Mexico and the beneficial ownership of certain trademarks. The pro forma loss shown above excludes the pro forma adjustments described in
    Note 2(f). The earnings of the interests of Fruit of the Loom which will be transferred to FTL-Cayman and which have been excluded from Fruit of the Loom's loss from continuing operations aggregated $24,200 for the three months ended April 3, 1999 and $168,700 for the year ended January 2, 1999.

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

      (IN THOUSANDS, EXCEPT PERCENTAGES, RATIOS, SHARE AND PER SHARE DATA)

(2) Preferred Stockholders have a fixed dividend of 4.5% of the liquidation preference of $71,700, which equals $3,200 on an annual basis. In addition, Preferred Stockholders participate in 7.3% of our earnings after provision for the fixed preferred stock dividend. Participation in earnings (7.3%) is determined as the ratio of preferred shares outstanding (5,229,000) to the total of preferred and common outstanding shares (72,080,000). Preferred Stockholder participation in losses is limited to his or her prior participation in earnings. As we had pro forma losses in the three months ended April 3, 1999 and the year ended January 2, 1999, the minority interest participation is limited to the fixed preferred dividend of $800 and $3,200 in the three months ended April 3, 1999 and the year ended January 2, 1999, respectively.

        (d) exchange of Company Class B Stock for Preferred Stock. Minority interest in Fruit of the Loom is based upon the liquidation preference of $71,700.

        (e) As Preferred Stock is convertible into FTL-Cayman common stock, conversion into 4,981,000 shares (using the conversion ratio of 0.9524 as discussed in 2(b) above) would be assumed for earnings per share purposes, if dilutive. For the three months ended April 3, 1999, assumption of exchange of Preferred Stock into FTL-Cayman Class A Shares would be anti-dilutive.

        (f) the Pro Forma Condensed Consolidated Balance Sheet as of April 3, 1999 reflects the repayment of the 7.875% Senior Notes maturing in October 1999 with availability under our Bank Credit Agreement created by the application of the proceeds of the offering, and the debt issuance costs associated with the issuance of the Senior Notes; the Pro Forma Condensed Consolidated Statements of Operations for the three months ended April 3, 1999 and the year ended January 2, 1999 reflect additional interest expense of $900 and $3,600, respectively, which includes the excess interest costs to be incurred at 8.875% over interest incurred under the 7.875% Senior Notes, the remaining $200 discount amortization on the 7.875% Senior Notes, amortization of the $1,600 discount on the Senior Notes and additional interest expense of borrowing $10,800 under our Bank Credit Agreement at 6.4%. In addition, other expense in both periods includes (i) $2,000, representing the premium which will have to be paid upon early redemption of $204,400 of the 7.875% Senior Notes, and (ii) $300 for the three months ended April 3, 1999 and $1,000 for the year ended January 2, 1999, representing amortization of debt issuance costs incurred in connection with the issuance of the Senior Notes. The condensed consolidated balance sheet at April 3, 1999 also reflects the additional $10,800 borrowing under our Bank Credit Agreement, the Senior Notes recorded net of the $1,600 discount, the $2,000 premium and a $100 discount on the 7.875% Senior Notes.

3. FRUIT OF THE LOOM PREFERRED STOCK/FTL-CAYMAN CLASS B SHARES

    Preferred Stock issued to Farley in exchange for his Class B Stock, in the aggregate, (i) has a liquidation value of $71,700, which is equal to the fair market value of the Class B Stock, based upon the average closing price of the Class A Stock on the New York Stock Exchange for the 20 trading days prior to the date of the Merger of $13.71, (ii) is entitled to receive cumulative cash dividends of 4.5% per annum of the liquidation value, payable quarterly, (iii) is exchangeable at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 FTL-Cayman Class A Shares, (iv) is convertible at the option of the holder, in whole or from time to time in part, at any time for 4,981,000 shares of Fruit of the Loom common stock, (v) participates with the holders of Fruit of the Loom common stock in all dividends and liquidation payments in addition to its preference payments on an as converted basis, (vi) is redeemable by Fruit of the Loom, at its option, after three years at a redemption price equal to the then fair market value

                    FRUIT OF THE LOOM, LTD. AND SUBSIDIARIES

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED

                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)

      (IN THOUSANDS, EXCEPT PERCENTAGES, RATIOS, SHARE AND PER SHARE DATA)

of Preferred Stock as determined by a nationally recognized investment banking firm, and (vii) has the right to vote on all matters put to a vote of the holders of common stock, voting together with such holders as a single class, and is entitled to the number of votes which such holder would have on an as converted basis.

    The four FTL-Cayman Class B Shares which were purchased by Farley immediately prior to the Reorganization have been designed to maintain the relative voting rights that existed between Fruit of the Loom Class A Stock and Class B Stock immediately prior to the merger. The four FTL-Cayman Class B Shares (i) participate equally, on a share for share basis, with the holders of any other class of ordinary shares outstanding (including the FTL-Cayman Class A Shares) upon the liquidation of FTL-Cayman and with respect to any dividends declared by the Board of Directors of FTL-Cayman, (ii) vote together with the FTL-Cayman Class A Shares on all matters (other than as required by Cayman Islands law with respect to certain extraordinary transactions) having that number of votes which is equal to the aggregate number of votes of Fruit of the Loom Class A Stock and Fruit of the Loom Class B Stock held by Farley immediately prior to the merger (I.E., an aggregate of 28.6% of the aggregate voting power), (iii) are redeemable proportionately upon the exchange, transfer to a non-affiliate of Farley or redemption of Fruit of the Loom Preferred Stock, and (iv) are not transferable except to affiliates of Farley.

4. ORDINARY SHARES

    The authorized share capital of FTL-Cayman consists of 200,000,000 FTL-Cayman Class A Shares, 100 FTL-Cayman Class B Shares and 35,000,000 preference shares. The holders of FTL-Cayman Class A Shares will be entitled to one vote per share. The voting rights of the four FTL-Cayman Class B Shares issued to Farley are equal to the aggregate number of votes held by the holders of Fruit of the Loom Class B Stock on the date the merger was consummated. All actions submitted to a vote of shareholders shall be voted on by the holders of FTL-Cayman Class A Shares and FTL-Cayman Class B Shares, voting together as a single class, except as otherwise set forth below or as provided by law.

    With respect to the election of directors, holders of FTL-Cayman Class A Shares, voting as a separate class, are entitled to elect 25% of the total number of directors constituting the entire Board of Directors of FTL-Cayman for so long as any FTL-Cayman Class B Shares are outstanding.

    Holders of FTL-Cayman Class A Shares are entitled to participate equally, on a share for share basis, with the holders of any other class of ordinary shares outstanding, including the FTL-Cayman Class B Shares, with respect to any dividends declared by the Board of Directors of FTL-Cayman. At the time of the Reorganization, FTL-Cayman and Fruit of the Loom are party to certain loan agreements and indentures which contain covenants that restrict their ability to pay dividends.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The by-laws of Fruit of the Loom, Inc. (the "Company") provide that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

    Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees, or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation) indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to be indemnified for such expenses despite such adjudication of liability.

    Section 4 of the Registration Rights Agreement filed as Exhibit 4.5 hereto provides that each holder of the notes will indemnify and hold harmless the Company; Fruit of the Loom, Ltd., a Cayman Islands company and the parent of the Company ("FTL-Cayman"), and each of the Company's principal domestic subsidiaries which will guarantee the exchange notes (the "Guarantor Subsidiaries"), and each of their respective directors, officers or controlling persons, from and against certain liabilities, including liabilities under the Securities Act of 1933.

    The Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 164 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchase or redemptions or (d) for transactions from which directors derive improper personal benefit.

    The Company maintains insurance on behalf of any person who is or was a director, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under provisions of the Company's Certificate of Incorporation.

    The by-laws of FTL-Cayman and each of the Guarantor Subsidiaries provide that FTL-Cayman and the Guarantor Subsidiaries shall, to the fullest extent of the law, indemnify all persons whom they may indemnify pursuant to the corporate law of their respective jurisdictions of incorporation. The charter provisions of FTL-Cayman and the Guarantor Subsidiaries which relate to the liability of directors for monetary damages resulting from their breach of their fiduciary duty as directors are substantially similar to the Company's charter provisions described above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


EXHIBIT
 NO.   DESCRIPTION
------ --------------------------------------------------------------------------
  4.1  Indenture, dated as of March 25, 1999 among the Company, FTL-Cayman, the
         Guarantor Subsidiaries and The Bank of New York, as trustee (including form of Note), incorporated by reference to Exhibit 4(c) to the
         Company's quarterly report on Form 10-Q for the quarter ended April 3,
         1999.

  4.2  Form of Note (included in Exhibit 4.1).

  4.3* Registration Rights Agreement dated as of March 18, 1999, among the
         Company, FTL-Cayman, the Guarantor Subsidiaries and the Initial
         Purchasers.

  5+   Opinion of John J. Ray III regarding the legality of the securities being registered (including consent).

  8.1* Opinion of Katten Muchin & Zavis regarding United States federal income tax consequences (including consent).

  8.2* Opinion of Truman Bodden & Company regarding Cayman Islands tax consequences (including consent).*

 12*   Statement of computation of ratio of earnings to fixed charges.

 23.1+ Consent of Ernst & Young LLP.

 23.2+ Consent of John J. Ray III (included in his opinion filed as Exhibit 5).

 23.3* Consent of Katten Muchin & Zavis (included in their opinion filed as
         Exhibit 8.1).

 23.4* Consent of Truman Bodden & Company (included in their opinion filed as
         Exhibit 8.2).

 24*   Powers of Attorney (previously included on the signature pages hereto).

 25*   Statement of Eligibility of The Bank of New York, as Trustee, under the
         Trust Indenture Act of 1939, as amended.

 99.1+ Form of Letter of Transmittal.

 99.2+ Form of Notice of Guaranteed Delivery.

 99.3+ Form of Letter to Brokers, Dealers and other Nominees.

 99.4+ Form of Letter to Clients.

 99.5+ Form of Instructions to Registered Holder and/or DTC Participant from
         Beneficial Owner.

 99.6+ Form of Guidelines for Certification of Taxpayer Identification Number.


------------------------


*   Previously filed as a part of this Registration Statement.



+   Filed herewith.


    (b) Financial Statement Schedules

        None.

ITEM 22. UNDERTAKINGS.

    The undersigned registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Fruit of the Loom, Inc., a Delaware corporation, and Fruit of the Loom, Ltd., a Cayman Islands corporation, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this Amendment to the Registration Statement to be signed on their behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois on the 20th day of July, 1999.


                                FRUIT OF THE LOOM, INC.
                                FRUIT OF THE LOOM, LTD.

                                By:            /s/ G. WILLIAM NEWTON
                                     ------------------------------------------
                                                 G. William Newton
                                Its:       VICE PRESIDENT -- FINANCE AND
                                           ACTING CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 20, 1999:



             NAME                         TITLE
------------------------------  --------------------------

                                Chairman of the Board and
                                  Chief Executive Officer,
              *                   President and Chief
------------------------------    Operating Officer
        William Farley            (Principal Executive
                                  Officer) and Director

                                Vice President -- Finance
    /s/ G. WILLIAM NEWTON         and Acting Chief
------------------------------    Financial Officer
      G. William Newton           (Principal Financial and
                                  Accounting Officer)

              *
------------------------------  Director
      Omar Z. Al Askari

              *
------------------------------  Director
    Dennis S. Bookshester

              *
------------------------------  Director
       Henry A. Johnson

              *
------------------------------  Director
      Mark H. McCormack

              *
------------------------------  Director
        A. Lorne Weil

              *
------------------------------  Director
     Sir Brian G. Wolfson

  *By:       /s/ G. WILLIAM
            NEWTON
------------------------------
      G. William Newton
       ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Aliceville Cotton Mill, Inc., an Alabama corporation; The B.V.D. Licensing Corporation, a Delaware corporation; Dekalb Knitting Corporation, Inc., an Alabama corporation; Fayette Cotton Mill, Inc., an Alabama corporation; FOL Caribbean Corporation, a Delaware corporation; Fruit of the Loom Arkansas, Inc., an Arkansas corporation; Fruit of the Loom, Inc., a New York corporation; Fruit of the Loom Trading Company, a Delaware corporation; FTL Regional Sales Company, Inc., a Delaware corporation; FTL Sales Company, Inc. f/k/a Fruit of the Loom Sales Co., Inc., a New York corporation; Fruit of the Loom, Texas, Inc., a Texas corporation; Gitano Fashions Limited, a Delaware corporation; Greenville Manufacturing, Inc., a Mississippi corporation; Jet Sew Technologies, Inc., a New York corporation; Leesburg Yarn Mills, Inc., an Alabama corporation; Martin Mills, Inc., a Louisiana corporation; Rabun Apparel, Inc., a Georgia corporation; Russell Hosiery Mills, Inc., a North Carolina corporation; Salem Sportswear Corporation, a Delaware corporation; Salem Sportswear, Inc., a New Hampshire corporation; Sherman Warehouse Corporation, a Mississippi corporation; Union Sales, Inc., a Delaware corporation; Union Underwear Company, Inc., a New York corporation; Union Yarn Mills, Inc., an Alabama corporation; Whitmire Manufacturing, Inc., a South Carolina corporation; and Winfield Cotton Mill, Inc., an Alabama corporation, certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this Amendment to the Registration Statement to be signed on their behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois on the 20th day of July, 1999.


                                ALICEVILLE COTTON MILL, INC.
                                THE B.V.D. LICENSING CORPORATION
                                DEKALB KNITTING CORPORATION, INC.
                                FAYETTE COTTON MILL, INC.
                                FOL CARIBBEAN CORPORATION
                                FRUIT OF THE LOOM ARKANSAS, INC.
                                FRUIT OF THE LOOM, INC.
                                FRUIT OF THE LOOM TRADING COMPANY
                                FTL REGIONAL SALES COMPANY, INC.
                                FTL SALES COMPANY, INC. f/k/a FRUIT OF THE LOOM
                                SALES CO., INC.
                                FRUIT OF THE LOOM, TEXAS, INC.
                                GITANO FASHIONS LIMITED
                                GREENVILLE MANUFACTURING, INC.
                                JET SEW TECHNOLOGIES, INC.
                                LEESBURG YARN MILLS, INC.
                                MARTIN MILLS, INC.
                                RABUN APPAREL, INC.
                                RUSSELL HOSIERY MILLS, INC.
                                SALEM SPORTSWEAR CORPORATION
                                SALEM SPORTSWEAR, INC.
                                SHERMAN WAREHOUSE CORPORATION
                                UNION SALES, INC.
                                UNION UNDERWEAR COMPANY, INC.
                                WHITMIRE MANUFACTURING, INC.
                                WINFIELD COTTON MILL, INC.

                                By:            /s/ G. WILLIAM NEWTON
                                     ------------------------------------------
                                                 G. William Newton
                                Its:    SENIOR VICE PRESIDENT -- FINANCE AND
                                           ACTING CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 20, 1999:



             NAME                         TITLE
------------------------------  --------------------------


                                Chief Executive Officer,
              *                   President and Chief
------------------------------    Operating Officer
        William Farley            (Principal Executive
                                  Officer)

                                Senior Vice President --
                                  Finance and Acting Chief
    /s/ G. WILLIAM NEWTON         Financial Officer
------------------------------    (Principal Financial and
      G. William Newton           Accounting Officer) and
                                  Director

  *By:       /s/ G. WILLIAM
            NEWTON
------------------------------
      G. William Newton
       ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Fruit of the Loom Caribbean, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois on the 20th day of July, 1999.


                                FRUIT OF THE LOOM CARIBBEAN, INC.

                                By:            /s/ G. WILLIAM NEWTON
                                     ------------------------------------------
                                                 G. William Newton
                                Its:    SENIOR VICE PRESIDENT -- FINANCE AND
                                           ACTING CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 20, 1999:



             NAME                         TITLE
------------------------------  --------------------------


                                Chief Executive Officer,
              *                   President and Chief
------------------------------    Operating Officer
        William Farley            (Principal Executive
                                  Officer)

                                Senior Vice President --
                                  Finance and Acting Chief
    /s/ G. WILLIAM NEWTON         Financial Officer
------------------------------    (Principal Financial and
      G. William Newton           Accounting Officer) and
                                  Director

              *
------------------------------  Director
       John J. Ray III

              *
------------------------------  Director
       Walter J. Sluzas

  *By:       /s/ G. WILLIAM
            NEWTON
------------------------------
      G. William Newton
       ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Pro-Player, Inc., a New York corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois on the 20th day of July, 1999.


                                PRO-PLAYER, INC.

                                By:            /s/ G. WILLIAM NEWTON
                                     ------------------------------------------
                                                 G. William Newton
                                Its:    SENIOR VICE PRESIDENT -- FINANCE AND
                                           ACTING CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 20, 1999:



             NAME                         TITLE
------------------------------  --------------------------


                                Chief Executive Officer,
              *                   President and Chief
------------------------------    Operating Officer
        William Farley            (Principal Executive
                                  Officer)

                                Senior Vice President --
                                  Finance and Acting Chief
    /s/ G. WILLIAM NEWTON         Financial Officer
------------------------------    (Principal Financial and
      G. William Newton           Accounting Officer) and
                                  Director

              *
------------------------------  Director
       Douglas R. Kelly

              *
------------------------------  Director
       John J. Ray III

  *By:       /s/ G. WILLIAM
            NEWTON
------------------------------
      G. William Newton
       ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Union Underwear Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Chicago, State of Illinois on the 20th day of July, 1999.


                                UNION UNDERWEAR COMPANY, INC.

                                By:            /s/ G. WILLIAM NEWTON
                                     ------------------------------------------
                                                 G. William Newton
                                Its:    SENIOR VICE PRESIDENT -- FINANCE AND
                                           ACTING CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on July 20, 1999:



             NAME                         TITLE
------------------------------  --------------------------


                                Chief Executive Officer,
              *                   President and Chief
------------------------------    Operating Officer
        William Farley            (Principal Executive
                                  Officer)

                                Senior Vice President --
                                  Finance and Acting Chief
    /s/ G. WILLIAM NEWTON         Financial Officer
------------------------------    (Principal Financial and
      G. William Newton           Accounting Officer) and
                                  Director

  *By:       /s/ G. WILLIAM
            NEWTON
------------------------------
      G. William Newton
       ATTORNEY-IN-FACT